Exhibit 10.1

CREDIT AGREEMENT

Between

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.,

as the Borrower

and

PNC BANK, NATIONAL ASSOCIATION,

as the Bank

Dated as of February 27, 2009

TABLE OF CONTENTS

		Page
LIST OF EXHIBITS		iv

LIST OF SCHEDULES		i

ARTICLE 1.	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	11

ARTICLE 2.	THE LOANS	11
2.1	Revolving Credit Commitment	11
2.2	Term Loan Facility	12
2.3	Interest	13
2.4	Yield Protection; Indemnity	15
2.5	Capital Adequacy	15
2.6	Payments	16
2.7	Loan Account	16
2.8	Payment of Certain Fees	16
2.9	Payment From Accounts Maintained by Borrower	16
2.10	Late Payment	17
2.11	Letter of Credit Subfacility	17

ARTICLE 3.	SET-OFF AND SECURITY INTERESTS	20
3.1	Set-Off	20
3.2	Form of Subsidiary Guaranties	20

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES	20
4.1	Existence	20
4.2	Capitalization; Ownership; Title to Shares	20
4.3	Subsidiaries and Other Investments	21
4.4	Power and Authority	21
4.5	Validity and Binding Effect	21
4.6	No Conflict	21
4.7	Financial Matters	21
4.8	Material Adverse Change	21
4.9	Solvency	21
4.10	Litigation	21
4.11	Compliance with Laws	21
4.12	Labor Matters	22
4.13	Title to Properties	22
4.14	Tax Returns and Payments	23
4.15	Intellectual Property	23
4.16	Insurance	23
4.17	Consents and Approvals	23
4.18	No Defaults	23
4.19	Plans and Benefit Arrangements	23
4.20	Environmental Matters	24
4.21	Margin Stock	25
4.22	Business of Subsidiaries.	25
4.23	Violations of Anti-Terrorism Laws	25
4.24	Trading with the Enemy	26
4.25	Fiscal Year	26
4.26	Material Contracts; Burdensome Restrictions	26
4.27	Investment Company Act	26
4.28	Public Utility Holding Company Act	26
4.29	Jurisdictions	26
4.30	Bank Accounts	26

4.31	Tax Shelter Regulations	26
4.32	Full Disclosure	26

ARTICLE 5.	AFFIRMATIVE COVENANTS	26
5.1	Use of Proceeds	26
5.2	Delivery of Financial Statements and Other Information	27
5.3	Preservation of Existence; Qualification	29
5.4	Compliance with Laws and Contracts	29
5.5	Accounting System; Books and Records	29
5.6	Payment of Taxes and Other Liabilities	29
5.7	Insurance	29
5.8	Maintenance of Properties	29
5.9	Maintenance of Leases	30
5.10	Maintenance of Patents, Trademarks, Permits, Etc.	30
5.11	Bank Accounts	30
5.12	Plans and Benefit Arrangements	30
5.13	Environmental Matters and Indemnification	30
5.14	Visitation Rights	30
5.15	Further Assurances; Power of Attorney	30

ARTICLE 6.	NEGATIVE COVENANTS	31
6.1	Indebtedness	31
6.2	Guarantees	31
6.3	Encumbrances	31
6.4	Financial Covenants	31
6.5	Limitation on Dividends and Stock Repurchases.	32
6.6	Liquidations, Mergers, Consolidations, Acquisitions, Etc.	32
6.7	Dispositions of Assets	32
6.8	Loans and Other Advances	33
6.9	Investments	33
6.10	Affiliate Transactions	33
6.11	Use of Proceeds	33
6.12	Change of Business	33
6.13	Change of Fiscal Year	33
6.14	ERISA	33
6.15	Amendments to Certain Documents	34
6.16	Limitation on Negative Pledge Clauses	34

ARTICLE 7.	CONDITIONS TO MAKING EXTENSIONS OF CREDIT	34
7.1	All Loans	34
7.2	Initial Extension of Credit	34

ARTICLE 8.	EVENTS OF DEFAULT; REMEDIES	36
8.1	Events of Default	36
8.2	Remedies	37

ARTICLE 9.	GENERAL PROVISIONS	38
9.1	Amendments and Waivers	38
9.2	Taxes	38
9.3	Expenses	39
9.4	Notices	39
9.5	Participations	39
9.6	Successors and Assigns	40
9.7	Confidentiality	40
9.8	Severability	40
9.9	Interest Limitation	40
9.10	Survival	40
9.11	GOVERNING LAW	40
9.12	FORUM	41

- ii -

9.13	Non-Business Days	41
9.14	Integration	41
9.15	Headings	41
9.16	Counterparts; Effectiveness	41
9.17	WAIVER OF JURY TRIAL	41
9.18	General Indemnity	41
9.19	Timing	42
9.20	Bank Not Liable	42
9.21	Termination of 2005 Credit Agreement	42

- iii -

LIST OF EXHIBITS

Exhibit Designation	Exhibit	Principal Section Reference
A	Revolving Credit Note	2.1e

B	Term Note	2.2c

C	Compliance Certificate	5.2c

D	Guaranty Agreement	7.2d

E	Subordination Agreement	7.2f

- iv -

LIST OF SCHEDULES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 27, 2009 (as more fully defined below the “Agreement”), entered into by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (as more fully defined below the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (as more fully defined below the “Bank”).

RECITALS:

WHEREAS, the Borrower has requested that the Bank establish for the Borrower certain credit accommodations consisting of (i) revolving credit loans in the aggregate principal amount not to exceed $15,000,000.00, and (ii) term loans in the aggregate principal amount not to exceed $12,000,000.00, all as provided for herein; and

WHEREAS, the Borrower desires to borrow, and the Bank desires to make available to the Borrower from time to time the loans and other extensions of credit hereinafter set forth, under and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises (each of which is incorporated herein by reference) and the mutual promises contained herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, including the preamble and recitals hereto, the following terms shall have the respective meanings set forth below or in the Section of this Agreement referred to, unless the context otherwise requires:

Additional Equity Infusion: Receipt by the Borrower on and after the Closing Date of the net proceeds of a public offering or private placement of Borrower’s equity securities.

Affiliate: As to any Person, any other Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, or (ii) which beneficially owns or holds 25 percent or more of any class of the voting securities of the Borrower or 25 percent or more of the voting stock (or in the case of a Person which is not a corporation, 25 percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Borrower or a Subsidiary. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors of a corporation or trustees of a trust, as the case may be.

Agreement: On and after the Closing Date, as used in each Loan Document except the Working Cash Sweep Agreement, this Credit Agreement, all exhibits and schedules hereto and all extensions, renewals, amendments, substitutions and replacements hereof and hereto; and on and after the Closing Date when this Agreement is referred to in the Working Cash Sweep Agreement it shall be referred to as the “Credit Agreement”.

Anti-Terrorism Laws: Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee: The percentage (expressed in basis points) determined from time to time based upon the ratio of the Borrower’s Consolidated Total Indebtedness to the Borrower’s Consolidated EBITDA which corresponds to the range of ratios in which the Borrower’s Consolidated Total Indebtedness to Consolidated EBITDA Ratio, as at the end of the preceding fiscal quarter, falls:

Consolidated Total Indebtedness to Consolidated EBITDA Ratio	Applicable Commitment Fee
Less than 1.50 to 1.0	0.25%

Greater than or equal to 1.50 to 1.0 but less than 2.75 to 1.0	0.375%

Greater than or equal to 2.75 to 1.0	0.50%

All such adjustments shall be determined as of the date that the Borrower’s quarterly financial statements and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c.

Applicable Margin: The percentage (expressed in basis points) determined from time to time based upon the ratio of the Borrower’s Consolidated Total Indebtedness to the Borrower’s Consolidated EBITDA, as at the end of the preceding fiscal quarter, set forth under the relevant column heading below.

	Ratio of Consolidated Total Indebtedness to Consolidated EBITDA	Revolving Credit Loans		Term Loan
		LIBOR Rate	Base Rate	LIBOR Rate	Base Rate
LEVEL I	Less than 1.50 to 1.0	162.5	62.5	212.5	112.5
LEVEL II	Equal to or greater than 1.50 to 1.0 but less than 2.75 to 1.0	225	125	275	175
LEVEL V	Greater than or equal to 2.75 to 1.0	300	200	350	250

All such adjustments shall be determined as of the date that the Borrower’s annual and quarterly financial statements, and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c.

Authorized Officer: The Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice President or the Treasurer of the Borrower. The Bank shall be entitled to rely on the incumbency certificate delivered pursuant to Section 7.2 for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Bank a revised, fully-executed incumbency certificate.

Bank: PNC Bank, National Association, a national banking association, and its successors and assigns.

Base Rate: A fluctuating rate of interest per annum equal to the greatest of (i) the Prime Rate, (ii) the sum of (A) the Federal Funds Open Rate plus (B) 1/2 of one percent (.50%), or (iii) the sum of (A) the Daily LIBOR Rate plus (B) one percent (1.00%).

Base Rate Option: The ability of the Borrower to elect to have all or any portion of the Loans bear interest at the Interest Rate Option set forth in Subsection 2.3a(i).

Benefit Arrangement: An “employee benefit plan”, within the meaning of Section 3(3) of ERISA, which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any ERISA Affiliate for the benefit of employees of the Borrower or any ERISA Affiliate.

Blocked Person: (1) A person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No,. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person with which any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (6) a Person who is affiliated or associated with any of the foregoing.

Borrower: Universal Stainless & Alloy Products, Inc., a Delaware corporation, and its successors and permitted assigns.

Borrowing Tranche: Each portion of the Loans bearing interest at a discrete LIBOR Rate Option, that portion of the Revolving Credit Loans bearing interest at the Base Rate Option and that portion of the Term Loan bearing interest at the Base Rate Option.

Business Day: A day other than a Saturday or a Sunday on which the Bank and the Trustee are open for business.

Capital Adequacy Event: This term shall have the meaning given it in Section 2.5.

Capital Compensation Amount: This term shall have the meaning given it in Section 2.5.

Capital Expenditure: Any expenditure which would be classified as a capital expenditure in accordance with GAAP.

Capitalized Lease: Any lease of property by a Person, or any Consolidated Subsidiary of such a Person, as lessee, which would be capitalized on the Consolidated balance sheet of such a Person prepared in accordance with GAAP.

Capitalized Lease Obligations: The amount of the Consolidated obligations of a Person under Capitalized Leases which would be shown as a liability on a balance sheet of such a Person prepared in accordance with GAAP.

Closing Date: February 27, 2009, or such other date as is mutually agreeable to the parties hereto.

Closing Fee: A closing fee equal to $67,500.

Commitment Fee: The fee described in Section 2.8.

Compliance Certificate: A certificate substantially in the form of Exhibit “C” which has been executed by an Authorized Officer and delivered to the Bank.

Consolidated: The consolidation in accordance with GAAP of the items as to which such term applies.

Consolidated Debt Service: The Consolidated scheduled payments of principal and interest on Indebtedness of the Borrower and its Subsidiaries during the relevant fiscal period.

Consolidated Excess Cash Flow: The amount by which, as the end of the relevant fiscal period, the Borrower’s EBITDA for such period exceeds the Borrower’s Consolidated Fixed Charges for such period.

Consolidated Fixed Charges: Without duplication, the sum of the Borrower’s and its Subsidiaries’ Consolidated interest expense, Consolidated tax expense less any deferred portion of such tax expense, scheduled payments of principal of Consolidated Total Indebtedness, payments due under Capitalized Leases and Capital Expenditures which are not Funded Capital Expenditures during the relevant fiscal period.

Consolidated Net Income: The Consolidated net income of the Borrower and its Subsidiaries for the period in question, after deducting all Consolidated operating expenses, provisions for all taxes and all other proper deductions, all determined in accordance with GAAP.

Consolidated Tangible Net Worth: The Borrower’s Consolidated stockholders’ equity, after subtracting all items properly classified as intangible, as determined in accordance with GAAP consistently applied.

Consolidated Total Indebtedness: The Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis, net of excess cash balances, all as determined in accordance with GAAP consistently applied.

Contamination: The presence of any Hazardous Substance at any real property owned or leased by the Borrower which requires investigation, clean-up or remediation under any Environmental Law.

Credit Amount: A “Credit Amount” as defined in the Working Cash Sweep Agreement.

Daily LIBOR Rate: For any day, the rate per annum determined by the Bank dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any Eurocurrency funding by banks on such day.

Default: Any condition, event, omission or act which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

Default Rate: The rate of interest charged pursuant to Section 2.3b(iv) hereof.

Dollars or $: The legal tender of the United States of America.

Dunkirk: Dunkirk Specialty Steel, LLC, a Delaware limited liability company, and a Subsidiary of Borrower and a guarantor of the Indebtedness issued hereunder.

EBITDA: For the period in question (tested on a rolling four-quarters basis as of the end of the Fiscal Quarter in question): the sum of (i) Consolidated Net Income, plus (ii) Consolidated income tax expense, plus (iii) Consolidated interest expense, plus (iv) Consolidated depreciation expense, plus (v) Consolidated amortization expense, each determined in accordance with GAAP, excluding (A) any Consolidated non-recurring or extraordinary income or losses for such period in question determined in accordance with GAAP and (B) the Net Income of any other Person acquired by the Borrower in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition.

Encumbrance: Any security interest, mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code) in, upon, or against any asset of the Borrower or any Subsidiary, whether or not voluntarily given.

Environmental Claim: Any written claim, suit notice or order made by a Person (including without limitation a Governmental Authority) or any written demand made by a Governmental Authority with respect to the Borrower or Dunkirk or any of their respective properties, whether owned or leased, that: (i) asserts a violation of an Environmental Law; (ii) asserts a liability under an Environmental Law; (iii) orders investigations, corrective action, remediation or other response under an Environmental Law; (iv) demands information under an Environmental Law; (v) alleges personal injury or property damage resulting from Hazardous Substances; or (vi) alleges that there is or may be Contamination.

Environmental Law: Any Governmental Rule concerning protection or regulation of the discharge of substances into the environment, including but not limited to those concerning air emissions, water discharges and treatment, storage tanks, and the handling, generation, treatment, storage and disposal of waste materials, chemical substances, pollutants, contaminants, toxic substances, pathogens, radioactive materials or hazardous substances of any kind, whether solid, liquid or gaseous.

ERISA: The Employee Retirement Income Security Act of 1974 or any successor legislation thereto, and the rules and regulations promulgated thereunder, including any amendments to any of the foregoing.

ERISA Affiliate: Any member of a controlled group of corporations under Section 414(b) of the Internal Revenue Code of which the Borrower is a member, and any trade or business (whether or not incorporated) under common control with the Borrower under Section 414(c) of the Internal Revenue Code, and all other entities which, together with the Borrower, are or were treated as a single employer under Sections 414(m) or 414(o) of the Internal Revenue Code.

Excluded Taxes: Any Tax imposed on the Bank’s net income or capital by any Governmental Authority as a result of the Bank (a) carrying on a trade or business or having a permanent establishment in such jurisdiction, (b) being organized under the laws of such jurisdiction, or (c) being or being deemed to be resident in such jurisdiction.

Executive Order No. 13224: This term shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been or shall hereafter be renewed, extended, amended or replaced.

Event of Default: Any of the events specified in Section 8.1.

FDIC: The Federal Deposit Insurance Corporation or any entity succeeding to its functions.

Federal Funds Open Rate: For any day, that rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the daily federal funds open rate as determined pursuant to this sentence on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Fee: Any of the fees payable or to be payable by the Borrower to the Bank or the Trustee pursuant to any of the Loan Documents including but not limited to the Commitment Fee, any Letter of Credit Fee and the Closing Fee.

Fiscal Quarter: Each three-month fiscal period of the Borrower beginning respectively on each successive January 1, April 1, July 1 and October 1 during the term hereof and ending on the immediately succeeding March 31, June 30, September 30 and December 31.

Fiscal Year: Each 12-month fiscal period of the Borrower, currently January 1 to December 31.

Funded Acquisition: The purchase, lease or other acquisition of all or substantially all of the assets of any Person or the purchase or other acquisition of all or substantially all of the capital stock or other equity interests of any Person, any of which is funded entirely by (A) cash of the Borrower and/or proceeds of Revolving Credit Loans, (B) Indebtedness permitted by item (vi) of Section 6.1, (C) an Additional Equity Infusion or (D) a combination thereof.

Funded Capital Expenditure: That portion of any Capital Expenditure which is funded by (w) a Government Loan, (x) an Additional Equity Infusion, (y) the Term Loan or (z) Indebtedness permitted by item (iv) of Section 6.1 hereof.

GAAP: Generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board, its predecessors and its successors, including any official interpretations thereof.

Governmental Authority: Any (i) nation, state, government, jurisdiction or jurisdictional authority (domestic, foreign or international), any political subdivision thereof, and any governmental, quasi-governmental, judicial, public, statutory, administrative or regulatory body, agency, department, bureau, authority, court, commission, board, office, instrumentality, administrative tribunal or other entity of any of the foregoing and any official thereof and (ii) any arbitrator, arbitration tribunal or other non-governmental entity which has jurisdiction over the Borrower or a Subsidiary as a result of (A) the written consent of the Borrower or (B) being vested with such jurisdiction by any Governmental Authority.

Government Loan: The Indebtedness of a Loan Party to a Governmental Authority which is shown on Schedule 1.1a attached hereto or such other Indebtedness of a Loan Party to a Governmental Authority which is permitted pursuant to the terms of Section 6.1(v) hereof or otherwise approved by the written consent of the Bank.

Governmental Rule: Any constitutional provision, law, statute, code, act, rule, regulation, permit, license, treaty, ordinance, order, writ, injunction, decree, judgment, award, standard, directive, decision, determination or holding of any Governmental Authority, whether in existence on the Closing Date or whether issued, enacted or adopted after the Closing Date, and any change therein or in the interpretation or application thereof following the Closing Date.

Guarantors: Dunkirk, Holdings and each other Subsidiary of the Borrower that executes a Guaranty of the Obligations in favor of the Bank; and the term “Guarantor” refers to any of the Guarantors.

Guaranty: As to any Person, any obligation, direct or indirect, by which such Person undertakes to guaranty, assume or remain liable for the payment of a second Person’s obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person’s failure to pay or perform, (iv) agreements to remain liable on obligations assumed by a second Person (other than pursuant to Letters of Credit permitted hereunder), (v) agreements to maintain the capital, working capital, solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the nondelivery of such products, materials or supplies or the nonfurnishing of such services.

Guaranty Agreement: A guaranty agreement executed by a Guarantor substantially in the form of Exhibit “D” attached hereto, together in each case with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Hazardous Substance: Any (i) substance which is defined as such or regulated in any manner by any Environmental Law and (ii) petroleum products, including crude oil.

Hedge Obligations: The obligations of a Person under an Interest Hedge Agreement.

Holdings: USAP Holdings, Inc., a Delaware corporation, 100% of the outstanding capital stock of which is owned legally and beneficially by the Borrower.

Holdings Credit Agreement: The credit agreement between the Borrower, as borrower, and Holdings, as lender, dated as of January 1, 2005, as the same may be amended from time to time with the Bank’s prior written consent.

Indebtedness: All of a Person’s (i) obligations and indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under conditional sale or other title retention agreements relating to property purchased, (iv) obligations issued or assumed as the deferred purchase price of property or services, (v) Capitalized Lease Obligations, (vi) Hedge Obligations, (vii) obligations (contingent or matured) with respect to letters of credit, including but not limited to letters of credit whether matured or contingent, (viii) obligations of others secured by any Encumbrance on property or assets owned or acquired by a Person, whether or not the obligations secured thereby have been assumed, and (ix) Guarantees and all other contingent liabilities; provided, however, that Indebtedness shall not include the Borrower’s or any Subsidiary’s accounts payable and accrued liabilities incurred in the ordinary course of business if those accounts payable and accrued liabilities do not constitute obligations to repay borrowed money or deferred purchase price.

Ineligible Securities: Any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Bank Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Interest Hedge Agreement: Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, together with all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

Interest Rate Option: Either the Base Rate Option or the LIBOR Rate Option as it applies to the Loans.

Internal Revenue Code: The Internal Revenue Code of 1986, or any successor legislation thereto, and the rules and regulations issued or promulgated thereunder, including any amendments to any of the foregoing.

Investment: The term “Investment” shall have the meaning ascribed to it in the Working Cash Sweep Agreement.

Leased Properties: All lands and premises described in Schedule 1.1b which are leased by a Loan Party and any other lands and premises which are leased by the Borrower or a Subsidiary of the Borrower as the lessee.

Letter of Credit: Any letter of credit issued by the Bank pursuant to this Agreement.

Letter of Credit Fee: The fee described and defined in Section 2.11b.

LIBOR Rate: With respect to Borrowing Tranches to which the LIBOR Rate Option applies for any LIBOR Rate Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest  1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAMI (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Bank which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Rate Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Interest Period and having a borrowing date and a maturity comparable to such LIBOR Rate Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAMI (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on

LIBOR Rate =	Bloomberg Page BBAMI
1.00 - LIBOR Rate Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Borrowing Tranche to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Interest Period: Any individual period of one, two, three months or such longer period of time agreed to by the Bank from time to time commencing on the date a LIBOR Rate Option is exercised; provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding Business Day, (ii) any LIBOR Rate Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such LIBOR Rate Interest Period is to end shall end on the last Business Day of such subsequent month, (iii) no LIBOR Rate Interest Period for the Revolving Credit Loans may end after the Revolving Credit Termination Date, and (iii) no LIBOR Rate Interest Period for the Term Loan may end after the Term Loan Maturity Date.

LIBOR Rate Loan: All or any portion of the Revolving Credit Loans or Term Loan, as the case may be, bearing interest under the LIBOR Rate Option, as set forth in Subsection 2.3a (ii).

LIBOR Rate Option: The ability of the Borrower to elect LIBOR Rate Loans, as set forth in Subsection 2.3a(ii).

LIBOR Rate Reserve Percentage: The maximum percentage (expressed as a decimal rounded upward to the nearest   1/100th of 1%), as determined by the Bank which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System.

Loan: A Revolving Credit Loan or the Term Loan; and the term “Loans” means collectively the Revolving Credit Loans and the Term Loan.

Loan Account: The loan account referred to in Section 2.7.

Loan Document: Any of this Agreement, any Note, any Letter of Credit, any application for Letter of Credit, any Reimbursement Agreement, the Working Cash Sweep Agreement, any other cash management agreement, any Interest Hedge Agreement to which the Borrower is a party thereto and the Bank or an Affiliate of the Bank is the counterparty, any Subordination Agreement to which the Borrower is a party as a borrower and the Bank is party as a lender and all other documents and instruments executed and delivered from time to time to govern, evidence or secure the Obligations, and the exhibits, schedules, statements, reports, certificates and other documents required by, or related to, any of the foregoing, and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Loan Party: Any of the Borrower or any Guarantor; and the term “Loan Parties” means collectively, the Borrower and Guarantors.

Material Adverse Change: Any circumstance or event which (i) has or could reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (ii) is material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (iii) impairs materially the ability of the Borrower and the Guarantors to duly and punctually pay or perform the Obligations, or (iv) impairs materially the ability of the Bank, to the extent permitted, to enforce the Bank’s legal remedies pursuant to this Agreement and the other Loan Documents.

Minimum Consolidated Tangible Net Worth: Means as of the Closing Date a Consolidated Tangible Net Worth equal to at least $135,000,000; and for each Fiscal Quarter ending thereafter 50% of the Consolidated Net Income for the Fiscal Quarter just ended plus the Minimum Consolidated Tangible Net Worth calculated as of the later of (i) the Closing Date or (ii) the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in question.

Money Purchase Plan: Any Benefit Arrangement subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Internal Revenue Code.

Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

Net Cash Proceeds: The cash proceeds to the Borrower of any disposition of assets permitted by items (ii) and (iii) of Section 6.7, as applicable, less the sum of (i) reasonable costs associated with such disposition of assets, (ii) all Federal, state and local taxes assessed against or paid by the Borrower in connection therewith and (iii) in the case any disposition of assets permitted by items (ii) and (iii) of Section 6.7, the principal amount of any Indebtedness (other than the Loans) which is secured by any asset disposed of and which is required to be repaid in connection therewith.

Note: The Revolving Credit Note or the Term Note; and the term “Notes” means collectively, the Revolving Credit Note and the Term Note.

Obligations: Collectively, (i) all unpaid principal and accrued and unpaid interest under the Loans, (ii) all accrued and unpaid Fees hereunder or under any of the other Loan Documents, (iii) all obligations (contingent or matured) due the Bank pursuant to draws on Letters of Credit, (iv) all Hedge Obligations of a Loan Party to the Bank, (v) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, Fees, costs, expenses, prepayment premiums, and other obligations of the Borrower or any Subsidiary to the Bank or any indemnified party hereunder and thereunder, (vi) all other existing and future Indebtedness of the Borrower or any Subsidiary to the Bank under any other agreement or instrument between the Borrower or any Subsidiary and the Bank or among the Borrower or any Subsidiary, the Bank and any other Person, including without limitation any Interest Hedge Agreement and the P Card Agreement, and (vii) all reasonable out-of-pocket costs and reasonable expenses incurred by the Bank in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Bank’s counsel.

Outstanding Revolving Credit Amount: The sum of the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate Stated Amounts of all outstanding Letters of Credit, including any unreimbursed draws on Letters of Credit which have not yet been converted to Revolving Credit Loans.

Owned Property: The lands and premises of a Loan Party owned in fee and described in Schedule 1.1b and all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on these lands.

P Card Agreement: That certain VISA Purchasing Card Agreement by and between the Borrower and the Bank executed as of November 1, 2000 by the Borrower and executed as of November 28, 2000 by the Bank, as the same may be amended, modified or supplemented from time to time.

Parent Account: The parent account as so designated in the Working Cash Sweep Agreement and referred to in the Working Cash Sweep Agreement as the “DDA”.

Participant: Any bank or financial institution which acquires from the Bank an undivided interest in the Bank’s Revolving Credit Commitment, in the Loans or in the Letters of Credit, pursuant to Section 9.5.

Participation: The sale, made in accordance with the provisions of Section 9.5, by the Bank to any Participant of an undivided interest in the Bank’s Revolving Credit Commitment, in the Loans or in the Letters of Credit.

PBGC: The Pension Benefit Guaranty Corporation established pursuant to ERISA, or any entity succeeding to any or all of its functions under ERISA.

Permitted Encumbrance: Any of the following:

(i) Encumbrances granted to the Bank;

(ii) Encumbrances for taxes, assessments, governmental charges or levies on any of a Loan Party’s properties if such taxes, assessments, governmental charges or levies (A) are not at the time due and payable or if they can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which the applicable Loan Party has created adequate reserves, and (B) are not pursuant to any Environmental Law;

(iii) Pledges or deposits to secure payment of workers’ compensation obligations, unemployment insurance, deposits or indemnities to secure public or statutory obligations or for similar purposes;

(iv) Encumbrances arising out of judgments or awards against a Loan Party with respect to which enforcement has been stayed and such Person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which the applicable Loan Party has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate Dollar amount of such liens exceed $100,000;

(v) Mechanics’, carriers’, workmen’s, repairmen’s and other similar statutory liens incurred in the ordinary course of a Loan Party’s business, so long as the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings diligently conducted;

(vi) Security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and a Loan Party;

(vii) Encumbrances existing on the Closing Date and listed on Schedule 6.3; provided, however, that the Dollar amount of the obligation secured by any such Encumbrance shall not exceed the amount shown opposite such Encumbrance on Schedule 6.3; and

(viii) Security interests in favor of lenders whose loans to a Loan Party are permitted pursuant to Subsections 6.1(iv).

Person: Any individual, partnership, corporation, association, trust, business trust, joint venture, joint stock company, limited liability company, unincorporated organization or enterprise or Governmental Authority.

Plan: Any employee pension benefit plan other than a Multiemployer Plan which is covered by Title IV of ERISA and which either (i) is maintained by the Borrower and/or any ERISA Affiliate of the Borrower for employees of the Borrower and/or any ERISA Affiliate or (ii) has at any time within the preceding five years been maintained by the Borrower and/or any entity which was an ERISA Affiliate at such time for their respective employees.

Prime Rate: For any day, a fluctuating interest rate per annum equal to the rate of interest which the Bank announces from time to time as its prime lending rate, which rate may not be the lowest rate then being charged by the Bank to certain commercial borrowers.

Prohibited Transaction: A “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Published Rate: The rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Bank); provided, however, that if such day is not a Business Day, the Published Rate for such day shall be the Published Rate on the immediately preceding Business Day.

Qualified Bank: A bank or trust company organized under the laws of the United States of America or any state thereof, having either (i) capital, surplus and undivided profits aggregating at least $250,000,000 or (ii) total assets in excess of $1,000,000,000 and whose long-term certificates of deposit are rated “AA” or better by Standard and Poor’s Rating Group, a division of McGraw Hill, Inc. or “Aa” or better by Moody’s Investors Service, Inc.

Regulation T, U and X: Regulation T, Regulation U and Regulation X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 220 et seq., Part 221 et seq., and Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.

Reimbursement Agreement: Any Reimbursement Agreement relating to a Letter of Credit issued by the Bank for the account of the Borrower or an Affiliate pursuant to which the Borrower agrees to reimburse the Bank for any draw against such Letter of Credit.

Reportable Event: A “reportable event” described in Section 4043(b) of ERISA and in 29 C.F.R. Part 2615.

Revolving Credit Commitment: The obligation of the Bank to make available to the Borrower an amount which, when added to the aggregate Stated Amounts of all Letters of Credit, plus any Unreimbursed L/C Draws on Letters of Credit which have not yet been converted to Revolving Credit Loans, does not exceed $15,000,000.00.

Revolving Credit Loan: An individual borrowing under the Revolving Credit Commitment; and the term “Revolving Credit Loans” refers to all such borrowings under the Revolving Credit Commitment.

Revolving Credit Note: The Revolving Credit Note, in substantially the form of Exhibit “A” duly executed by the Borrower and delivered to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Revolving Credit Termination Date: June 30, 2012, as such date may be extended upon written consent of the Bank which consent is within the sole discretion of the Bank.

SEC: The Securities and Exchange Commission and any entity succeeding to its functions.

Section 20 Subsidiary: The Subsidiary of the bank holding company controlling the Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Solvent: As to any Person, the condition which exists when such Person (i) owns assets whose value (both at fair market value and present fair saleable value) is, on the date of determination, greater than the amount of such Person’s liabilities (including without limitation contingent and unliquidated liabilities), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Stated Amount: As to any Letter of Credit, the lower of (i) the face amount thereof or (ii) the remaining available undrawn amount thereof (regardless of whether any conditions for drawing could then be met).

Subordination Agreement: A Subordination Agreement substantially in the form of Exhibit “E” together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Subordinated Indebtedness: Indebtedness subordinated to the Obligations in a manner satisfactory to the Bank, including without limitation as set forth in any Subordination Agreement.

Subsidiary: (i) Any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by another Person or one or more of such other Person’s subsidiaries, (ii) any partnership of which such other Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such other Person or one or more of such other Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such other Person or one or more of such other Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such other Person or one or more of such other Person’s Subsidiaries.

Tax or Taxes: All taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax, including PBGC, any state or provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any installments, and any interest, fines and penalties, imposed by any Governmental Authority, whether disputed or not.

Termination Event: (i) A Reportable Event with respect to a Plan or an event described in Section 4062(e) of ERISA with respect to a Plan, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a Plan year in which the Borrower or such ERISA Affiliate was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, (iii) the incurrence of liability by the Borrower or such ERISA Affiliate under Section 4064 of ERISA upon the termination of a Plan, (iv) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (v) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (vi) any other event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

Term Loan: The Term Loan described in Section 2.2 hereof.

Term Loan Commitment: The obligation of the Bank to make available to the Borrower, pursuant to the terms hereof, the Term Loan.

Term Loan Maturity Date: February 28, 2014.

Term Note: The Term Note in substantially the form of Exhibit “B” duly executed by the Borrower and delivered to the Bank, together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

Trading with the Enemy Act: This term shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

Unfunded Benefit Liabilities: With respect to any Plan, the amounts described in Section 4001(a)(18) of ERISA.

Uniform Commercial Code: The Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania, as amended from time to time.

Unreimbursed L/C Draw: Such sum defined in Section 2.11e hereof.

USWA Agreement: Each of the several Collective Bargaining Agreements between the Borrower and the United Steelworkers of America and all appendices in effect as of the Closing Date.

Withdrawal Liability: “Withdrawal liability” as defined by the provisions of Part 1 of Subtitle E to Title IV of ERISA.

Working Cash Agreements: This Agreement and the Working Cash Sweep Agreement.

Working Cash Sweep Agreement: The Working Cash®, Line of Credit, Investment Sweep Rider dated as of February 27, 2009, by and between the Borrower as the Customer and the Bank and all extensions, renewals, amendments, substitutions and replacements thereto and thereof.

1.2 Other Definitional Provisions. (i) Except as otherwise specified herein, all references in any Loan Document (A) to any Person shall be deemed to include such Person’s successors and assigns, (B) to any applicable law or Governmental Rule defined or referred to herein shall be deemed references to such applicable law or Governmental Rule as the same may have been or may be amended, supplemented or replaced from time to time and (C) to any Loan Document defined or referred to herein shall be deemed references to such Loan Document (and, in the case of the Note or other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

(ii) When used in any Loan Document, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and the words “Article”, “Section”, “Subsection”, “Schedule”, “Exhibit” and “Annex” shall refer to Articles, Sections and Subsections of, and Schedules, Exhibits and Annexes to, such Loan Document unless otherwise specified.

(iii) Whenever the context so requires, in all Loan Documents the use of or reference to any gender includes the masculine, feminine, and neuter genders, and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.

(iv) All accounting terms used in any Loan Document which are not specifically defined therein shall be construed in accordance with GAAP consistently applied, except as otherwise expressly stated therein.

ARTICLE 2. THE LOANS

2.1 Revolving Credit Commitment.

2.1a Revolving Credit Loans. The Bank agrees, subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, that the Borrower shall have the right to borrow, repay and reborrow, from the date hereof until the Revolving Credit Termination Date, an aggregate principal amount which, together with the aggregate Stated Amounts of all outstanding Letters of Credit, plus any Unreimbursed L/C Draws thereunder which have not been converted to Revolving Credit Loans, shall not exceed $15,000,000 in the aggregate at any one time outstanding.

2.1b Voluntary Reductions of Revolving Credit Commitment. Upon at least ten Business Days’ prior written notice to the Bank, the Borrower may from time to time permanently reduce the Revolving Credit Commitment, and, to the extent of such reduction, the portion of the Revolving Credit Commitment shall no longer be available for borrowing. Simultaneously with any such voluntary permanent reduction, the Borrower shall make a payment of the outstanding Revolving Credit Loans equal to the excess, if any, of (A) the Outstanding Revolving Credit Amount over (B) the Revolving Credit Commitment, as so reduced. Each such reduction shall be in a minimum principal amount of $500,000 or, if in excess of $500,000, in integral multiples of $250,000. Notice of a reduction, once given, shall be irrevocable. All voluntary prepayments shall be accompanied by all accrued and unpaid interest thereon, and all amounts due pursuant to Section 2.4, if any.

2.1c Advance Procedures. In the event that the assets transferred into the Parent Account from the Investment under the Working Cash Sweep Agreement are insufficient to cover the Credit Amount, the Bank shall on behalf of the Borrower advance an amount equal to the lesser of (i) the remaining amount of the Credit Amount or (ii) the remaining availability under the Revolving Credit Commitment.

2.1d Payment Terms. Any Excess Funds in the Parent Account shall, to the extent available at the end of any Business Day, be automatically applied to the repayment of the outstanding balance of the Revolving Credit Loans. In addition, the outstanding principal balance of the Revolving Credit Loans and any accrued and unpaid interest thereon shall be due and payable on the Revolving Credit Termination Date. If any payment hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest with such payment. Borrower hereby authorizes the Bank to charge the Parent Account or any deposit account maintained by the Borrower, individually or jointly with others with the Bank for any payment when due hereunder. Payments received will be applied to charges, fees, expenses, accrued interest and principal in any order the Bank may choose in its sole discretion.

2.1e Revolving Credit Note. The obligation of the Borrower to repay on or before the Revolving Credit Termination Date the aggregate unpaid principal amount of all Revolving Credit Loans shall be evidenced by the Revolving Credit Note substantially in the form of Exhibit “A” attached hereto, executed by the Borrower and delivered to the Bank. Borrowing Tranches, Interest Rate Options, the rate of interest accruing on Revolving Credit Loans and the terms of payment of such accrued interest with respect to Revolving Credit Loans shall be governed by the terms of Working Cash Sweep Agreement so long as the Working Cash Sweep Agreement has not been terminated.

2.1f Termination of Working Cash Sweep Agreement. The Working Cash Sweep Agreement may be terminated by the Borrower or the Bank on thirty (30) day’s prior written notice from the Person terminating the Working Cash Sweep Agreement to the other party thereto. During such thirty (30) day period the Bank and the Borrower shall attempt to agree on an alternative mechanism for funding Revolving Credit Loans under this Agreement. Failure of the Borrower and the Bank to agree on an alternative funding mechanism shall constitute an Event of Default hereunder at the end of such thirty (30) day period.

2.2 Term Loan Facility.

2.2a Term Loan Commitment. On the date hereof, the Bank extends to the Borrower a term loan facility of $12,000,000. Subject to the terms hereof and relying on the representations and warranties herein set forth, the Borrower shall have the right to borrow the Term Loan on the Business Day which is three (3) Business Days after the Closing Date in the principal amount of $12,000,000. On the Business Day which is three (3) Business Days after the Closing Date, the Bank shall advance the Term Loan in immediately available funds (i) to the Borrower by deposit of such funds into the demand deposit account of the Borrower maintained with the Bank or (ii) at the direction of the Borrower pursuant to such written instructions of the Borrower delivered in writing to the Bank on the Closing Date. The parties hereto acknowledge and agree that only one advance of the full amount of the Term Loans shall be made pursuant to this Section 2.2a on the Business Day which is three (3) Business Days after the Closing Date.

2.2b Request for Borrowing Tranches Applicable to the Term Loan. Each request for a Borrowing Tranche applicable to the Term Loan on the date of the advance of the Term Loan pursuant to Section 2.2a hereof or a conversion of an existing Interest Rate Option applicable to the Term Loan shall be made to the Bank orally or in writing, by an Authorized Officer, (i) by 10:00 A.M. (Pittsburgh, Pennsylvania time) on the date of the advance of the Term Loan pursuant to Section 2.2a hereof or on the Business Day of the proposed conversion to bear interest at the Base Rate Option and (ii) by 12:00 noon (Pittsburgh, Pennsylvania time) at least two Business Days prior to the date or the date of the advance of the Term Loan pursuant to Section 2.2a hereof or the conversion of any portion of the Term Loan to bear interest at the LIBOR Rate Option. Each request shall specify the date of the advance of the Term Loan pursuant to Section 2.2a hereof or the date on which such conversion of an existing Interest Rate Option is to be made, the amount thereof and, if applicable, the LIBOR Rate Interest Period therefor. Any oral request for a conversion of an existing Interest Rate Option shall be followed immediately by the Borrower’s written request therefore. A request from the Borrower pursuant to this Section 2.2b, with respect to the Term Loan or any portion thereof which is to bear interest at the LIBOR Rate Option, shall irrevocably commit the Borrower to accept such LIBOR Rate Loan on the date specified in such request.

2.2c Term Note. The obligation of the Borrower to repay on or before the Term Loan Maturity Date, the aggregate unpaid principal amount of the Term Loan shall be evidenced by the Term Note substantially in the form of Exhibit “B” hereto, which shall be executed and delivered to the Bank on the Closing Date. Subject to the terms of Section 7.2 hereof, the Bank shall disburse the Term Loan to the Borrower on the Business Day which is three (3) Business Days after the Closing Date in accordance with the closing instructions executed by the Borrower and the Bank. Each selection or conversion of an Interest Rate Option applicable to the Term Loan shall be in the minimum principal amount of $1,000,000 or if in excess of $1,000,000 in integral multiples of $500,000.

2.2d Principal Payments on the Term Loan.

(i) Scheduled Principal Payments. Principal of the Term Loan shall be repaid in sixteen (16) consecutive quarterly installments beginning May 31, 2010, and continuing thereafter on the last day of each August, November, February and May to and including the Term Loan Maturity Date. Each of the first eight quarterly principal installments will be in an amount equal to $600,000; and each of the ninth through the fifteenth quarterly principal installments will be in an amount equal to $900,000. The final quarterly principal installment due on February 28, 2014, shall be in an amount equal to the unpaid principal balance of the Term Loan plus all accrued and unpaid interest thereon.

(ii) Voluntary Prepayments. The Borrower, subject to the terms hereof, shall have the right, at its option, to prepay the Term Loan in whole at any time or in part from time to time. Each partial voluntary prepayment of the Term Loan shall be in the minimum amount of $1,000,000 or, if in excess of $1,000,000, in integral multiples of $500,000. The Borrower shall give the Bank not less than two (2) Business Days’ prior written notice of each prepayment specifying the aggregate principal amount to be prepaid and the date of prepayment. Notice of prepayment having been given as aforesaid, the principal amount specified in such notice shall be due and payable on the prepayment date.

(iii) Mandatory Principal Prepayments. In addition to the payments required pursuant to Subsection 2.2d(i) above, the Borrower shall make the following prepayments:

(A) Asset Sales. The Borrower shall pay to the Bank, as a mandatory prepayment of principal on the Term Loan, the Net Cash Proceeds of any disposition of assets permitted by items (ii) and (iii) of Section 6.7; provided, however no such mandatory prepayment of such Net Cash Proceeds need be made if (I) the Net Cash Proceeds do not exceed in the aggregate $5,000,000 during the term hereof and (II) such Net Cash Proceeds aggregating not more than $10,000,000 are used within one hundred and eighty days of receipt to acquire other Equipment in which the Bank is granted a first and prior Encumbrance.

(B) Casualty. The Borrower shall pay to the Bank, as a mandatory prepayment of principal on the Term Loan, the Net Cash Proceeds of any casualty payment received from an insurance company or eminent domain proceeding; provided, however no such mandatory prepayment of such Net Cash Proceeds need be made if (I) the Net Cash Proceeds do not exceed in the aggregate $5,000,000 during the term hereof and (II) such Net Cash Proceeds aggregating not more than $5,000,000 are used within one hundred and eighty days of receipt to acquire other Equipment or real property for a plant site in which the Bank is granted a first and prior Encumbrance.

(iv) Application of Payment. Each prepayment of principal of the Term Loan, whether voluntary or mandatory shall be applied against the unpaid principal installments of the Term Loan in the inverse order of their normal maturity.

2.3 Interest.

2.3a Interest Rate. During the term hereof, the Borrower, in accordance with the provisions of this Section 2.3, but subject to the terms and conditions of the Working Cash Sweep Agreement with respect to outstanding Revolving Credit Loans, shall have the option of electing from time to time one or more Interest Rate Options set forth below to be applied by the Bank to all or a portion of the Revolving Credit Loans and the Term Loan, as the case may be.

(i) Base Rate Option. Under the Base Rate Option, the Borrowing Tranche of the Revolving Credit Loans or the Term Loan bearing interest as such Option shall bear interest at the Base Rate plus the Applicable Margin for the applicable Loan.

(ii) LIBOR Rate Option. Under the LIBOR Rate Option, the Borrowing Tranches of the Revolving Credit Loans or the Term Loan bearing interest at such Option shall bear interest at a rate per annum equal to the sum of the LIBOR Rate plus the Applicable Margin for the applicable Loan.

2.3b Adjustments to Interest Rates.

(i) Changes in Applicable Margin. The Applicable Margin shall be adjusted as of the day that the Borrower’s annual and quarterly financial statements, and Compliance Certificate are delivered to the Bank pursuant to Sections 5.2a, 5.2b and 5.2c hereof.

(ii) Changes in Prime Rate, Federal Funds Open Rate and Daily LIBOR Rate. The Base Rate shall be adjusted from time to time, without notice to the Borrower, as necessary to reflect any changes in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate, as applicable, which adjustments shall be automatically effective on the day of any such change.

(iii) Changes in LIBOR Rate Reserve Percentage. The LIBOR Rate Option shall be adjusted from time to time, without notice to the Borrower, as necessary to reflect any changes in the LIBOR Rate Reserve Percentage, which adjustments shall be automatically effective on the day of such change.

(iv) Event of Default. Upon the occurrence of and during the continuance of an Event of Default, the outstanding principal amount of the Loans shall bear interest from the date of such occurrence at a rate per annum which is equal to 2% (200 basis points) in excess of the rate or rates which would then otherwise in effect pursuant to this Section 2.3 with respect to such Loans.

2.3c Interest Payment Dates.

(i) Revolving Credit Interest Payment Dates. Interest on the outstanding Revolving Credit Loans bearing interest under the Base Rate Option will be due and payable on or about the last date of each month for the period just ended, with the first such payment due on March 31, 2009. Interest on the outstanding Revolving Credit Loans bearing interest under the LIBOR Rate Option shall be payable on the last day of the relevant LIBOR Rate Interest Period; provided that for LIBOR Rate Interest Periods in excess of three months, interest shall also be payable on the 90th day of such LIBOR Rate Interest Period, on any 180 th or 270th day of such LIBOR Rate Interest Period and on the last day of such LIBOR Rate Interest Period. All interest will be charged to the Parent Account or another account created by the Bank to implement the Working Cash Agreements. In the event that there are insufficient available balances in the Parent Account or such other account to pay interest, the Bank will advance funds on behalf of the Borrower as provided by Subsection 2.1c hereof to the extent the Borrower has availability under the Revolving Credit Commitment. Such additional interest shall be due and payable within ten (10) days. All accrued and unpaid interest on the Revolving Credit Loan shall be due and payable on the Revolving Credit Termination Date.

(ii) Term Loan Interest Payment Dates. Interest due on the outstanding Term Loan bearing interest under the Base Rate Option shall be payable monthly in arrears on the last day of each month for the period just ended, with the first such payment due on March 31, 2009. Interest due on each outstanding Borrowing Tranche of the Term Loan bearing interest under the LIBOR Rate Option shall be payable on the last day of the relevant LIBOR Rate Interest Period; provided that for LIBOR Rate Interest Periods in excess of three months, interest shall also be payable on the 90th day of such LIBOR Rate Interest Period, on any 180 th or 270th day of such LIBOR Rate Interest Period and on the last day of such LIBOR Rate Interest Period. All accrued and unpaid interest on the Term Loan shall be due and payable on the Term Loan Maturity Date.

(iii) Payments After Maturity. After any maturity of any Note or the Obligations, whether on a scheduled maturity date, by acceleration or otherwise, all accrued and unpaid interest shall be due and payable on demand until all amounts due hereunder are paid in full.

2.3d Method of Calculation. The interest rate shall be calculated on the basis of the actual number of days elapsed, using a year of 360 days. Interest for any period shall be calculated from and including the first day thereof to but not including the last day thereof.

2.3e Interest Rate Option Elections, Renewals and Conversions. Subject to the remaining provisions of this Agreement, the Borrower shall have the option to elect to have all or any Borrowing Tranches bear interest at either of the Interest Rate Options and shall have the right to renew elections of Interest Rate Options and convert Borrowing Tranches to the other Interest Rate Option. Notice of the Borrower’s election shall be made in accordance with Section 2.2b. Elections of, conversions to or renewals of the Base Rate Option shall continue in effect until converted to the LIBOR Rate Option. Elections of, conversions to or renewals of the LIBOR Rate Option shall expire as to each such LIBOR Rate Option at the expiration of the applicable LIBOR Rate Interest Period. Any Borrowing Tranches outstanding for which no elections have been made shall bear interest under the Base Rate Option.

2.3f Limitation on Election of LIBOR Rate Options. Each election of the LIBOR Rate Option or the prepayment of all or any LIBOR Rate Loans shall be in the minimum principal amount of $1,000,000 or, if in excess of $1,000,000, in integral multiples of $500,000. At no time during the term hereof may there be more than a total of six (6) separate Borrowing Tranches in effect, no more than four (4) of which may bear interest at the LIBOR Rate Option. Upon the occurrence and during the continuance of an Event of Default, the Borrower’s right to elect, renew or convert to LIBOR Rate Loans shall be suspended.

2.3g Special Provisions Relating to LIBOR Rate Option.

(i) LIBOR Rate Unascertainable. In the event that on any date on which a LIBOR Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the Bank shall give prompt notice of such determination to the Borrower, and until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, renew or convert to the LIBOR Rate Option shall be treated as a request to borrow under, renew or convert to the Base Rate Option.

(ii) Illegality of Offering LIBOR Rate. If the Bank shall determine in good faith, which determination shall be final and conclusive, that compliance by the Bank with any applicable Governmental Rule (whether or not having the force of law), or the interpretation or application thereof by any Governmental Authority has made it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall give notice of such determination to the Borrower. Notwithstanding any provision of this Agreement to the contrary, unless and until the Bank shall give notice to the Borrower that the circumstances giving rise to such determination no longer apply:

(A) with respect to any LIBOR Rate Interest Periods thereafter commencing, interest on the corresponding LIBOR Rate Loans shall be computed and payable under the Base Rate Option; and

(B) on such date, if any, as shall be required by law, any LIBOR Rate Loans then outstanding shall be automatically renewed at the Base Rate Option; and the Borrower shall pay to the Bank the accrued and unpaid interest on such LIBOR Rate Loans to (but not including) such renewal date. The Borrower shall pay the Bank any additional amounts reasonably necessary to compensate the Bank for any out-of-pocket costs incurred by the Bank as a result of any renewal pursuant to item (B) above on a day other than the last day of the relevant LIBOR Rate Interest Period, including, but not limited to, any interest or fees payable by the Bank to lenders of funds obtained by it to loan or maintain the Loans so converted. The Bank shall furnish to the Borrower a certificate showing the calculation of the amount necessary to compensate the Bank for such costs (which certificate, in the absence of manifest error, shall be conclusive), and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within ten (10) days of the Borrower’s receipt of such certificate.

(iii) Inability to Offer LIBOR Rate. In the event that the Bank shall determine, in its sole discretion, that it is unable to obtain deposits in the London interbank market in sufficient amounts and with maturities related to the LIBOR Rate Loans which would enable the Bank to fund such LIBOR Rate Loans, then the Bank shall immediately notify the Borrower that the right of the Borrower to borrow under, convert to or renew the LIBOR Rate Option shall be suspended. Following notification of the suspension of the LIBOR Rate Option, the Borrower agrees to negotiate with the Bank for a modified LIBOR Rate which will allow the Bank to realize its anticipated and bargained-for yield. In the event that the Borrower and the Bank cannot agree on a modified LIBOR Rate, any notice of borrowing under, conversion to or renewal of the LIBOR Rate Option which was to become effective during the period of suspension shall be treated as a request to borrow under, convert to or renew the Base Rate Option with respect to the principal amount specified therein.

(iv) Indemnity. In addition to the other provisions of this Section 2.3g, the Borrower hereby agrees to indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default by the Borrower in failing to make any borrowing, conversion or renewal hereunder to bear interest at the LIBOR Rate Option on the scheduled date, in failing to make when due (whether by declaration, acceleration or otherwise) any payment of any LIBOR Rate Loan or in making any payment or prepayment of any LIBOR Rate Loan or any part thereof on any day other than the last day of the relevant LIBOR Rate Interest Period, including but not limited to any loss of profit, premium or penalty incurred by the Bank in respect of funds borrowed by it for the purpose of making or maintaining any LIBOR Rate Loan as determined in good faith by the Bank in the exercise of its sole but reasonable discretion. The Bank shall furnish to the Borrower a certificate showing the calculation of the amount of any such loss or expense (which certificate, absent manifest error, shall be conclusive), and the Borrower shall pay such amount to the affected Bank within ten days of the Borrower’s receipt of such certificate.

2.4	Yield Protection; Indemnity.

2.4a Yield Protection. If any Governmental Rule or the interpretation or application thereof by any court or any Governmental Authority charged with the administration thereof, or the compliance with any guideline or request from any central bank or other Governmental Authority, whether or not having the force of law:

(i) subjects the Bank to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind hereunder (other than any tax imposed or based upon the income of the Bank and payable to any Governmental Authority or taxing authority of the United States of America or any state thereof) or changes the basis of taxation of the Bank with respect to payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder (other than any change which affects, and to the extent that it affects, the taxation by the United States of America or any state thereof of the total net income of the Bank), or

(ii) imposes, modifies or deems applicable any reserve, special deposit, special assessment or similar requirements against assets held by, deposits with or for the account of or credit extended by the Bank, or

(iii) imposes upon the Bank any other condition with respect to this Agreement,

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank, reduce the rate of return on the Bank’s capital or impose any expense upon the Bank by an amount which the Bank in its sole but reasonable discretion deems to be material, the Bank shall from time to time notify the Borrower of the amount determined by the Bank (which determination, absent manifest error, shall be conclusive) to be reasonably necessary to compensate the Bank (on an after-tax basis) for such increase in cost, reduction in income, reduction in rate of return or additional expense, setting forth the calculations therefor, and the Borrower shall pay such amount to the Bank, as additional consideration hereunder, within 10 days of the Borrower’s receipt of such notice.

2.4b Method of Calculation. In determining the amount due the Bank hereunder by reason of the application of this Section 2.4, the Bank may use any reasonable averaging or attribution method; provided, however, that the Bank must use reasonable efforts to minimize such losses and costs.

2.5 Capital Adequacy. If (i) any adoption of, change in or interpretation of any Governmental Rule, or (ii) compliance with any guideline, request or directive of any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally, including but not limited to regulations set forth at 12 C.F.R. Part 3 (Appendix A), 12 C.F.R. Part 208 (Appendix A), 12 C.F.R. Part 225 (Appendix A) and 12 C.F.R. Part 325 (Appendix A) or any court requires that the commitments of the Bank hereunder be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Bank or any corporation controlling the Bank (a “Capital Adequacy Event”), the result of which is to reduce the rate of return on the Bank’s capital as a consequence of such commitments to a level below that which the Bank could have achieved but for such Capital Adequacy Event, taking into consideration the Bank’s policies with respect to capital adequacy, by an amount which the Bank reasonably deems to be material, the Bank shall promptly deliver to the Borrower a statement of the amount necessary to compensate the Bank for the reduction in the rate of return on its capital attributable to such commitments (the “Capital Compensation Amount”). The Bank shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods. The Bank shall from time to time notify the Borrower of the amount so determined setting forth the calculations therefor (which determination, absent manifest error, shall be conclusive). Such amount shall be due and payable by the Borrower to the Bank 10 Business Days after such notice is given.

2.6 Payments.

2.6a Place and Manner of Payments. All payments of principal, interest, fees, costs and other amounts due hereunder and under the other Loan Documents not credited to the Bank directly pursuant to the terms hereof or of the Working Cash Sweep Agreement shall be made by the Borrower to the Bank at the Bank’s principal office at One PNC Plaza, Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15222, Attention: Corporate Finance Group, not later than 12:00 noon (Eastern time) on the due date. All such payments with respect to the Loans shall be immediately good funds when delivered by the Borrower to the Bank.

2.6b No Set-Off or Deductions. Subject to the terms of Section 9.5c hereof any and all payments made by the Borrower hereunder shall be made to the Bank in full, without set-off or counterclaim and free and clear of and without deduction or withholding for, or on account of, any and all present and future Taxes other than Excluded Taxes. If the Borrower is required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased, as may be necessary, so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum that it would have received had no deductions or withholdings been made, (ii) the Borrower shall make the required deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with any applicable Governmental Rule. The Bank agrees either to repay or credit at Bank’s discretion to the Borrower any refund or tax credit actually received by, or for the benefit of, the Bank for tax amounts paid by the Borrower pursuant to this Section.

2.6c Tax Indemnity. The Borrower shall indemnify the Bank for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrower under this Section paid or payable by the Bank and for any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and for any Taxes (other than Excluded Taxes) levied or imposed with respect to any indemnity payment made under this Section. This indemnification shall be made within 30 days after the date the Bank makes written demand therefor. If such Taxes are not correctly or legally asserted, the Bank will reasonably cooperate with the Borrower at the Borrower’s expense in contesting such assessment.

2.6d Evidence of Payment. Within 30 days after the date of any payment of Taxes withheld by the Borrower in respect of any payment by the Borrower to the Bank, the Borrower shall furnish to the Bank the original or a certified copy of a receipt issued by the relevant taxing authority evidencing payment by the Borrower to the taxing authority of any Taxes (other than Excluded Taxes) with respect to any payment payable to the Bank.

2.6e Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all amounts payable under this Agreement.

2.7 Loan Account. The Bank shall open and maintain on its books a Loan Account in the Borrower’s name with respect to Loans made, repayments, prepayments, the computation and payment of interest and other amounts due and sums paid to the Bank hereunder and under the other Loan Documents. Such Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to the Bank from the Borrower except in the case of manifest error in computation.

2.8 Payment of Certain Fees.

2.8a Commitment Fee. The Borrower shall pay to the Bank, on the last day of each March, June, September and December during the term of the Revolving Credit Commitment and on the Revolving Credit Termination Date, a Commitment Fee calculated on the basis of the actual number of days elapsed, using a year of 360 days, at a rate per annum equal to the Applicable Commitment Fee on the average daily (computed at the opening of business) unused amount of the Revolving Credit Commitment (i.e., the Revolving Credit Commitment less the Outstanding Revolving Credit Amount) for the Fiscal Quarter then ended. The first payment of the Commitment Fee under this Agreement shall be due on March 31, 2009, shall be for the period beginning on the Closing Date. The Commitment Fee shall no longer accrue with respect to portions of the Revolving Credit Commitment which became permanently unavailable to the Borrower as a result of permanent reductions to the Revolving Credit Commitment made pursuant to Section 2.1b.

2.8b Closing Fee. The Borrower shall pay the Closing Fee on the Closing Date.

2.9 Payment From Accounts Maintained by Borrower. In the event that any payment of principal, interest, the Commitment Fees, the Letter of Credit Fees, the Closing Fee and any other fee or expense or any other amount due the Bank under any of the Loan Documents is not paid when due, the Bank is hereby authorized to effect such payment by debiting the Parent Account or any deposit account of the Borrower now or in the future maintained with the Bank by the Borrower either individually or with another Person. This right of debiting accounts of the Borrower is in addition to any right of setoff accorded the Bank hereunder or by operation of law.

2.10 Late Payment. If any payment required to be made by the Borrower hereunder is not made on the due date thereof, the Borrower shall pay interest on the amount of such required payment at the Default Rate for any Borrowing Tranche bearing interest at the Base Rate Option (whether or not a Borrowing Tranche bearing interest).

2.11 Letter of Credit Subfacility.

2.11a Letter of Credit Commitment. At the request of the Borrower, the Bank will issue for the account of the Borrower, on the terms and conditions hereinafter set forth (including without limitation Article 7 hereof), one or more Letters of Credit; provided, however, no Letter of Credit shall have an expiry date later than fifteen (15) days prior to the Revolving Credit Termination Date; and provided, further, however, that in no event shall (i) the Stated Amount of the Letters of Credit issued pursuant to this Section 2.11 exceed, at any one time, $2,000,000, or (ii) the sum of aggregate outstanding principal balance of the Revolving Credit Loans, the aggregate unpaid balance of outstanding Revolving Credit Loans, the aggregate unpaid balance of any Unreimbursed L/C Draws and the aggregate Stated Amount of the Letters of Credit issued by the Bank under this Section 2.11 exceed, at any one time, the aggregate Revolving Credit Commitment.

2.11b Letter of Credit Charges.

(i) The Borrower shall pay to the Bank a fee (the “Letter of Credit Fee”) equal to a per annum rate of interest equal to the Applicable Margin for Revolving Credit Loans bearing interest at the LIBOR Rate Option, on the aggregate daily (computed at the opening of business and on the basis of a year of 360 days and actual days elapsed) Stated Amount of the outstanding Letters of Credit for the period in question. The Letter of Credit Fee shall be payable (A) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, (B) on the Revolving Credit Termination Date or (C) upon acceleration of the Revolving Credit Note. Any issuance of an amendment to extend the stated expiration date of a Letter of Credit or an amendment to increase the Stated Amount of a Letter of Credit shall be treated as an issuance of a new Letter of Credit for purposes of calculation of the Letter of Credit Fee due and payable hereunder. After the occurrence of an Event of Default and during the continuation thereof, the rate at which the Letter of Credit Fee is calculated shall be increased by two hundred (200) basis points (2%) above the pre-default rate.

(ii) The Borrower shall also pay to the Bank for the Bank’s own account the Bank’s customary documentation fees payable with respect to the Letters of Credit as the Bank may generally charge from time to time. Without limitation, the foregoing shall include all charges and expenses paid or incurred by the Bank in connection with any Letter of Credit, including without limitation: (A) correspondents’ charges, if any, (B) any and all reasonable out-of-pocket expenses and charges of the Bank in connection with the performance, administration, interpretation, collection and enforcement of this Agreement and any Letter of Credit, including all reasonable legal fees and expenses, and (C) any and all applicable reserve or similar requirements and any and all premiums, assessments, or levies imposed upon the Bank by any Governmental Authority.

(iii) If by reason of (A) any change in any Law or any change in the interpretation or application by any judicial or regulatory authority of any Law or (ii) compliance by the Bank with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority:

(A) the Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.11, whether directly or by such being imposed on or suffered by the Bank;

(B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of the Letters of Credit; or

(C) there shall be imposed on the Bank any other condition regarding this Section 2.11 or the Letters of Credit;

and if the result of any of the foregoing is to directly or indirectly increase the cost to the Bank of issuing or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by, the Bank, then and in any such case the Bank may, at any time after the additional cost is incurred or the amount receivable is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Bank may specify to be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from the date of the notice of such event which results in such increased cost or reduction in amount receivable until payment in full thereof at a rate equal at all times to the Base Rate. The determination by the Bank of any amount due pursuant to this Section 2.11b as set forth in a certificate setting forth the calculation thereof, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.

2.11c Change in Law. In the event any restrictions are imposed upon the Bank by any Law of any Governmental Authority having jurisdiction over the banking activities of the Bank which would prevent the Bank from issuing the Letters of Credit or amending the Letters of Credit, the commitment of the Bank to issue the Letters of Credit or enter into any amendment with respect thereto shall be immediately suspended. The Bank shall promptly notify the Borrower of the existence and nature of any restriction which would cause the suspension of the commitment of the Bank to issue the Letters of Credit or to enter into amendments with respect thereto. The Borrower will thereupon undertake reasonable efforts to obtain the cancellation of all outstanding Letters of Credit; provided, however, that the refusal of any beneficiary of a Letter of Credit to surrender such Letter of Credit will not be an Event of Default hereunder, provided that the Borrower shall undertake good faith efforts to obtain substitute letters of credit for the then existing and outstanding Letters of Credit. Nothing contained in this Section 2.11 shall be deemed a termination of the Revolving Credit Commitment and, in the event of a suspension of the commitment of the Bank to issue Letters of Credit as set forth above, the Borrower may continue to borrow under the Revolving Credit Commitment provided the requirements of Sections 7.1 and 7.2 are complied with.

2.11d Procedures for Issuance of Letters of Credit. When the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver a duly completed application and agreement for Letter of Credit to the Bank no later than 10:00 A.M. (Pittsburgh, Pennsylvania time) at least three (3) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance. Upon satisfaction of the conditions set forth in Section 7.1 and, if applicable, Section 7.2, the Bank shall be obligated to issue the Letter of Credit. In determining whether to pay under a Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.

2.11e Reimbursement of Draws. In the event of any request for drawing under a Letter of Credit by the beneficiary thereof, the Bank shall immediately notify the Borrower, and the Borrower shall reimburse, or cause the reimbursement of, the Bank on demand as set forth in the applicable application and agreement for Letter of Credit in an amount in same day funds equal to the amount of such drawing; provided, however, that anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified the Bank prior to such time that the Borrower intends to reimburse the Bank for all or a portion of the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a loan request to the Bank requesting the Bank to make Revolving Credit Loans on the first Business Day immediately following the date on which such drawing is honored in an aggregate amount equal to the excess of the amount of such drawing over the amount received by the Bank from such other funds in reimbursement thereof (the “Unreimbursed L/C Draw”), plus accrued interest on such amount at the rate set forth in Section 2.3a(i). Any such Revolving Credit Loan shall be deemed advanced to the Borrower. The proceeds of any such Revolving Credit Loans shall be applied directly by the Bank to reimburse the Bank for the Unreimbursed L/C Draw plus accrued interest on such amount. The foregoing shall not limit or impair the obligation of the Borrower to reimburse the Bank on demand.

2.11f Reimbursement Obligations Absolute. The obligations of the Borrower under this Agreement to reimburse the Bank for all drawings upon the Letters of Credit shall be absolute, unconditional and irrevocable, and shall not be subject to any right of set-off or counterclaim and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Loan Documents;

(ii) any amendment or waiver of any provision of all or any of the Loan Documents;

(iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank (other than the defense of payment to the Bank in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, the Loan Documents or any transaction contemplated hereby or thereby or any unrelated transaction;

(iv) any draft, demand, certificate, statement or document presented under any Letter of Credit, appearing on its face to be valid and sufficient, but proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Bank under any Letter of Credit against presentation of any document which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Bank;

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, not resulting from gross negligence or willful misconduct of the Bank; and

(vii) the fact that a Default or Event of Default shall have occurred and be continuing.

2.11g Construed with Applications. This Agreement is intended to supplement each application and agreement for Letter of Credit executed by the Borrower and delivered to the Bank. Whenever possible this Agreement is to be construed as consistent with each application and agreement for Letter of Credit but, to the extent that the provisions of this Agreement and each application and agreement for Letter of Credit conflict, the terms of this Agreement shall control.

2.11h Letter of Credit Indemnity. In addition to amounts payable as elsewhere provided in this Section 2.11, the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit or any amendment thereto, other than as a result of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction, (ii) the failure of the Bank to honor a draw under any Letter of Credit if the Bank in good faith and upon advice of counsel believes that it is prohibited from making such payment as a result of any requirement of Law or of any Governmental Authority, or (iii) any material breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, any document related to the issuance or any amendment of the Letters of Credit. If any proceeding shall be brought or threatened against the Bank by reason of or in connection with any event described in clauses (i) through (iii) above, the Bank shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel and payment of all costs of litigation. Notwithstanding the preceding sentence, the Bank shall have the right to employ their own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of the Bank unless (x) the employment of such counsel shall have been authorized in writing by the Borrower, (y) the Borrower, after the aforementioned notice of the action, shall not have employed counsel to have charge of such defense or (z) if the position of the Borrower is adverse or contrary to the position advocated by the Bank, as the case may be. In each case described in clauses (x), (y) and (z) immediately above the reasonable fees and expenses of counsel for the Bank, as the case may be shall be borne by the Borrower. The Borrower shall not be liable for any settlement of any such action affected without its consent.

2.11i Payments without Inquiry. The Bank is hereby expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the Bank’s part to inquire into, the existence of any disputes or controversies between the Borrower, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Letter of Credit are true or correct. Furthermore, the Borrower fully understands and agrees that the Bank’s sole obligation to the Borrower shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, the application and agreement for Letter of Credit therefor and this Agreement and the Bank’s obligation remains so limited even if the Bank may have assisted the Borrower in the preparation of the wording of any Letter of Credit or any documents required to be presented thereunder or that the Bank may otherwise be aware of the underlying transaction giving rise to any Letter of Credit and this Agreement.

2.11j Limitations on Liability of Bank. As between the Borrower and the Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or the issuance or amendment of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letters of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of a beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a draw under the Letters of Credit or of the proceeds thereof; (vii) for the misapplication by a beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Law; and (ix) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; except that the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower by a court of competent jurisdiction to be the result of (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of the Letter of Credit, (ii) the Bank’s willful misconduct or gross negligence in paying a draw under a Letter of Credit to any Person other than the beneficiary of such Letter of Credit or its lawful successor, representative or assign (or as otherwise directed in writing by the beneficiary of such Letter of Credit) or (iii) the Bank’s willful failure to pay under a Letter of Credit after the presentation to it by the beneficiary of such Letter of Credit or its lawful successor, representative or assign of a sight draft and certificate or other documents strictly complying with the terms and conditions of such Letter of Credit, unless the Bank in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. None of the above shall affect, impair, or prevent the vesting of any of the Bank’s rights or powers hereunder.

2.11k Reduction in Credit Rating of Bank. Except for the Bank’s obligations to issue Letters of Credit hereunder and its obligations under such Letters of Credit, the Bank shall have no liability to the Borrower from a reduction of the Bank’s credit rating or any deterioration in its financial condition.

2.11l Expenses. The Borrower shall bear and pay all reasonable expenses of every kind (including all reasonable attorneys’ fees) of the enforcement of any of the Bank’s rights under this Agreement or the Letters of Credit, or of any claim or demand by the Bank against the Borrower, or of any actual or attempted sale, exchange, enforcement, collection, maintenance, retention, insurance, compromise, settlement, release, delivery on trust receipt, or other security agreement, or delivery of any such security, and of the receipt of proceeds thereof, and will repay to the Bank any such expenses incurred by the Bank.

2.11m Good Faith Actions. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank under or in connection with the Letters of Credit or the related sight drafts or certificates or documents, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Borrower.

2.11n Subrogation Rights of Bank. Whenever appropriate to prevent unjust enrichment and to the end that the Borrower shall bear substantially all of the risks relative to any Letter of Credit and the underlying transactions, the Bank shall be subrogated (for purposes of defending against the Borrower’s claims and proceeding against others to the extent of the Bank’s liability to the Borrower) to the Borrower’s rights against any Person who may be liable to the Borrower on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Borrower, and to the rights of the beneficiary or its assignee or person with similar status against the Borrower.

2.11o Governing Law. Except and to the extent inconsistent with the specific provisions hereof, this Agreement, each Letter of Credit hereunder and all transactions in connection therewith shall be interpreted, construed and enforced according to: (i) the “Uniform Customs and Practice for Documentary Credits” (1993 Revision), International Chamber of Commerce Publication No. 500 and subsequent revisions thereof which shall supersede inconsistent provisions of applicable law to the extent not prohibited by applicable law and (ii) the laws of the Commonwealth of Pennsylvania, including, without limitation, the Uniform Commercial Code, and excluding conflict of laws rules.

ARTICLE 3. SET-OFF AND SECURITY INTERESTS

3.1 Set-Off. To secure the repayment and performance of the Obligations, the Borrower hereby gives to the Bank and any Participant a lien and security interest upon and in any of the Borrower’s property, credits, securities or Money which may at any time be delivered to, or be in the possession of, or owed by the Bank and any Participant in any capacity whatever, including the balance of any deposit account, maintained by the Borrower with the Bank or the Participant, as the case may be. The Borrower hereby authorizes the Bank and any Participant, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, at the Bank’s or the Participant’s option, to apply, at the discretion of the Bank or the Participant, to the payment of the Obligations, any and all such property, credits, securities or Money now or hereafter in the hands of the Bank or the Participant or belonging or owed to the Borrower.

3.2 Form of Subsidiary Guaranties. As security for the payment and performance of all Obligations of the Borrower at any time owing to the Bank, the Borrower shall cause each of Dunkirk and Holdings to execute and deliver to the Bank a Guaranty Agreement. In addition, the Borrower shall cause each newly-created or acquired Subsidiary to execute and deliver a Guaranty Agreement to the Bank.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, to establish the commitments to lend and to make the Loans and the other extensions of credit herein provided for, the Borrower makes the following representations and warranties to the Bank:

4.1 Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Borrower is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary. Each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation or organization and each Subsidiary of the Borrower is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of its activities or the ownership of its properties makes such qualification or licensing necessary.

4.2 Capitalization; Ownership; Title to Shares. The authorized capital stock of the Borrower consists of 10,000,000 shares of common stock and 1,980,000 shares of preferred stock, of which, as of December 31, 2008, 6,732,284 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of the issued and outstanding shares of capital stock of the Borrower are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any shares of the Borrower, nor are any securities of the Borrower convertible into or exchangeable for its capital stock, except as shown on Schedule 4.2.

4.3 Subsidiaries and Other Investments. The Borrower has no Subsidiaries except Holdings and Dunkirk, and it has no other ownership interests in any other Person.

4.4 Power and Authority. The Borrower and each Subsidiary of the Borrower, has the lawful power to own or lease its properties and to engage in the business it now conducts or proposes to conduct. The Borrower is duly authorized to enter into, execute, deliver and perform all of the terms and provisions of this Agreement, the Notes and the other Loan Documents to which it is a party, to incur the Obligations and to perform its obligations under the Loan Documents to which it is a party. All necessary corporate action required to authorize the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents has been properly taken by the Borrower.

4.5 Validity and Binding Effect. This Agreement has been, and each other Loan Document will be, duly executed and delivered by the Borrower. This Agreement and the other Loan Documents, when delivered by the Borrower pursuant to the provisions hereof, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as such enforceability may be limited by the availability of equitable remedies.

4.6 No Conflict. The execution and delivery of this Agreement and the other Loan Documents by the Borrower and the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by it will not conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Borrower’s certificate of incorporation, by-laws, or other organizational documents, (ii) any Governmental Rule or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject, or will result in the creation or enforcement of any Encumbrance whatsoever upon any property, whether now owned or hereafter acquired, of the Borrower, except for Permitted Encumbrances.

4.7 Financial Matters.

4.7a Historical Financial Statements. The Borrower has delivered to the Bank its audited financial statements for the Fiscal Year ended December 31, 2007, and its unaudited financial statements for Fiscal Year ended December 31, 2008. Such financial statements are complete and correct in all material respects, subject to ordinary and usual year-end adjustments, and fairly present the Consolidated financial condition of the Borrower in all material respects and the results of its operations as of the dates and for the periods referred to, and have been prepared in accordance with GAAP consistently applied throughout the periods involved. The Borrower and its consolidated Subsidiaries have no material liabilities, whether direct or indirect, fixed or contingent, and no liability for taxes, long-term leases or unusual forward or long-term commitments as of the date of such financial statements which are not reflected in such financial statements or in the notes thereto.

4.7b Financial Projections. The Borrower has delivered to the Bank financial projections of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2009. Such projections set forth a reasonable range of possible results in light of the history of the business of the Borrower and its Subsidiaries, present and foreseeable conditions and the intentions of the Borrower’s management. Such projections accurately reflect the liabilities of the Borrower upon consummation of the transactions contemplated hereby as of the Closing Date. No material events have occurred since the preparation of the projections which would cause the projections taken as a whole, not to be reasonably attainable.

4.8 Material Adverse Change. Since December 31, 2008, no Material Adverse Change has occurred.

4.9 Solvency. The Borrower is, and after giving effect to the transactions contemplated pursuant to this Agreement and the other Loan Documents will be, Solvent.

4.10 Litigation. There are no actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened against the business, operations, properties, prospects, profits or condition (financial or otherwise) of the Borrower or any Subsidiary of the Borrower at law or in equity, before any Governmental Authority, court or arbitrator which, individually or in the aggregate, if adversely determined, could reasonably be expected to be material or which purport to affect the rights and remedies of the Bank pursuant to this Agreement and the other Loan Documents or which purport to restrain or enjoin (either temporarily, preliminarily or permanently) the performance by either the Borrower or any Subsidiary of the Borrower of any action contemplated by any of the Loan Documents. All pending and, to the Borrower’s knowledge, threatened actions, suits, proceedings and investigations affecting the Borrower and any Subsidiary of the Borrower are set forth on Schedule 4.10.

4.11 Compliance with Laws. Each of the Borrower and each Subsidiary of the Borrower has duly complied in all material respects with, and all of their respective properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Governmental Rules applicable to either Borrower or any Subsidiary of the Borrower, their respective properties and the conduct of their respective businesses. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any Governmental Rule.

4.12 Labor Matters. Except as described in Schedule 4.12, the Borrower is not a party to, and no Subsidiary of the Borrower a party to, any labor contract or collective bargaining agreement, and there are no strikes, work stoppages, material grievances, disputes or controversies with any union or any other organization of the employees of the Borrower, or any Subsidiary of the Borrower, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Each collective bargaining agreement and labor contract listed on Schedule 4.12 is in full force and effect as of the date hereof. Neither the Borrower, nor any Subsidiary of the Borrower, has, within the two-year period preceding the date hereof, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state or local law. The procedures by which the Borrower and each Subsidiary of the Borrower have hired or will hire their respective employees have complied and will comply in all respects with each collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is a party and all applicable Governmental Rules.

4.13 Title to Properties.

4.13a Titles to Properties - Borrower. (i) The Borrower has good and indefeasible title to, or valid leasehold interests in, all properties, real or personal, and assets purported to be owned or leased by the Borrower, and none of such properties and assets, including, without limitation any such property and assets in which the Bank has been granted a lien and security interest pursuant to the Loan Documents, is subject to any Encumbrance, except for Permitted Encumbrances in existence on the Closing Date. All real property of the Borrower owned in fee or leased by the Borrower as of the Closing Date is set forth on Schedule 1.1b attached hereto. Except as set forth on Schedule 4.13a, the Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and instruments, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to all such property.

(ii) The Borrower does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate owned or leased by the Borrower, except as set forth on Schedule 4.13a.

(iii) All permits, licenses and authorizations required to have been issued or appropriate to enable all real property owned or leased by the Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate are not material.

(iv) The Borrower has not received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any part thereof except those which, in the aggregate, are not material.

(v) No portion of any real property owned or leased by the Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

4.13b Titles To Properties - Subsidiaries. (i) Each Subsidiary of the Borrower has good and indefeasible title to, or valid leasehold interests in, all properties, real or personal, and assets purported to be owned or leased by such Subsidiary, and none of such properties and assets, including, without limitation any such property and assets in which the Bank has been granted a lien and security interest pursuant to the Loan Documents, is subject to any Encumbrance, except for Permitted Encumbrances in existence on the Closing Date. All real property of the Subsidiaries of the Borrower owned in fee or leased by such Subsidiaries as of the Closing Date is set forth on Schedule 1.1b attached hereto. Except as set forth on Schedule 4.13b, each Subsidiary of the Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents and instruments, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Subsidiary’s right, title and interest in and to all such property.

(ii) No Subsidiary of the Borrower owns or holds, and no Subsidiary of the Borrower is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate owned or leased by a Subsidiary of the Borrower, except as set forth on Schedule 4.13b.

(iii) All permits, licenses and authorizations required to have been issued or appropriate to enable all real property owned or leased by a Subsidiary of the Borrower to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate are not material.

(iv) No Subsidiary of the Borrower has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by a Subsidiary of the Borrower or any part thereof except those which, in the aggregate, are not material.

(v) No portion of any real property owned or leased by a Subsidiary of the Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition.

4.14 Tax Returns and Payments. Each of the Borrower and each Subsidiary of the Borrower has filed all Federal, state, local and other tax returns required by law to be filed. Each of the Borrower and each Subsidiary of the Borrower has paid all taxes, assessments and other governmental charges levied upon the Borrower or any Subsidiary of the Borrower or any of their respective properties, assets, income or franchises which are due and payable, other than (i) those presently payable without penalty or interest, (ii) those which are being contested in good faith by appropriate proceedings which are being diligently conducted and (iii) those which, if not paid, would not, in the aggregate, result in a Material Adverse Change and as to each of items (i), (ii) and (iii) the Borrower or the applicable Subsidiary has set aside on its books reserves for such taxes, assessments or other governmental charges as are determined to be adequate by application of GAAP consistently applied. The charges, accruals, and reserves on the books of the Borrower and its Subsidiaries in respect of Federal, state and local taxes for all fiscal periods to date are adequate, and the Borrower knows of no unpaid assessments for additional Federal, state, local or other taxes which are now due and payable for any such fiscal period or any basis therefor.

4.15 Intellectual Property. The Borrower and its Subsidiaries own or license all the material patents, patent applications, trademarks, trademark applications, permits, service marks, trade names, copyrights, copyright applications, licenses, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. To the best knowledge of the Borrower, no slogan or other advertising, device, product, process, method, substance, part or component or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened. All of the material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and authorizations of the Borrower and its Subsidiaries are listed on Schedule 4.15.

4.16 Insurance. The Borrower currently maintains, and the Borrower has caused its Subsidiaries to maintain, insurance which meets or exceeds the requirements of Section 5.7 hereof and the applicable insurance requirements set forth in the other Loan Documents, and such insurance is provided by reputable and financially sound insurers and is of such types and at least in such amounts as are customarily carried by, and insures against such risks as are customarily insured against by similar businesses similarly situated and owning, leasing and operating similar properties to those owned, leased and operated by the Borrower and its Subsidiaries. All of such insurance policies are valid and in full force and effect. No notice has been given or claim made, and, to the Borrower’s knowledge, no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby. All of the existing insurance coverage of the Borrower and its Subsidiaries is described on Schedule 4.16.

4.17 Consents and Approvals. No order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any of the Loan Documents or (ii) the legality, binding effect or enforceability of any such Loan Document.

4.18 No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default. No Loan Party is in violation of (i) any term or provision its certificate of incorporation, by-laws or other organizational documents, (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or subject, or (iii) any material agreement or instrument evidencing any Indebtedness.

4.19 Plans and Benefit Arrangements. (i) All Plans and Benefit Arrangements maintained by the Borrower or any ERISA Affiliate for employees are set forth on Schedule 4.19. Neither the Borrower nor any ERISA Affiliate has made any promises of retirement or other benefits to employees or former employees (A) except as set forth in any Plan or Benefit Arrangement, (B) except for such promises under unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, which in the aggregate are not material in amount and (C) except for any other promises which in the aggregate are not material in amount.

(ii) Each Plan and Benefit Arrangement has been maintained and administered in all material respects in compliance with ERISA and the Internal Revenue Code and all rules, orders and regulations issued thereunder.

(iii) Except as set forth on Schedule 4.19, the Internal Revenue Service has determined that each Plan and Benefit Arrangement which constitutes an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to qualify under Section 401(a) of the Internal Revenue Code so qualifies under Section 401(a) of the Internal Revenue Code, and that the trusts related thereto are exempt from tax under the provisions of Section 501(a) of the Internal Revenue Code. Nothing has occurred with respect to any such Plan or Benefit Arrangement or to the related trusts since the date of the most recent favorable determination letter issued by the Internal Revenue Service which has affected or may reasonably be expected to affect adversely such qualification or exemption.

(iv) The Borrower and each ERISA Affiliate have complied fully in all material respects with their respective obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Money Purchase Plan. Neither the Borrower nor any ERISA Affiliate has sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or has applied for an extension of any amortization period under Section 412 of the Code with respect to any Plan or Money Purchase Plan. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or may reasonably be expected to result in the imposition of a lien under ERISA or the Internal Revenue Code against the property or rights to property of the Borrower or any ERISA Affiliate.

(v) No Unfunded Benefit Liabilities exist with respect to any Plans, and no Unfunded Benefit Liabilities would exist with respect to any Plan if such Plan were terminated immediately.

(vi) No Reportable Event (other than a Reportable Event described in Section 4043(b) of ERISA or in PBGC Regulation Section 2615.23) has occurred with respect to any Plan.

(vii) No Termination Event has occurred or is reasonably anticipated to occur with respect to any Plan which has resulted in or which will result in the incurrence by the Borrower or any ERISA Affiliate of any liability to the PBGC under Title IV of ERISA which has not been discharged or satisfied. No such Termination Event is reasonably anticipated to occur which will result in an Encumbrance in favor of the PBGC against the property or rights to property of the Borrower or any ERISA Affiliate.

(viii) Neither the Borrower nor any ERISA Affiliate which is a “party in interest” (as that term is defined in Section 3(14) of ERISA) or a “disqualified person” (as that term is defined in Section 4975 of the Internal Revenue Code) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any such employee benefit plan which will subject the Borrower or such ERISA Affiliate to the tax or penalty imposed under Section 502(i) of ERISA and Section 4975 of the Internal Revenue Code.

(ix) Except as set forth on Schedule 4.19, neither the Borrower nor any ERISA Affiliate currently contributes to, or is obligated to contribute to, or is a member of, any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

(x) The Borrower and each ERISA Affiliate has complied in all material respects with all requirements of Sections 10001 and 10002 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (Public Law No. 99-272); Title I, Subtitle B, Part 6 of ERISA; and Section 4980B of the Internal Revenue Code.

(xi) Neither the Borrower nor any ERISA Affiliate has entered into any transaction described in Section 4069(a) of ERISA.

(xii) No Benefit Arrangement provides postretirement welfare benefits of any type which will have a material adverse effect on the financial condition of the Borrower and the ERISA Affiliates taken as a whole and which will required to be accounted for in the income statement, balance sheet and footnotes of the financial report of the Borrower or any ERISA Affiliate in the manner described in the Financial Accounting Standards Board, Proposed Statement of Financial Accounting Standards, Employer’s Accounting for Postretirement Benefits Other Than Pensions, if the same were effective for the current Fiscal Year of the Borrower or any ERISA Affiliate.

4.20 Environmental Matters. (i) Except as set forth on Schedule 4.20 attached hereto :

(A) the Borrower and each Subsidiary of the Borrower are in material compliance with all applicable Environmental Laws;

(B) there has been no material Contamination or material release of Hazardous Substances, at, upon, under or within any property owned or leased by the Borrower or any Subsidiary of the Borrower since August 15, 1994, and, to the best of the Borrower’s knowledge based exclusively on the Phase I and Phase II environmental site assessments (the Phase II environmental site assessments relate only to the Borrower’s Titusville property) by Chester Engineers, Inc., Ground Water Technology, Inc., and Crouse & Company, copies of which have been delivered to the Bank, there has been no Contamination or release of Hazardous Substances on any other property that has migrated or threatens to migrate to any property owned or leased by the Borrower or any Subsidiary of the Borrower except as may be set forth in the Phase II environmental site assessment;

(C) to the best of the Borrower’s knowledge there are no above ground storage tanks at any property owned or leased by the Borrower or any Subsidiary of the Borrower except as set forth on Schedule 4.20 attached hereto;

(D) there are no transformers, capacitors or other items of Equipment containing PCBs at levels in excess of 49 parts per million, which violate applicable Environmental Law, at any property owned or leased by the Borrower or any Subsidiary of the Borrower;

(E) other than materials used or produced, held, transported and disposed of in accordance with all Environmental Laws, neither Borrower nor any Subsidiary of the Borrower has used in its respective operations, nor stored on properties owned or leased by it Hazardous Substances;

(F) no Hazardous Substances are present at any property owned or leased by the Borrower or any Subsidiary of the Borrower in any material amount, except those which are transported, used, stored, disposed of and otherwise handled in accordance with all Environmental Laws, in proper storage containers; and

(G) (i) All permits and authorizations required under Environmental Laws for all operations of the Borrower and the Subsidiaries of the Borrower have been duly issued and are in full force and effect, including but not limited to those for air emissions, water discharges and treatment, storage tanks and the generation, treatment, storage and disposal of Hazardous Substances.

(ii) Except as set forth in Schedule 4.20, (A) there are no pending or, to the best of the Borrower’s knowledge, threatened Environmental Claims against the Borrower, any Subsidiary of the Borrower or any property owned or leased by the Borrower or any Subsidiary of the Borrower; and (B) there is no condition or occurrence on any property owned or leased by the Borrower or any Subsidiary of the Borrower that to the best of the Borrower’s knowledge could reasonably be anticipated (1) to form the basis of an Environmental Claim against the Borrower, any Subsidiary of the Borrower or their respective properties or (2) to cause any property owned or leased by the Borrower or any Subsidiary of the Borrower to be subject to any restrictions on its ownership, occupancy or transferability under any Environmental Law.

(iii) Except as set forth in Schedule 4.20, no notice relating to Hazardous Substances is contained in any deed relating to any property owned or leased by the Borrower and the Borrower is aware of no facts or conditions on any such property that would require that such a notice be placed in the deed to any such property.

(iv) Except as set forth in Schedule 4.20, no portion of any property owned or leased by a Loan Party contains asbestos-containing material that is or threatens to become friable to the best knowledge of the Borrower.

(v) The representations and warranties set forth in this Section 4.20 shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

4.21 Margin Stock. Neither the Borrower nor any Subsidiary of the Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). Furthermore, the proceeds of the Loans will be applied as set forth in Section 5.1 hereof.

4.22 Business of Subsidiaries.

4.22a Holdings Business. Holdings is a Delaware corporation and has as its sole business purpose the purchase of, holding of and sale or other disposition of investments permitted pursuant to Section 6.9, the advance of funds to the Borrower pursuant to the Holdings Credit Agreement and the holding of intangible assets.

4.22b Dunkirk Business. Dunkirk is a Delaware limited liability company; and Dunkirk’s primary line of business is manufacturing specialty steel bar, rod and wire.

4.23 Violations of Anti-Terrorism Laws.

(i) Anti-Terrorism Laws. The Borrower is not in violation of any Anti-Terrorism Law and the Borrower has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Executive Order No. 13224. None of the Borrower, any Subsidiary of the Borrower nor any Affiliate of the Borrower or a Subsidiary, nor any of their respective agents acting or benefiting in any capacity in connection with any of the Loans, the use of the proceeds of the Loans or any other transactions hereunder, is a Blocked Person. None of the Borrower, any Subsidiary of the Borrower nor any Affiliate of the Borrower or a Subsidiary, nor any of their respective agents acting or benefiting in any capacity in connection with any Loan, the use of the proceeds of any Loan or any other transactions hereunder, (x) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.24 Trading with the Enemy. None of the Borrower or any of the Subsidiaries of the Borrower has engaged, nor does any of the Borrower or any Subsidiary of the Borrower intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

4.25 Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each year.

4.26 Material Contracts; Burdensome Restrictions. All material contracts relating to the business operations of each of the Borrower and its Subsidiaries, including all employee benefit plans and labor contracts, are valid, binding and enforceable upon the Borrower or its Subsidiary, as the case may be, and each of the other parties thereto in accordance with their respective terms; and except as set forth on Schedule 4.26, there is no default thereunder, to the knowledge of the Borrower, with respect to the other parties to such contracts which has given rise to, or would reasonably be expected to give rise to, a Material Adverse Change. No contract, lease, agreement or other instrument to which the Borrower or any Subsidiary of the Borrower is a party or is bound and no provision of any applicable law or governmental regulation applicable to the Borrower or any Subsidiary of the Borrower or their respective properties could reasonably be expected to have a Material Adverse Change.

4.27 Investment Company Act. Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended from time to time, or a company under the “control” of an “investment company,” as those terms are defined in such Act, and shall not become such an “investment company” or under such “control.”

4.28 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time.

4.29 Jurisdictions. The jurisdictions in which the Borrower and its Subsidiaries carry on business and have assets are accurately set forth in Schedule 4.29.

4.30 Bank Accounts. Schedule 4.30 accurately sets out each bank account maintained by the Borrower and its Subsidiaries and accurately sets forth the institution and location where each such account is maintained.

4.31 Tax Shelter Regulations. The Borrower does not intend to treat any Loan hereunder and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Bank thereof. If the Borrower so notifies the Bank, the Borrower acknowledges that the Bank may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Bank will maintain the lists and other records required by such Treasury Regulation.

4.32 Full Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank by or on behalf of the Borrower pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which materially and adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary of the Borrower which has not been set forth in this Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Bank by or on behalf of the Borrower or any Subsidiary of the Borrower prior to or on the date hereof in connection with the transactions contemplated hereby.

ARTICLE 5. AFFIRMATIVE COVENANTS

From the date hereof and thereafter until the last to occur of (i) the termination of the Revolving Credit Commitment and (ii) the payment in full of the Notes and the other Obligations of the Borrower hereunder, the Borrower agrees, for the benefit of the Bank, that it will comply, or cause compliance by its Subsidiaries, with each of the following affirmative covenants:

5.1 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used by the Borrower only for Capital Expenditures and general working capital purposes; and proceeds of the Term Loan shall be used to finance capital projects for the Borrower or Dunkirk.

5.2 Delivery of Financial Statements and Other Information. During the term hereof, the Borrower shall deliver or cause to be delivered to the Bank the following financial statements and other information:

5.2a Annual Reports. As soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, the Borrower shall deliver to the Bank an audited Consolidated balance sheet as of the end of such Fiscal Year and the related audited Consolidated statements of operations and cash flows for such Fiscal Year, each of which shall be prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous Fiscal Year, when available, all presenting fairly the Consolidated financial condition of the Borrower in such reasonable detail as the Bank may request from time to time, and all to be accompanied by an unqualified opinion of Schneider Downs & Co., Inc., or other certified public accountants acceptable to the Bank.

5.2b Quarterly Reports. As soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, the Borrower shall deliver to the Bank (i) an unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and (ii) the related unaudited Consolidated statements of operations and cash flows for such Fiscal Quarter and for the period beginning on the first day of the current Fiscal Year through the last day of the Fiscal Quarter for which such financial statements are being delivered, each of which shall be prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the Fiscal Quarter in the prior Fiscal Year, when available, which corresponds to the Fiscal Quarter for which the statements are being delivered, all presenting fairly the Consolidated financial condition of the Borrower in such reasonable detail as the Bank may request from time to time and certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower.

5.2c Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in Sections 5.2a and 5.2b, the Borrower shall deliver to the Bank a completed Compliance Certificate substantially in the form of Exhibit “C”, executed by an Authorized Officer, and containing such additional information as the Bank may request from time to time, (i) stating that the financial statements being delivered with such Compliance Certificate are true, complete and correct, (ii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.4 for the fiscal period in question, (iii) stating (A) whether any Default or Event of Default exists on the date of such certificate, (B) whether any Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate, (C) whether any event has occurred since the date of the previously delivered Compliance Certificate which may result in a Material Adverse Change; and (D) if any Default or Event of Default, or any Material Adverse Change has occurred during the Fiscal Quarter or Fiscal Year to which the Compliance Certificate relates or is in existence, setting forth the details thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.

5.2d Accountant’s Certificate. Simultaneously with the delivery of each set of annual financial statements referred to in Section 5.2a, the Borrower shall deliver to the Bank a certificate of the certified public accountant preparing such statements stating either that his examination has not disclosed the occurrence or continuance of a Default or an Event of Default or, if his examination has disclosed a Default or an Event of Default, a description of such occurrence.

5.2e Business Plan. As soon as available and in any event not more than 30 days after the end of each Fiscal Year, the Borrower shall deliver to the Bank its annual budget and business plan for the then current Fiscal Year, containing additional information and business activity forecasts as the Bank may reasonably request from time to time.

5.2f Other Reports, Information and Notices. The Borrower will deliver or cause to be delivered to the Bank, within the time periods set forth below, the following other reports, information and notices:

(i) Auditor’s Reports. As soon as practicable after they have become available, copies of all other reports and management letters submitted to the Borrower by its accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

(ii) Reports to Shareholders. As soon as practicable after they have become available, all reports, notices and proxy statements sent by the Borrower to its shareholders.

(iii) Securities Reports. As soon as practicable after they have become available, all regular and periodic reports, if any, filed by the Borrower with the SEC or any other Governmental Authority succeeding to any of the functions of the SEC or any similar or corresponding board, bureau or agency, or to any state securities commission.

(iv) Notice of Defaults and Material Adverse Changes. Promptly after any officer of the Borrower has learned of the occurrence or existence of a Default or Event of Default, or of an event or set of circumstances which has caused or which may cause a Material Adverse Change, telephonic notice thereof specifying the details thereof, the anticipated effect thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto, which notice shall be promptly confirmed in writing within five days by the president, any vice president or the chief financial officer of the Borrower.

(v) Notice of Litigation. (A) Promptly after the commencement thereof, written notice of any action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator, affecting the Borrower or any Subsidiary of the Borrower, except for actions, suits, proceedings and investigations which, if adversely determined, would not and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (B) promptly after any Authorized Officer has notice thereof, written notice of any decision, ruling, judgment, appeal, reversal or other significant action in connection with any existing action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator affecting the Borrower or any Subsidiary of the Borrower, which would or could reasonably be expected to result in a Material Adverse Change.

(vi) Orders, Etc. Promptly after receipt thereof, a copy of any material order, writ, decree, judgment, decision or injunction issued by any Governmental Authority in any material proceeding, action, suit or investigation to which the Borrower or any Subsidiary of the Borrower is a party.

(vii) ERISA Reports.

(A) As soon as possible, and in any event not later than the date notice is sent to the PBGC, notice of any Reportable Event regarding any Plan and an explanation of any action which has been or which is proposed to be taken with respect thereto;

(B) concurrent with the filing thereof, a copy of any request to the United States Secretary of the Treasury for a waiver or variance of the minimum funding standards of Section 302 of ERISA and Section 412 of the Internal Revenue Code with respect to any Plan or Money Purchase Plan;

(C) as soon as possible, but in no event later than 60 days after an officer of the Borrower becomes aware of unfunded accumulated benefit obligations for any Plan, as determined in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 87, Employer’s Accounting for Pensions, (or any superseding statement thereto), written notice of the occurrence of such event;

(D) upon the request of the Bank, copies of each annual report (Form 5500 Series) with accompanying schedules filed with respect to any Plan or Money Purchase Plan;

(E) promptly after receipt thereof, a copy of any notice which the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Money Purchase Plan, or to appoint a trustee to administer any Plan or Money Purchase Plan, or to assert any liability under Title IV of ERISA against the Borrower or any ERISA Affiliate;

(F) a copy of any notice of assessment of Withdrawal Liability received by the Borrower or any ERISA Affiliate from any Multiemployer Plan;

(G) as soon as possible, and in no event later than the date notification is sent to the PBGC, notice of the failure by the Borrower or any ERISA Affiliate to make a required installment or other payment under Section 302 of ERISA and Section 412 of the Internal Revenue Code;

(H) concurrent with the filing thereof, a copy of any Notice of Intent to Terminate any Plan filed under Section 4041(c) of ERISA; and

(I) promptly after receipt thereof, but without any obligation or responsibility to secure the same, copies of any calculations of estimated Unfunded Benefit Liabilities (or, if applicable, the portions of any estimated Unfunded Benefit Liabilities that would be allocated to the Borrower or any ERISA Affiliate under Sections 4063 and 4064 or Section 4062(e) of ERISA) for any Plans.

(ix) Notice of Environmental Claims. Promptly after receipt thereof, the Borrower shall deliver to the Bank a copy of any Environmental Claim.

(x) Tax Returns. The Borrower shall deliver to the Bank, promptly upon the request of the Bank, copies of all Federal, state, local and foreign tax returns and reports filed by the Borrower or a Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

(xi) Notices of Tax Audits. Promptly, and in any event within 10 days after receipt thereof by the Borrower, the Borrower shall furnish to the Bank a copy of each notice from any Governmental Authority received by the Borrower or a Subsidiary of the Borrower of such Governmental Authority’s intention to audit any Federal, state, local or foreign tax return of the Borrower or a Subsidiary of the Borrower and a copy of each subsequent notice with respect thereto from any such Governmental Authority.

5.2g Additional Information; Visitation. The Borrower shall deliver to the Bank such additional financial statements, reports, financial projections and other information, whether or not financial in nature, as the Bank may reasonably request from time to time. The Borrower will permit, and will cause its Subsidiaries to permit, the Bank and the Bank’s designated employees and agents to have access, at any time and from time to time, upon reasonable notice and during normal business hours, to visit any of the properties of the Borrower or any of its Subsidiaries, to examine and make copies of any of its respective books of record and account and such reports and returns as the Borrower may file with any Governmental Authority and discuss the affairs and accounts of the Borrower or any of its Subsidiaries with, and be advised about them by, any Authorized Officer and the Borrower’s certified public accountants.

5.3 Preservation of Existence; Qualification. At its own cost and expense, the Borrower will do all things necessary to preserve and keep in full force and effect its and each Subsidiary of the Borrower respective corporate existence and qualification under the laws of the state of their respective incorporation and each state where, due to the nature of their respective activities or the ownership of their respective properties, qualification to do business is required or if not so qualified in any state, the lack of such qualification will not materially affect the Bank’s ability to enforce the Agreement, the Notes or the other Loan Documents or materially affect the Borrower’s or each Subsidiary’s of the Borrower ability to carry on its business.

5.4 Compliance with Laws and Contracts. The Borrower shall be, and shall cause each Subsidiary of the Borrower to be, in material compliance with all applicable Governmental Rules (including, but not limited to, Environmental Laws). The Borrower shall comply, and shall cause any Subsidiary of the Borrower to comply, with all material provisions of each material contract and agreement to which the Borrower or any Subsidiary of the Borrower is a party.

5.5 Accounting System; Books and Records. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied and will set aside on its books all such proper reserves as shall be required by GAAP. Further, the Borrower will maintain, and will cause each Subsidiary of the Borrower to maintain, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all of its respective properties and assets and its respective dealings and business affairs.

5.6 Payment of Taxes and Other Liabilities. The Borrower shall promptly pay and discharge, and cause each Subsidiary of the Borrower to promptly pay and discharge, all obligations, accounts and liabilities to which it is subject, including but not limited to all taxes, assessments and governmental charges and levies upon it or upon any of its income, profits, or property, prior to the date on which penalties attach thereto; provided, however, that for purposes of this Agreement, neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any tax, assessment, charge or levy (i) the payment of which is being contested in good faith by appropriate and lawful proceedings diligently conducted and (ii) as to which the Borrower shall have set aside on its books reserves for such claims as are determined to be adequate by the application of GAAP consistently applied, but only to the extent that failure to discharge any such liabilities would not result in any additional material liability; and provided, further, that the Borrower shall pay all such contested liabilities forthwith upon the commencement of proceedings to foreclose any lien or other Encumbrance which may have attached as security therefor.

5.7 Insurance. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, at all times adequate insurance to the satisfaction of the Bank with the insurers shown on Schedule 4.16 or other financially sound and reputable insurers acceptable to the Bank against such risks of loss as are customarily insured against and in amounts customarily carried by Persons owning, leasing or operating similar properties, including, but not limited to: (i) fire and theft and extended coverage insurance in an amount at least equal to the total full replacement cost of its insurable property, (including boiler coverage, if applicable); (ii) liability insurance on account of injury to persons or property; (iii) insurance which complies with all applicable workers’ compensation, unemployment and similar laws; (iv) interruption of the business and loss of income of a Loan Party; (v) flood insurance, at any time when any real property of a Loan Party on which the Bank has a mortgage is designated to be in an area of special flood hazard; and (vi) such other insurance as the Bank may reasonably request from time to time, all of the foregoing to be acceptable to the Bank at all times during the term hereof. The Borrower shall cause all such insurance to be issued with a long form lender’s and mortgagee’s loss payable endorsement in favor of the Bank, providing for at least 30 days’ written notice to the Bank prior to cancellation and the Borrower shall cause a copy of each policy and an original certificate of insurance to be delivered to the Bank prior to the first extension of credit under this Agreement and no later than 30 days prior to the expiration of any such insurance coverage. Prior to the first extension of credit under this Agreement and thereafter within 90 days of the close of each Fiscal Year, the Borrower will deliver to the Bank a schedule indicating all insurance coverage then in effect for the Borrower, in such detail as the Bank may reasonably request from time to time.

5.8 Maintenance of Properties. The Borrower shall maintain, preserve, protect and keep, and the Borrower shall cause each of its Subsidiaries to maintain, preserve, protect and keep, its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times.

5.9 Maintenance of Leases. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, in full force and effect all leases for its respective real properties, and all other leases for personal property if the failure to maintain such personal property lease would constitute a Material Adverse Change.

5.10 Maintenance of Patents, Trademarks, Permits, Etc. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, in full force and effect, and investigate and prosecute all infringements of, all patents, trademarks, trade names, copyrights and other intellectual property and all licenses, franchises, permits and other authorizations necessary in the judgment of the Borrower for the ownership and operation of its properties and business, and the properties and business of its Subsidiaries.

5.11 Bank Accounts. Except as otherwise provided for herein, the Borrower shall maintain, and shall cause its Subsidiaries to maintain, all of their respective bank accounts with the Bank.

5.12 Plans and Benefit Arrangements. The Borrower shall, and shall cause each ERISA Affiliate to, comply with ERISA, the Internal Revenue Code and all other applicable Governmental Rules which are applicable to Plans and Benefit Arrangements, except where the failure to do so, alone or in conjunction with any other failure, would not result in a Material Adverse Change.

5.13 Environmental Matters and Indemnification.

(i) Each Loan Party shall be in material compliance with all Environmental Laws.

(ii) At least annually, each Loan Party shall inspect all property owned or leased by it and audit operations thereon to maintain compliance with all Environmental Laws.

(iii) Each Loan Party shall employ appropriate technology in order to maintain compliance with all applicable Environmental Laws, including without limitation the replacement or updating, if required, of underground or aboveground storage tanks owned by a Loan Party.

(iv) The Borrower shall investigate and remediate any Contamination in compliance with Governmental Rules, using a reputable environmental remediation firm, and shall inform the Bank in writing from time to time as to the status of any such remediation.

(v) The Borrower shall defend and indemnify the Bank and hold it harmless from and against all loss, liability, damage, expense, claims, costs, fines, penalties, assessments (including without limitation, interest on any of the foregoing), reasonable attorneys’ fees and reasonable consultants’ and contractors’ fees, asserted against or suffered or incurred by the Bank which arise, result from or in any way relate to (A) a breach or violation of any Environmental Law, (B) the imposition of any Encumbrance on the Borrower’s assets, (C) Contamination or the presence of a Hazardous Substance and (D) an Environmental Claim. The Borrower’s obligations hereunder shall arise at the inception or upon the discovery of the event giving rise to the obligation to indemnify, whether or not any Governmental Authority has taken or has threatened any action, so that the Borrower shall bear all expenses from the outset. The Borrower’s obligations pursuant to this item (vi) shall survive the termination of this Agreement and the repayment of the Obligations.

5.14 Visitation Rights. The Borrower shall permit, and shall cause its Subsidiaries to permit, any of the officers or authorized employees or representatives of the Bank to visit and inspect any of the properties of the Borrower, or a Subsidiary of the Borrower, and to examine and make excerpts from its books and records and discuss its respective business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Bank may reasonably request, provided that Bank shall provide the Borrower, or the Subsidiary of the Borrower, as the case may be, with reasonable notice prior to any visit or inspection.

5.15 Further Assurances; Power of Attorney. At any time and from time to time, upon the Bank’s request, the Borrower shall make, execute and deliver, and shall cause any other Person to make, execute and deliver, to the Bank, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled, at such time and in such offices and places as shall be deemed desirable by the Bank, any and all such further certificates and other documents and instruments as the Bank may consider necessary or desirable in order to effectuate, complete, perfect, continue or preserve the obligations of the Borrower hereunder or under the other Loan Documents and the Encumbrances created hereby. The Borrower hereby appoints the Bank, and any of its officers, directors, employees and authorized agents, with full power of substitution, upon any failure by the Borrower to take or cause to be taken any action described in the preceding sentence, to make, execute, record, file, re-record or refile any and each such instrument, certificate and document for and in the name of the Borrower. The power of attorney granted pursuant to this Section 5.15 is coupled with an interest and shall be irrevocable until all of the Obligations are paid in full, the Revolving Credit Commitment is terminated and all Letters of Credit have expired or have been terminated.

ARTICLE 6. NEGATIVE COVENANTS

From the date hereof and thereafter until the last to occur of (i) the termination of the Revolving Credit Commitment and (ii) the payment in full of the Notes and the other Obligations of the Borrower hereunder, the Borrower agrees, for the benefit of the Bank, that it will comply, or cause compliance by its Subsidiaries, with each of the following negative covenants:

6.1 Indebtedness. The Borrower shall not, nor shall the Borrower permit any Subsidiary of the Borrower, to create, incur, assume, cause, permit or suffer to exist or remain outstanding, any Indebtedness, except for:

(i) Indebtedness owed by a Loan Party to the Bank or an affiliate of the Bank;

(ii) Indebtedness in existence as of the date hereof as set forth on Schedule 6.1, including all extensions and renewals thereof; provided, however that no such extension or renewal may involve an increase in the principal amount of such Indebtedness or any other significant change in the terms thereof;

(iii) Indebtedness due under Governmental Loans;

(iv) Purchase money Indebtedness incurred by the Borrower or Dunkirk in connection with the acquisition of capital assets; provided, however, that the outstanding principal amount of such Indebtedness shall not exceed, in the aggregate at any one time, $5,000,000;

(v) Indebtedness incurred by the Borrower, other than Indebtedness enumerated in items (i) through (iv) above, incurred after the date hereof; provided, however, that the outstanding principal amount of such Indebtedness shall not exceed, in the aggregate at any one time, $5,000,000;

(vi) Subordinated Indebtedness incurred by the Borrower and due to Holdings pursuant to the Holdings Credit Agreement; and

(vii) Indebtedness incurred to finance a Funded Acquisition which indebtedness, if not a Government Loan, must be subordinated to the Bank as to security and payment in a manner in form and substance reasonably satisfactory to the Bank.

6.2 Guarantees. The Borrower shall not enter into any Guarantees, nor permit any Subsidiary of the Borrower to enter into any Guarantees, except for (i) endorsements of negotiable instruments for deposit and collection and similar transactions in the ordinary course of business, (ii) unsecured Guaranties of the Borrower to support the obligations of a wholly owned Subsidiary created pursuant to Section 6.6, and (iii) Guaranties by Dunkirk, Holdings or an subsequently formed Subsidiaries of the Borrower or the Obligators.

6.3 Encumbrances. The Borrower shall not create, assume, incur, permit or suffer to exist, and Borrower shall not permit any Subsidiary to create, assume, incur, permit or suffer to exist, any Encumbrance upon any of their respective assets and properties, whether tangible or intangible and whether now owned or in existence or hereafter acquired or created and wherever located, nor acquire nor agree to acquire any assets or properties subject to an Encumbrance, except for:

(i) Encumbrances granted to the Bank as security for the Obligations;

(ii) The Encumbrances in existence as of the date hereof, as listed on Schedule 6.3;

(iii) Permitted Encumbrances; and

(iv) Encumbrances on real or personal property in favor of sellers, lessors or lenders, in order to secure Indebtedness permitted pursuant to items (ii) through (v) of Section 6.1; provided such Encumbrances are limited to the assets acquired with the Indebtedness permitted by items (ii) through (v) of Section 6.1.

6.4 Financial Covenants.

(i) Minimum Consolidated Tangible Net Worth. At all times during the term hereof, the Borrower’s Consolidated Tangible Net Worth shall not be less than an amount equal to the Minimum Consolidated Tangible Net Worth required as of the date of determination.

(ii) Leverage. Beginning with the Fiscal Quarter ending March 31, 2009, and as at the end of each Fiscal Quarter thereafter, the Borrower’s ratio of Consolidated Total Indebtedness to EBITDA shall not exceed 2.50 to 1.00.

(iii) Debt Service Coverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2009, and as at the end of each Fiscal Quarter thereafter, the ratio of the Borrower’s EBITDA to Consolidated Debt Service shall not be less than 2.50 to 1.0.

6.5 Limitation on Dividends and Stock Repurchases. The Borrower shall not declare or pay any dividends on, or make any distributions relating to or returns of capital on, any of its capital stock, or purchase or redeem any of its capital stock; provided, however, that, so long as no Default or Event of Default exists or would be caused by such distribution, the Borrower may pay dividends in any Fiscal Year which do not in the aggregate exceed fifty percent (50%) of the Borrower’s Consolidated Excess Cash Flow for such Fiscal Year.

6.6 Liquidations, Mergers, Consolidations, Acquisitions, Etc. No Loan Party shall dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets, capital stock or other equity interests of any other Person, or become or agree to become a general partner in any general or limited partnership or a joint venturer in any joint venture, except for:

(i) the consolidation or merger of any wholly-owned Subsidiary with or into the Borrower or with or into any other wholly-owned Subsidiary;

(ii) the creation of a wholly owned Subsidiary to consummate a transaction permitted in items (iii), (iv) and (v) below;

(iii) mergers, stock acquisitions or asset acquisitions, the cost of which to the Borrower either in the form of capital investment or assumption of liabilities (including without limitation (A) the issuance of a Guaranty permitted by Section 6.2 hereof, (B) a loan or advance permitted by Section 6.8 hereof or (C) investments permitted by Section 6.9 hereof) in the aggregate in any one Fiscal Year is $10,000,000 or less;

(iv) mergers, stock acquisitions or asset acquisitions, the cost of which to the Borrower either in the form of capital investment or assumption of liabilities (including without limitation (A) the issuance of a Guaranty permitted by Section 6.2 hereof (B) a loan or advance permitted by Section 6.8 hereof or (C) investments permitted by Section 6.9 hereof) in the aggregate in any one Fiscal Year is greater than $10,000,000; provided, that for each such merger or acquisition the amount by which such investment or assumption of liabilities exceeds $10,000,000 in the aggregate in any one Fiscal Year shall, immediately upon the consummation of such merger or acquisition, be added to the minimum required amount of the Borrower’s Tangible Net Worth for the purposes of Section 6.4; and

(v) a Funded Acquisition; provided that upon consummation of such Funded Acquisition the Revolving Credit Commitment less outstanding Revolving Credit Loans, less the aggregate Stated Amount of all outstanding Letters of Credit, less the aggregate amount of all outstanding Unreimbursed L/C Draws shall not be less than $5,000,000.

The foregoing notwithstanding, no merger, stock acquisition or asset acquisition otherwise permitted by items (ii), (iii), or (iv) above shall be permitted unless both immediately prior to and immediately after such merger or acquisition and taking into account such merger or acquisition no Default or Event of Default has occurred and is continuing.

6.7 Dispositions of Assets. No Loan Party shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, whether tangible or intangible (including but not limited to sales, assignments, discounts or other dispositions of accounts, contract rights, chattel paper, equipment or general intangibles, with or without recourse, and sale/leaseback transactions), except for:

(i) any sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease in the ordinary course of business of assets which are no longer necessary or required in the conduct of a Loan Party’s business;

(iii) any sale, transfer or lease of assets in the ordinary course of business which assets are replaced by substitute assets acquired or leased by a Loan Party; provided, however, that such substitute assets are subject to a first and prior lien and security interest in favor of the Bank to the extent they are not subject to an Encumbrance in favor of the seller or lessor of such assets; and

(iv) any sale, transfer or lease of the office building located at 90 Willowbrook Avenue, Dunkirk, NY 14048, built in 1956 consisting of approximately 27,400 square feet of floor space and approximately 4 acres immediately adjacent to the building.

The foregoing notwithstanding, Net Cash Proceeds aggregating during the term hereof in excess of $2,500,000 derived from a disposition of assets permitted by items (ii), (iii) and (iv) hereof shall be applied to reduce the outstanding principal balance of the Term Loan in accordance with the provisions of Section 2.2d hereof.

6.8 Loans and Other Advances. The Borrower shall not make, and the Borrower shall not allow any Subsidiary of the Borrower to make, loans or other advances of funds, except that (i) the Borrower may make loans or other advances to a wholly owned Subsidiary created pursuant to Section 6.6 to fund acquisitions permitted by Section 6.6 and (ii) Holdings may advance funds to the Borrower under and pursuant to the Holdings Credit Agreement.

6.9 Investments. No Loan Party shall at any time nor shall it allow any Subsidiary of the Borrower at any time purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or agree, become or remain liable to do any of the foregoing, except for:

(i) debt securities having a maturity of not more than one year issued or guaranteed by the United States government or by an agency or instrumentality thereof;

(ii) certificates of deposit, bankers acceptances and time deposits, which in each case mature within one year from the date of purchase thereof and which are issued by a Qualified Bank;

(iii) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by a Loan Party either (A) is accorded the highest rating by Standard and Poor’s Rating Group, a division of McGraw Hill, Inc. or Moody’s Investors Service, Inc. or (B) is issued by the Bank;

(iv) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in each case maturing in 12 months or less from the date of acquisition;

(v) ownership of the capital stock of Dunkirk, Holdings and the Subsidiaries as permitted by Section 6.6 of this Agreement; provided, however, no Subsidiary of the Borrower shall own the stock of any other Subsidiary; and

(vi) money market funds or income funds with a history of maintaining a stable net asset value per share.

6.10 Affiliate Transactions. No Loan Party shall enter into or carry out any transaction with an Affiliate (including, without limitation, purchasing property or services from or selling property or services to, any Affiliate or other Person) unless such transaction (i) is not otherwise prohibited by this Agreement, (ii) is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Bank and (iii) is in accordance with all applicable Governmental Rules.

6.11 Use of Proceeds. The Borrower shall not use any proceeds of the Loans or any Letter of Credit either directly or indirectly (i) for the purpose of “purchasing or carrying any margin stock” within the meaning of Regulations T, U or X, or (ii) (x) to knowingly purchase any Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Security, (y) to knowingly purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary or (z) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrower or an Affiliate of the Borrower.

6.12 Change of Business. (i) The Borrower shall not engage directly or indirectly in any business other than the production, conversion or marketing of specialty and low alloy steels, and (ii) the Borrower shall not allow a Subsidiary to engage in any business except as set forth in Section 4.22.

6.13 Change of Fiscal Year. The Borrower shall not change its Fiscal Year which now ends on December 31.

6.14 ERISA. The Borrower shall not:

(i) (A) With respect to any Plan or Money Purchase Plan, incur any material liability for failure to make timely payment of any contribution or installment required under Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, or otherwise materially fail to comply with the funding provisions set forth therein, (B) with respect to any Plan or Money Purchase Plan, suffer to exist any lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code against the property and rights to property of the Borrower or any ERISA Affiliate or (C) terminate, or permit any ERISA Affiliate to terminate, any Plan or Money Purchase Plan in a manner which could reasonably be expected to result in the imposition of a lien upon the property or rights to property of the Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA;

(ii) Engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) for which a statutory or administrative exemption is not available under Section 408 of ERISA or Section 4975 of the Internal Revenue Code; or

(iii) Without the prior written consent of the Bank, partially or completely withdraw from any Multiemployer Plan where such withdrawal could reasonably be expected to subject the Borrower or any ERISA Affiliate to Withdrawal Liability.

6.15 Amendments to Certain Documents. No Loan Party shall amend in any material respect its certificate of incorporation, by-laws, or other organizational documents, without providing at least 10 days’ prior written notice to the Bank and, in the event that such amendment would be adverse to the Bank, as determined in the Bank’s sole discretion, obtaining the prior written consent of the Bank.

6.16 Limitation on Negative Pledge Clauses. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement with any Person (other than the Bank pursuant hereto) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Encumbrance upon any of its property, assets or revenues, whether now owned or hereafter acquired.

ARTICLE 7. CONDITIONS TO MAKING EXTENSIONS OF CREDIT

7.1 All Loans. The obligation of the Bank to establish the commitments to lend pursuant hereto, to make any Loan and to issue any Letter of Credit hereunder is subject to the satisfaction of each of the following conditions precedent:

7.1a Work Cash Sweep Agreement. No advance pursuant to Section 2.1 shall occur if either the Borrower or the Bank has terminated the Working Cash Sweep Agreement, unless the Borrower and the Bank have entered into a written amendment hereto which governs the procedures for the advance of Revolving Credit Loans hereunder.

7.1b No Default or Event of Default. The Borrower shall have performed and complied with all agreements and conditions which are required hereby or by any other Loan Document to be performed or complied with by it prior to such Loan being made or such Letter of Credit being issued, and, at the time of such Loan or the issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or will result from the making such Loan or the issuance of such Letter of Credit.

7.1c No Material Adverse Change. At the time of making such Loan or the issuance of such Letter of Credit, no Material Adverse Change has occurred and is continuing.

7.1d Representations Correct. The representations and warranties contained in Article 4 hereof and in the other Loan Documents and otherwise made in writing by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement shall be (i) correct when made and (ii) correct in all material respects at the time of such Loan or the issuance of such Letter of Credit.

Each request for a Loan or for the issuance of a Letter of Credit or amendment thereto whether made orally or in writing, shall be deemed to be, as of the time made, a certification by the Borrower as to the accuracy of the matters set forth in Sections 7.1b, 7.1c and 7.1d.

7.2 Initial Extension of Credit. The obligation of the Bank to make the first Revolving Credit Loan or to advance the Term Loan (or the issuance of the first Letter of Credit hereunder) is subject to the satisfaction of each of the following conditions precedent, in addition to the conditions precedent set forth in Section 7.1:

7.2a Credit Agreement. Receipt by the Bank of a fully executed copy of this Agreement.

7.2b Schedules. Receipt by the Bank of all schedules and exhibits to this Agreement and the other Loan Documents prepared by the Borrower, and a determination by the Bank that all exceptions shown on such schedules are satisfactory to it.

7.2c Notes. Receipt by the Bank of the Notes, each executed by the Borrower.

7.2d Guaranty Agreement. Receipt by the Bank of a Guaranty Agreement executed by each Subsidiary of the Borrower.

7.2e Working Cash Agreement. The Bank shall have received a duly executed counterpart original of the Working Cash Sweep Agreement.

7.2f Subordination Agreement. Receipt by the Bank of the acknowledgment of subordination agreement duly executed by a Borrower and Holdings in form and substance satisfactory to the Bank.

7.2g Hazard Liability Insurance. Receipt by the Bank of (i) copies of the Loan Parties’ insurance policies, containing long-form lender loss payable and mortgagee endorsements satisfactory to the Bank and which in all other respects comply with the requirements of Sections 4.16 and 5.7 and the insurance requirements set forth in the other Loan Documents, (ii) satisfactory evidence of flood insurance and (iii) current insurance certificates for all such policies.

7.2h Lien Searches. Receipt by the Bank of Uniform Commercial Code, tax lien and judgment searches satisfactory to the Bank.

7.2i Business Plan. Receipt by the Bank of the Borrower’s business plan for the Fiscal Year ending December 31, 2009, in form and substance satisfactory to the Bank.

7.2j Corporate Documents of Loan Parties. Receipt by the Bank of the following corporate documents for each Loan Party:

(i) a copy of its certificate of incorporation (or certificate of organization, as applicable), certified as true and correct by the Secretary of State of the state of its incorporation or organization, as the case may be, not more than 30 days prior to the date hereof;

(ii) good standing certificates issued by the Secretaries of State of the state where such a Loan Party is incorporated (or organized, as applicable) and each state where such a Loan Party is required to be qualified to do business, each dated not more than 30 days prior to the date hereof;

(iii) resolutions of its board of directors (or other managing body) authorizing the execution of the Loan Documents and the performance by such a Loan Party pursuant thereto, certified by the secretary of such a Loan Party as being true, correct, complete and in effect as of the Closing Date and in form and substance satisfactory to the Bank;

(iv) a copy of its by-laws (or operating agreement, as applicable) and all amendments thereto, certified by the secretary of such a Loan Party as being true, correct, complete and in effect; and

(v) an incumbency certificate for such a Loan Party, showing the names of the officers of such a Loan Party, their respective titles and containing their true signatures.

7.2k Opinion of Counsel. Receipt by the Bank of an opinion of counsel to the Loan Parties, Paul A. McGrath, Esquire, addressed to the Bank and in all respects satisfactory to the Bank.

7.2l No Default Certificates. On the Closing Date (after giving effect to the Loan or other extension of credit made on the Closing Date) receipt by the Bank of a certificate executed by an Authorized Officer, stating that, as of such date, and no Default or Event of Default exists or will exist after giving effect to the transaction entered into by the Loan Parties under the Loan Documents, no Material Adverse Change has occurred and all representations and warranties made by any Loan Party in the Agreement and the other Loan Documents are true and correct as of such date.

7.2m Request for Initial Disbursement. Receipt by the Bank of a Loan Request executed by the Borrower, which Loan Request and other written instruction of the Borrower shall set the manner of disbursement of the Loans to be made and the instructions for the issuance of any Letters of Credit to be issued, on the Closing Date, which such instruction shall set forth complete wire transfer instructions, if applicable.

7.2n Closing Fee. Receipt by the Bank of the Closing Fee.

7.2o Legal Fees. Receipt by the Bank’s counsel, Tucker Arensberg, P.C., of the legal fees and expenses incurred by it in connection with the preparation and negotiation of the Loan Documents and the closing.

7.2p Closing Instructions. Receipt by the Bank of closing instructions executed by the Borrower with instructions for all disbursements to be made on the Closing Date or on the third (3rd) Business Day following the Closing Date.

7.2q No Material Adverse Change. At the time of making the initial Loan or the issuance of the initial Letter of Credit hereunder, no condition, event or development has occurred and is continuing which is, or could reasonably be expected to be, a Material Adverse Change.

7.2r Material Litigation. Except as listed on Schedule 4.10 attached hereto, no actions, suits, proceedings or investigations shall be pending or to the Borrower’s knowledge threatened against the Borrower or any of its Subsidiaries, or any of their respective businesses, operations, properties, prospects, profits or condition (financial or otherwise), at law or in equity, which, individually or in the aggregate, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or which purport to affect the rights and remedies of the Bank pursuant to the Loan Documents or which purport to restrain or enjoin (either temporarily, preliminarily or permanently) the performance by the Borrower or any of its Subsidiaries of any action contemplated by the Loan Documents.

7.2s No Material Contingent Obligation. At the time of making the initial Loan or the issuance of the initial Letter of Credit hereunder, no material contingent obligation, which has not been previously disclosed to and approved by the Bank, has been incurred or assumed by the Borrower or any of its Subsidiaries.

7.2t Evaluation of Financial Condition. The Bank shall have completed a satisfactory review and evaluation of the 2007 audit of Borrower and its Subsidiaries and the interim financial statements of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2008, and the projected consolidated earnings before interest expense, income tax expense, depreciation expense and amortization expense of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2009, together with a satisfactory review and evaluation of the amount and nature of all litigation (including threatened or potential litigation), tax, ERISA, employee retirement benefit, employment and labor matters, environmental and other contingent liabilities of the Borrower and its Subsidiaries.

ARTICLE 8. EVENTS OF DEFAULT; REMEDIES

8.1 Events of Default. Each of the following events shall constitute an Event of Default:

8.1a Nonpayment of Obligations. The Borrower shall default (i) in any payment of principal of either Note when due and such default in the payment of principal shall have continued for a period of two Business Days after such due date or (ii) in the payment of interest on either Note when due or in the payment of any of the Fees, expenses or other amounts due hereunder or under any of the other Loan Documents when due, and such default in payment of interest, Fees, expenses or other amounts shall have continued for a period of five Business Days after such due date; or the Borrower shall default in the payment when due of any Obligation not evidenced by the Notes and such default in payment shall have continued for a period of five Business Days after such due date.

8.1b Nonpayment of Other Indebtedness. Any Loan Party shall (i) default in the payment of any other Indebtedness, which Indebtedness has an aggregate principal outstanding balance of $100,000 or more, when such payment is due (whether by acceleration or otherwise) and any applicable grace periods with respect thereto have expired, or (ii) default in the performance of any term of any agreement under which any such Indebtedness is created, if the effect of any default described in this item (ii), after the expiration of any grace periods applicable thereto, is to cause such Indebtedness to become, or to permit the holder or holders of such Indebtedness (or any Person on behalf of such holder) to declare such Indebtedness due prior to its stated maturity.

8.1c Insolvency, Etc.

(i) Involuntary Proceedings. A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of their respective property, or for the winding up or liquidation of their respective affairs, and such shall remain undismissed or unstayed and in effect for a period of 60 days.

(ii) Voluntary Proceedings. The Borrower or any Subsidiary of the Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent or acquiesce to the filing of any such petition, or shall consent to or acquiesce in the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of their respective property, or shall make an assignment for the benefit of creditors, or shall be generally unable to pay their respective debts generally as they become due, or action shall be taken by the Borrower or any Subsidiary of the Borrower in furtherance of any of the foregoing.

8.1d Dissolution; Cessation of Business. Any Loan Party shall terminate its existence or cease to exist or permanently cease operations.

8.1e ERISA.

(i) One or more of the following events occur which results in or could result in liability to the Borrower or any other Loan Party:

(A) A Notice of Intent to Terminate any Plan (including any Plan of an ERISA Affiliate) is filed under Section 4041(c) of ERISA;

(B) Proceedings shall be instituted for the appointment of a trustee by the appropriate United States court to administer any Plan (including any Plan of an ERISA Affiliate);

(C) The PBGC shall institute proceedings to terminate any Plan (including any Plan of an ERISA Affiliate) or to appoint a trustee to administer any such Plan;

(D) A notice assessing Withdrawal Liability in an amount in excess of $250,000 with respect to any Multiemployer Plan (including any Multiemployer Plan of an ERISA Affiliate) shall have been received by the Borrower or any ERISA Affiliate; or

(ii) Any Governmental Rule is adopted, changed or interpreted by any Governmental Authority or agency or court with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements which, in the reasonable opinion of the Bank, could have a material adverse effect on the priority of any lien or security interest in favor of the Bank as established or described in this Agreement or the other Loan Documents.

8.1f Adverse Judgments. The aggregate amount of final judgments against the Borrower or any Subsidiary of the Borrower for which no further appellate review exists shall, at any one time, exceed, by $500,000 or more, the aggregate amount of insurance proceeds available to pay such judgments.

8.1g Failure to Take Certain Action. The Borrower shall fail to take measures satisfactory to the Bank, within 30 days after notice to the Borrower by the Bank, with respect to any action, suit, investigation, proceeding or Environmental Claim then pending or threatened against the Borrower or any Subsidiary of the Borrower the outcome of which, in the judgment of the Bank, may be material.

8.1h Failure to Comply with Loan Documents.

(i) Failure to Comply with Negative Covenants. The Borrower shall default in the due performance or observance of any covenant contained in Article 6 of this Agreement.

(ii) Failure to Comply with Other Covenants and Loan Documents. Any Loan Party shall default in the due performance or observance of any covenant, condition or provision set forth in this Agreement or any of the other Loan Documents which is not set forth elsewhere in this Section 8.1, and such default described in this item (ii) shall not be remedied for a period of 30 days after the earlier of (A) such default becoming known to any Authorized Officer or (B) notice of such default being delivered by the Bank to the Borrower.

8.1i Misrepresentation. Any representation or warranty made by a Loan Party in any Loan Document to which it is a party is untrue in any material respect as of the date made, or any schedule, statement, report, notice, certificate or other writing furnished by such a Loan Party to the Bank is untrue in any material respect on the date as of which the facts set forth therein are stated or certified.

8.1j Invalidity, Etc. of Loan Documents. Any material provision of this Agreement or any of the other Loan Documents shall at any time for any reason cease to be valid and binding on a Loan Party a party thereto; any Loan Document shall be declared to be null and void, or the validity or enforceability of any Loan Document shall be contested by a Loan Party a party to any such Loan Document, or a Loan Party shall deny that it has any or further liability or obligation under any Loan Document to which it is a party.

8.1k Material Adverse Change. The occurrence of any Material Adverse Change.

8.1l Change of Control. (i) any Person or group of Persons (within the meaning of Sections 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended), or the current officers or directors of the Borrower, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 30% or more of the voting capital stock of the Borrower; or

(ii) within a period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower.

8.2 Remedies.

8.2a Events of Default Under Section 8.1c. Upon the occurrence of an Event of Default set forth in Section 8.1c, the Revolving Credit Commitment shall automatically terminate and the Notes, interest accrued thereon and all other Obligations of the Borrower to the Bank shall become immediately due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower. Thereafter, the Bank shall have no further obligation to make any additional Loans or other extensions of credit hereunder. In addition, during any 60-day period described in Section 8.1c(i), the Bank shall not have any obligation to make additional Loans hereunder.

8.2b Remaining Events of Default. Upon the occurrence and during the continuance of any Event of Default set forth in Sections 8.1a, 8.1b, 8.1d, 8.1e, 8.1f, 8.1g, 8.1h, 8.1i, 8.1j, 8.1k or 8.11 the Bank shall have no further obligation to make any additional Loans hereunder and the Bank may, at its option, declare the Revolving Credit Commitment terminated and the Notes, interest accrued thereon and all other Obligations of the Borrower to the Bank to be due and payable, without the necessity of demand, presentation, protest, notice of dishonor or notice of default, all of which are hereby expressly waived by the Borrower. Thereafter, the Bank shall have no further obligation to make any additional Loans hereunder.

8.2c Letter of Credit Amount. Upon the occurrence of any Event of Default described in the foregoing Section 8.1c or upon the declaration by the Bank of any other Event of Default and the termination of the Revolving Credit Commitment, the obligation of the Bank to issue or amend Letters of Credit shall terminate, the Bank may provide written demand to any beneficiary of a Letter of Credit to present a draft against such Letter of Credit, and an amount equal to the maximum amount which may at any time be drawn under the Letters of Credit then outstanding (whether or not any beneficiary of such Letters of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under the Letters of Credit) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower. So long as the Letters of Credit shall remain outstanding, any amounts declared due pursuant to this Section 8.2c with respect to the outstanding Letters of Credit when received by the Bank shall be deposited and held by the Bank in an interest bearing account denominated in the name of the Bank over which the Bank shall have sole dominion and control of withdrawals (the “Cash Collateral Account”) as cash collateral for the obligation of the Borrower to reimburse the Bank in the event of any drawing under the Letters of Credit and upon any drawing under such Letters of Credit in respect of which the Bank has deposited in the Cash Collateral Account any amounts declared due pursuant to this Section 8.2c, the Bank shall apply such amounts held by the Bank to reimburse the Bank for the amount of such drawing. In the event that any Letter of Credit in respect of which the Bank has deposited in the Cash Collateral Account any amounts described above is cancelled or expires or in the event of any reduction in the maximum amount available at any time for drawing under the Letters of Credit outstanding, the Bank shall apply the amount then in the Cash Collateral Account designated to reimburse the Bank for any drawings under the Letters of Credit less the maximum amount available at any time for drawing under the Letters of Credit outstanding immediately after such cancellation, expiration or reduction, if any, to the payment in full of the outstanding Obligations, and second, to the payment of any excess, to the Borrower.

8.2d Additional Remedies. In addition to the remedies set forth above, upon the occurrence of any Event of Default, the Bank shall have all of the rights and remedies granted to it under this Agreement and the other Loan Documents and all other rights and remedies granted to creditors by law, in equity, or otherwise.

8.2e Exercise of Remedies; Remedies Cumulative. No delay on the part of the Bank or failure by the Bank to exercise any power, right or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude other or further exercises thereof, or the exercise of any other power, right or remedy. The rights and remedies in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Bank would otherwise have.

ARTICLE 9. GENERAL PROVISIONS

9.1 Amendments and Waivers. The Bank and the Borrower may from time to time enter into amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties, and the Bank may from time to time waive compliance with a provision of any of such documents. No amendment, extension, supplement, replacement or waiver shall be effective unless it is in writing and is signed by the Bank and the Borrower. Each waiver shall be effective only for the specific instance and for the specific purpose for which it is given. All of the rights of the Bank set forth in this Agreement or in the other Loan Documents shall apply to any amendment, extension, supplement and replacement to and of this Agreement and the other Loan Documents.

9.2 Taxes. The Borrower shall pay any and all stamp, document, transfer and recording taxes, filing fees and similar impositions payable or hereafter determined by the Bank to be payable in connection with this Agreement, the other Loan Documents and any other documents, instruments and transactions pursuant to or in connection with any of the Loan Documents. The Borrower agrees to save the Bank harmless from and against any and all present and future claims or liabilities with respect to, or resulting from, any delay in paying or failure to pay any such taxes or similar impositions. The obligations of the Borrower pursuant to this Section 9.2 shall survive the termination of this Agreement and the repayment of the Obligations.

9.3 Expenses. The Borrower shall pay:

(i) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel, which may include the Bank’s in-house counsel) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith and therewith, including but not limited to all amendments, waivers, consents and other documents and instruments prepared or entered into from time to time, including after the Closing Date;

(ii) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel) in connection with (A) the enforcement of this Agreement and the other Loan Documents arising pursuant to a breach by any Loan Party of any of the terms, conditions, representations, warranties or covenants of any Loan Document to which he or it is a party, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents; and

(iii) All reasonable costs and expenses of the Bank (including without limitation the reasonable fees and disbursements of the Bank’s counsel, consultants and contractors) in connection with environmental investigation, testing or other due diligence (A) contemplated by this Agreement and the other Loan Documents, and (B) following the occurrence of an Event of Default.

All of such costs and expenses shall be payable by the Borrower to the Bank upon demand or as otherwise agreed upon by the Bank and the Borrower, and shall constitute Obligations under this Agreement. The Borrower’s obligation to pay such costs and expenses shall survive the termination of this Agreement and the repayment of the Obligations.

9.4 Notices.

9.4a Notice to the Borrower. All notices required to be delivered to the Borrower pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or by the United States certified mail, return receipt requested:

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15107

Attention: Richard M. Ubinger

Telecopier: 412-257-7640

9.4b Notice to the Bank. All notices required to be delivered to the Bank pursuant to this Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service, telecopier or by United States certified mail, return receipt requested:

PNC Bank, National Association

One PNC Plaza, 2nd Floor

249 Fifth Avenue

Pittsburgh, PA 15222

Attention:	Louis McLinden, Vice President
Corporate Finance Group

Telecopier: 412-762-6484

9.4c Effectiveness of Notices. All such notices shall be effective three days after mailing, or on the date of telecopy transmission or when received, whichever is earlier. The Borrower and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto.

9.5 Participations.

9.5a Sale of Participations. The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, and without the consent of the Borrower, at any time sell to one or more Participants (which Participants may be Affiliates of the Bank) Participations in the Revolving Credit Commitment, the Loans, the Notes, the Letters of Credit and the other interest of the Bank hereunder provided that each such Participation shall be in an initial minimum amount of $5,000,000. In the event of any such sale of a Participation, the Bank’s obligations under this Agreement to the Borrower shall remain unchanged, the Bank shall remain solely responsible for its performance under this Agreement, the Bank shall remain the holder of the Notes made payable to it for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement and the other Loan Documents.

9.5b Right of Setoff. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its Participation in amounts owing under this Agreement and the Notes to the same extent as if the amount of its Participation were owing directly to it as a lender under this Agreement or the Notes.

9.5c Withholding of Income Taxes. If any Participant or purchasing lender is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Participant of purchasing lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Borrower and the Bank two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Participant’s or purchasing lender’s domicile that provides for the exemption from withholding on interest payments to such Participant or purchasing lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Participant or purchasing lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Borrower and the Bank that such Participant or purchasing lender is exempt from United States income tax withholding with respect to such income. Such Participant or purchasing lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. In addition, from time to time upon the reasonable request of Borrower and the Bank, each Participant or purchasing lender shall complete and provide Borrower and the Bank with such forms, certificates or other documents as may be reasonably necessary to allow Borrower or the Bank, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any Tax pursuant to Section 2.5b hereof.

9.6 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Bank.

9.7 Confidentiality. The Bank shall keep confidential and not disclose to any Person, other than its directors, officers, employees, Affiliates and agents, and to actual or potential Participants, all non-public information concerning the Borrower and the Borrower’s Affiliates which comes into the Bank’s possession during the term hereof. Notwithstanding the foregoing, the Bank may disclose information concerning the Loan Parties (i) in accordance with normal banking practices and the Bank’s policies concerning disclosure of such information, (ii) to any Participant or potential Participant, (iii) pursuant to what the Bank believes to be the lawful requirements or request of any Governmental Authority regulating banks or banking, (iv) as required by any Governmental Rule, judicial process or subpoena, and (v) to its attorneys, accountants and auditors.

9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof in such jurisdiction or affecting the validity or enforceability of such or any other provision hereof in any other jurisdiction.

9.9 Interest Limitation. Notwithstanding anything to the contrary herein contained, the total liability of the Borrower for payment of interest pursuant hereto shall not exceed the maximum amount, if any, of such interest permitted by any applicable Governmental Rule to be contracted for, charged or received, and if any payment by the Borrower to the Bank includes interest in excess of such a maximum amount, the Bank shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to the Borrower; provided that, to the extent permitted by applicable Governmental Rules, in the event the interest is not collected, is applied to principal or is refunded pursuant to this sentence and interest thereafter payable pursuant hereto shall be less than such maximum amount, then such interest thereafter so payable shall be increased up to such maximum amount to the extent necessary to recover the amount of interest, if any, theretofore uncollected, applied top principal or refunded pursuant to this sentence. Any such application or refund shall not cure or waive any Default or Event of Default. In determining whether or not any interest payable under this Agreement exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in this Agreement to be “interest”) shall be deemed, to the extent permitted by applicable law, to be an expense, fee, premium or penalty rather than interest. To the extent permitted by applicable law, the Borrower hereby waives any provision of law which renders any provision hereof prohibited, unenforceable or not authorized in any respect.

9.10 Survival. Except as otherwise provided in Sections 4.20, 5.13, 9.2 and 9.3, all representations, warranties, covenants and agreements of the Borrower contained herein or in the other Loan Documents or made in writing in connection herewith shall survive the issuance of the Notes and shall continue in full force and effect so long as the Borrower may borrow hereunder and so long thereafter until all of the Obligations are paid in full.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

9.12 FORUM. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO WHICH THE BORROWER IS A PARTY MAY BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND THE PARTIES HERETO AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE PARTIES AT THEIR ADDRESSES SET FORTH IN SECTION 9.4, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. FURTHER, THE BORROWER HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURT LACKS PROPER VENUE OR ANY OBJECTION THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE BORROWER SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER SUCH COURT AGAINST THE BORROWER BY THE BANK CONCERNING THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR PAYMENT TO THE BANK. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE CHOICE OF FORUM CONTAINED IN THIS SECTION 9.12 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

9.13 Non-Business Days. Whenever any payment hereunder or under the Notes is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day (except as specifically required by the terms of this Agreement), and such extension of time shall in each such case be included in computing interest in connection with such payment.

9.14 Integration. This Agreement, together with the other Loan Documents, constitutes the entire agreement between the parties hereto relating to this financing transaction and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

9.15 Headings. Article, Section and other headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.

9.16 Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought. This Agreement shall become binding when the parties have delivered (which delivery may be by telecopier) at least one executed counterpart hereof or of the signature page hereto.

9.17 WAIVER OF JURY TRIAL. IN ORDER TO EXPEDITE THE RESOLUTION OF ANY DISPUTES WHICH MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWER IS A PARTY, AND IN LIGHT OF THE COMPLEXITY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT TO WHICH THEY MAY BOTH BE PARTIES, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ASSIGNMENT OR OTHER TRANSACTION CONTEMPLATED HEREBY OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN THEM OF ANY KIND OR NATURE. BOTH PARTIES ACKNOWLEDGE THAT THIS WAIVER OF JURY TRIAL HAS BEEN SPECIFICALLY NEGOTIATED AS A PART OF THIS AGREEMENT.

9.18 General Indemnity

9.18a Indemnity Obligation. In addition to all the rights and remedies available to the Bank at law or in equity, the Borrower hereby agrees to defend and indemnify the Bank and its successors and permitted assigns and its Affiliates, shareholders, officers, directors, employees, agents, and representatives (collectively, the “Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of, or reimburse each of them for, any loss (including diminutions in value and consequential damages), liability, demand, suit, claim, action, cause of action, judgment, cost, damage, debt, obligation, deficiency, any Tax imposed with respect to other indemnity payments made under this Agreement (but not Excluded Taxes other than Taxes imposed on the net income or capital of the Bank with respect to another indemnity payment made hereunder), penalty, fine, charge and expense, whether or not arising out of any claims by or on behalf of the Borrower or any other Person, including interest, penalties, reasonable lawyers’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Losses”) which any Indemnified Persons may suffer, sustain, or become subject to, as a result of, in connection with, relating or incidental to, or by virtue of:

(a) any misrepresentation in or omission from any of the representations, warranties, statements, schedules and exhibits in or to this Agreement or any certificate or other instrument or document furnished to the Bank by the Borrower or any Subsidiary of the Borrower pursuant to this Agreement or any other Loan Document;

(b) any non-fulfillment or breach of any covenant or agreement on the part of the Borrower or any Subsidiary of the Borrower under this Agreement or any other Loan Document; or

(c) any claim whenever made, relating in any way to the Borrower or any Subsidiary and any claim, whenever made, arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the execution, performance and delivery by the Borrower or any Subsidiary of the Borrower or any Subsidiary of this Agreement and the other Loan Documents and agreements contemplated hereby or (ii) any actions taken by or omitted to be taken by any of the Indemnified Persons in connection with this Agreement or any of the other Loan Documents and agreements contemplated hereby.

The obligations under this Section shall not extend to Losses of an Indemnified Person arising because of the gross negligence or willful misconduct of such Indemnified Person.

9.19 Timing. Upon determination that an indemnification payment described in Section 9.19a is payable to an Indemnified Party, the indemnification of any Indemnified Person by the Borrower pursuant to this Section 9.19 shall be effected by wire transfer of immediately available funds from the Borrower to an account designated by the Indemnified Person within 15 days after determination of the requirement for indemnification.

9.20 Bank Not Liable. The Borrower agrees that the Bank shall not be liable to the Borrower for any Losses which the Borrower may suffer, sustain or become subject to as a result of, in connection with, relating or incidental to or by virtue of any action taken or not taken or anything done or not done by the Bank under or in respect of this Agreement or any Loan or Letter of Credit, save and except for any Losses which arise out of, or result from, the negligence, fraud or willful misconduct of the Bank, provided that the Bank shall not be liable for any special, consequential or punitive damages under any circumstances.

9.21 Termination of 2005 Credit Agreement. Upon fulfillment of the terms and conditions set forth in Section 7.2 hereof, the Third Amended and Restated Credit Agreement dated as of June 24, 2005, as amended, by and between the Borrower and the Bank, shall be terminated, all obligations of the Borrower outstanding thereunder shall become immediately due and payable and the Bank is hereby released and discharged of any further commitment to lend to the Borrower under the terms of such credit agreement. The Borrower authorizes the Bank to bill the Borrower for any outstanding fees and charges under such credit agreement and related loan documents in the ordinary course; and the Borrower shall pay such fees and charges upon presentation of a bill from the Bank. Upon payment of all such outstanding fees, charges and obligations, the Bank shall promptly release the outstanding financing statements and mortgages recorded of record to secure such obligations.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Credit Agreement to be executed by their respective duly authorized officers as of the date first written above.

ATTEST/WITNESS		UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Paul A. McGrath	By:	/s/ Richard M. Ubinger	(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Vice President Administration, General Counsel and Secretary	Title:	Vice President Finance, Chief Financial Officer and Treasurer

PNC BANK, NATIONAL ASSOCIATION

		By:	/s/ Louis McLinden	(SEAL)
		Name:	Louis McLinden
		Title:	Vice President

EXHIBIT A

REVOLVING CREDIT NOTE

SEE ATTACHED

REVOLVING CREDIT NOTE

$15,000,000.00	Pittsburgh, Pennsylvania February 27, 2009

THIS REVOLVING CREDIT NOTE (this Revolving Credit Note, together with all extensions, renewals, amendments, modifications, supplements, substitutions and replacements hereto and hereof, is hereinafter referred to as this “Revolving Credit Note”) is executed and delivered under and pursuant to the terms of that certain Credit Agreement dated as of February 27, 2009, by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”) (the Credit Agreement, together with all exhibits and schedules thereto, together with all further amendments, modifications, supplements, extensions, renewals, substitutions and replacements thereto and thereof is hereinafter referred to as the “Credit Agreement”).

FOR VALUE RECEIVED the Borrower promises to pay to the order of the Bank at the Bank’s principal office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222 on June 30, 2012, the lesser of (i) FIFTEEN MILLION DOLLARS ($15,000,000) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans and advances made by the Bank to the Borrower pursuant to Section 2.1 of the Credit Agreement and reflected on the Loan Account maintained by the Bank pursuant to Section 2.7 of the Credit Agreement.

All of the outstanding principal balance hereunder shall be due and payable in its entirety at maturity, whether on the Revolving Credit Termination Date, upon acceleration, or otherwise, all as more fully described in the Credit Agreement.

Interest on the unpaid principal balance hereof shall be due and payable on the dates and at the times set forth in the Credit Agreement and at maturity, whether on the Revolving Credit Termination Date, upon acceleration, or otherwise, and shall be calculated and paid in accordance with the terms of the Credit Agreement. The interest rate will be adjusted, when necessary and if appropriate, in accordance with the terms of the Credit Agreement. Interest payments shall be made at the office of the Bank set forth above.

This Revolving Credit Note is the Revolving Credit Note referred to in the Credit Agreement. Reference is made to the provisions in the Credit Agreement for the prepayment hereof and the acceleration of the maturity hereof. All of the terms, conditions, covenants, representations and warranties of the Credit Agreement are incorporated herein by reference as if same were more fully set forth at length herein. All capitalized terms used herein as defined terms which are not defined herein but which are defined in the Credit Agreement shall have the same meanings herein as are given to them in the Credit Agreement.

Upon the occurrence of any Event of Default specified in the Credit Agreement, the principal hereof and accrued interest hereon may become forthwith due and payable, all as provided in the Credit Agreement.

Demand, presentation, protest and notice of dishonor are hereby waived.

POWER TO CONFESS JUDGMENT The Borrower hereby empowers any attorney of any court of record within the Commonwealth of Pennsylvania, after the occurrence of any Event of Default, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Revolving Credit Note and all accrued interest, together with costs of suit and an attorney’s commission of the greater of 5% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Revolving Credit Note or a copy verified by affidavit shall be a sufficient warrant. The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.

Upon the Borrower’s payment in full of all amounts due by the Borrower to the Bank hereunder, and upon the Borrower’s full discharge and satisfaction of all of the other Obligations under the Credit Agreement and the termination of the Revolving Credit Commitment, the Bank shall mark this Note “PAID” and return it to the Borrower.

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IN WITNESS WHEREOF, the Borrower, with the intent to be legally bound hereby, has caused this Revolving Credit Note to be executed by its duly authorized officer as of the date first written above.

ATTEST:		UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:		By:	(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Vice President Administration, General Counsel and Secretary	Title:	Vice President Finance, Chief Financial Officer and Treasurer

EXHIBIT B

TERM NOTE

SEE ATTACHED

TERM NOTE

$12,000,000.00	Pittsburgh, Pennsylvania
February 27, 2009

THIS TERM NOTE (this Term Note, together with all extensions, renewals, amendments, substitutions and replacements hereto and hereof, is hereinafter referred to as this “Term Note”) is executed and delivered under and pursuant to the terms of that certain Credit Agreement dated February 27, 2009 (the Credit Agreement, together with all exhibits, schedules, amendments, extensions, renewals, substitutions and replacements thereto and thereof is hereinafter referred to as the “Credit Agreement”), by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

FOR VALUE RECEIVED the Borrower promises to pay to the order of the Bank at the Bank’s principal office at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222 on February 28, 2014, the lesser of (i) TWELVE MILLION DOLLARS ($12,000,000.00) or (ii) the aggregate unpaid principal amount of the Term Loan.

The outstanding principal balance hereunder shall be repaid in sixteen (16) consecutive quarterly installments beginning May 31, 2010, and continuing thereafter on the last day of each August, November, February and May to and including the Term Loan Maturity Date. Each of the first eight (8) quarterly installments will be in an amount equal to $600,000; and each of the ninth through the fifteenth quarterly principal installments will be in an amount equal to $900,000. The final quarterly principal installment due on February 28, 2014, shall be in an amount equal to the unpaid principal balance of the Term Loan plus all accrued and unpaid interest thereon. In addition, the outstanding principal balance hereunder may be subject to mandatory or voluntary prepayments, all as more fully set forth in Section 2.2d of the Credit Agreement. The aggregate unpaid principal balance of the Term Loan and all accrued and unpaid interest thereon shall be reflected on the Loan Account maintained by the Bank pursuant to Section 2.7 of the Credit Agreement.

Interest on the unpaid principal balance hereof shall be due and payable and shall be calculated in accordance with the terms of the Credit Agreement. The interest rate will be adjusted, when necessary and if appropriate, in accordance with the terms of the Credit Agreement. Interest payments shall be made at the office of the Bank set forth above.

This Term Note is the Term Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. All of the terms, conditions, covenants, representations and warranties of the Credit Agreement are incorporated herein by reference as if same were more fully set forth at length herein. All capitalized terms used herein as defined terms which are not defined herein but which are defined in the Credit Agreement shall have the same meanings herein as are given to them in the Credit Agreement.

Upon the occurrence of any Event of Default specified in the Credit Agreement, the principal hereof and accrued interest hereon may become forthwith due and payable, all as more fully provided in the Credit Agreement.

Demand, presentation, protest and notice of dishonor are hereby waived.

POWER TO CONFESS JUDGMENT The Borrower hereby empowers any attorney of any court of record within the Commonwealth of Pennsylvania, after the occurrence of any Event of Default, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Term Note and all accrued interest, together with costs of suit and an attorney’s commission of the greater of 5% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Term Note or a copy verified by affidavit shall be a sufficient warrant. The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.

Upon the Borrower’s payment in full of all amounts due by the Borrower to the Bank hereunder, and upon the Borrower’s full discharge and satisfaction of all of the other Obligations under the Credit Agreement, the Bank shall mark this Term Note “PAID” and return it to the Borrower.

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IN WITNESS WHEREOF, the Borrower, with the intent to be legally bound hereby, has caused this Term Note to be executed by its duly authorized officers as of the date first written above.

ATTEST:		UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:		By:		(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Vice President Administration, General Counsel and Secretary	Title:	Vice President Finance, Chief Financial Officer and Treasurer

EXHIBIT C

COMPLIANCE CERTIFICATE

SEE ATTACHED

[FORM OF]

COMPLIANCE CERTIFICATE

For the Fiscal Year Ended                     , 20

or

For the Fiscal Quarter Ended                     , 20

Reference is hereby made to that certain Credit Agreement dated as of February     , 2009 (the Credit Agreement, together with all exhibits and schedules thereto and all extensions, renewals, amendments, substitutions and replacements thereof, is hereinafter referred to as the “Credit Agreement”), by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”). All capitalized terms used herein as defined terms which are not defined herein but which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

This Compliance Certificate (this “Certificate”) is being delivered to the Bank pursuant to Section 5.2c of the Credit Agreement simultaneously with the delivery of the annual or quarterly reports required by Sections 5.2a or 5.2b of the Credit Agreement, respectively, for the fiscal period referred to above. The undersigned, an Authorized Officer of the Borrower, hereby certifies to the Bank as follows:

1. CHECK ONE:

                          The annual audited financial statements being delivered to the Bank with this Compliance Certificate are true, complete and correct.

OR

             The quarterly financial statements being delivered to the Bank with this Compliance Certificate are true, complete and correct and present fairly the financial position of the Borrower and the results of its operations and its cash flows for the Fiscal Quarter set forth above in conformity with GAAP consistently applied.

2. No Default or Event of Default exists on the date of this Compliance Certificate; no Default or Event of Default has occurred since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred since the date of the previously delivered Compliance Certificate which may result in a Material Adverse Change.

[NOTE: If any Default, Event of Default, Material Adverse Change, or event which may result in a Material Adverse Change has occurred or is continuing, set forth on a separate sheet the nature thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.]

3. The Borrower’s compliance with the financial and Capital Expenditures covenants set forth in Sections 6.4 of the Credit Agreement is as follows:

a. Financial covenants to be in compliance at all times:

(i) Minimum Consolidated Tangible Net Worth. [For fiscal periods occurring from January 1 ,2009 through March 31, 2009 and for each successive fiscal period thereafter, each such fiscal period beginning with the last day of a Fiscal Quarter and continuing to the penultimate day of the next Fiscal Quarter]

(A) The Borrower’s Consolidated Tangible Net Worth is $            .

(B) The required Minimum Consolidated Tangible Net Worth for the immediately preceding fiscal period was $            . ($135,000,000 for the Fiscal Quarter ending March 31, 2009)

(C) Fifty percent (50%) of the Borrower’s Consolidated Net Income (if positive) earned during the Fiscal Quarter ending on the first day of the fiscal period being reported is equal to $            .

(D) The sum of the amount set forth in items (B) and (C) is equal to $            .

Under Section 6.4(i) of the Credit Agreement, the amount

specified in item (A) must be greater than or equal to the amount specified in item (D). Therefore, the Borrower [is / is not] in compliance with Section 6.4(i) of the Credit Agreement.

b. Financial covenants to be in compliance at the end of each Fiscal Quarter:

(i) Leverage. As of             [insert date of current financial statements]:

(A) The Borrower’s Consolidated Total Indebtedness was $            .

(B) The Borrower’s EBITDA was $            .

(C) The ratio of item (A) to item (B) is             : 1.00.

Under Section 6.4(ii) of the Credit Agreement, the amount

specified in item (C) must be less than or equal to 2.50:1.00.

Therefore, the Borrower [is / is not] in compliance with Section

6.4(ii) of the Credit Agreement.

(ii) Consolidated Debt Service Ratio. As of             [insert date of current financial statements]:

(A) The Borrower’s EBITDA was $            .

(B) The Borrower’s Consolidated Debt Service was $            .

(C) The ratio of item (A) to item (B) is            :1.00.

Under Section 6.4(iii) of the Credit Agreement, the amount

specified in item (C) must be greater than or equal to 2.50:1.0.

Therefore, the Borrower [is / is not] in compliance with Section

6.4(iii) of the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate as said officer, for and on behalf of the Borrower, on this              day of                     , 20    .

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	(SEAL)
Name:
Title:

EXHIBIT D

GUARANTY AGREEMENT

SEE ATTACHED

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this Guaranty Agreement, together with all amendments, extensions, renewals, substitutions and replacements hereto or hereof is hereinafter referred to as this “Guaranty”) dated as of February 27, 2009, is made by DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company (the “Guarantor”), in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS:

WHEREAS, UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (as more fully defined in the Agreement referred to below, the “Borrower”), will enter into that certain Credit Agreement dated as of February 27, 2009 (the Credit Agreement, together with all amendments, extensions, renewals, substitutions and replacements thereto or thereof, the “Agreement”) with the Bank; and

WHEREAS, pursuant to the Agreement (a) the Bank has agreed to make available to the Borrower a Revolving Credit Commitment and to make Revolving Credit Loans to the Borrower in a maximum aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) which Indebtedness will be evidenced by a Revolving Credit Note dated February 27, 2009, in the face principal amount of $15,000,000 (such Revolving Credit Note, together with all amendments, extensions, renewals, substitutions and replacements thereto or thereof from time to time (including without limitation any replacement notes issued pursuant to the Agreement), herein referred to as the “Revolving Credit Note”) executed by the Borrower in favor of the Bank, (b) the Bank has agreed to make Twelve Million Dollars ($12,000,000), which Indebtedness will be evidenced by that certain Term Note dated February 27, 2009, in the face principal amount of $12,000,000 (such Term Note, together with all amendments, extensions, renewals, substitutions and replacements thereto and thereof, the “Term Note”; and the Revolving Credit Note and the Term Note are herein referred to collectively as the “Notes”; and the term “Note” shall mean any of the Notes) executed by the Borrower in favor of the Bank, and (c) the Bank agrees to make available to the Borrower a letter of credit subfacility pursuant to which the Bank will issue Letters of Credit with a Stated Amount in a maximum aggregate principal amount not to exceed Two Million Dollars ($2,000,000); and

WHEREAS, the Guarantor is a wholly-owned Subsidiary of the Borrower and under the terms of the Agreement the Borrower may borrow amounts available under the Agreement for its general corporate purposes, including, without limitation, making advances to the Guarantor, and may obtain one or more Letters of Credit under the terms of the Agreement for the business purposes of the Borrower, including without limitation, Letters of Credit to support the obligations of the Guarantor; and

WHEREAS, the execution and delivery of this Guaranty Agreement by the Guarantor is a condition to the willingness of the Bank to enter into the Agreement, to make Loans to the Borrower, to permit the Borrower to make advances to the Guarantor and to make available the letter of credit subfacility to support the obligations of the Borrower and its Subsidiaries, including the Guarantor; and

WHEREAS, the Borrower and the Guarantor are engaged in related businesses, and the ability of the Borrower to borrow and obtain letters of credit from time to time under the Agreement is expected to be of direct and indirect material benefit to the Guarantor; and

WHEREAS, the Guarantor has determined, reasonably and in good faith, that (a) the Guarantor will receive a material benefit from being a guarantor and surety for the payment and performance of the Obligations, (b) the Guarantor has adequate capital to conduct its business as presently conducted and as proposed to be conducted, (c) it will be able to meet its obligations hereunder and in respect of its existing and future Indebtedness and liabilities (contingent or otherwise) as and when the same shall become due and payable, including those under this Guaranty, and (d) it is otherwise Solvent; and

WHEREAS, the Guarantor has determined that the execution and delivery of this Guaranty Agreement is in furtherance of its business purposes and in its best interests, having regard to all relevant facts and circumstances.

NOW, THEREFORE, in consideration of the premises (each of which is incorporated herein by reference), other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, and with the intent of being legally bound hereby, the Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein as defined terms and not defined herein which are defined in the Agreement shall have the meanings given them in the Agreement.

ARTICLE II

GUARANTY

Section 2.01. Guaranty. (a) The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Bank, and becomes surety for, the complete, due and punctual payment of the Obligations, and for the complete, due and punctual performance by the Borrower of each of Obligations and each of the other terms and provisions of the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations as and when the same shall become due (whether at maturity, by acceleration or otherwise) according to the terms thereof. This is a guaranty of payment and not a guaranty of collection. In case of failure by the Borrower punctually to pay the Obligations guaranteed hereby, the Guarantor hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by acceleration or otherwise, and as if such payment was made by the Borrower. The Bank shall not be required, as a condition of the liability of the Guarantor, to make any demand upon, or to pursue any of the rights of the Bank against, the Borrower, or to pursue any rights which may be available to the Bank, with respect to any other Person who may be liable for the payment of any of the Obligations to the Bank. This Guaranty Agreement shall remain in full force and effect until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

(b) The Guarantor agrees that whenever, at any time or from time to time, it shall make any payment to the Bank on account of the liability of the Guarantor hereunder, it will notify the Bank in writing that such payment is made under this Guaranty Agreement for such purpose.

(c) No payment or payments made by the Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Bank from the Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations (in accordance with the terms and provisions hereof) or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

Section 2.02. Obligations Absolute and Unconditional. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty Agreement; all dealings between the Borrower or the Guarantor, on the one hand, and the Bank on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty Agreement; and the Guarantor waives any and all notice of and proof of reliance by the Bank upon this Guaranty Agreement or acceptance of this Guaranty Agreement. The obligations of the Guarantor under this Guaranty Agreement shall be continuing, unconditional, irrevocable and absolute and shall be independent of any obligations of the Borrower and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any of the following matters and no right or remedy of the Bank shall be in any way prejudiced or adversely affected by any of the following matters (whether or not the Bank shall make any reservation of rights against, give or attempt to give any notice to, or request or obtain any further assent of the Guarantor with respect to any of the following matters):

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations or any other obligation of the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(b) any modification or amendment of or supplement to the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(c) any modification, amendment, waiver, release, compromise, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any of the Obligations or any other obligation of the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(d) any change in the corporate or other existence, structure or ownership of the Guarantor or the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets (irrespective of any release or deferral of the liability of the Guarantor to pay all or any part Obligations or any of the Borrower’s other obligations under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations pursuant to any such insolvency, bankruptcy or other similar proceeding);

(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, Bank or any other Person, whether or not arising in connection with this Guaranty Agreement, the Obligations, the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(f) any invalidity or unenforceability relating to or against the Borrower for any reason of the Agreement, the Notes or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the Obligations or any other amount payable by the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(g) any invalidity or unenforceability relating to or against the Borrower for any reason of its obligations and liabilities under the Agreement, the Notes, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(h) any other act or failure to act or delay of any kind by the Borrower, Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Guaranty Agreement;

(i) the existence of, or any execution on or attachment of, or any failure by the Bank (voluntarily or otherwise) to resort to, any other security or any other rights held or hereafter held or to be held by the Bank to secure any or all of the Obligations or other obligations of the Borrower under the Agreement, the Notes, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations or any judgment obtained by the Bank;

(j) any demand for payment of any of the Obligations is rescinded by the Bank and any of the Obligations continued; or

(k) the refusal or failure (whether intentional, negligent or otherwise) of the Bank or any agent of the Bank to protect, secure, perfect, continue, maintain or insure any Encumbrance at any time held by it as security for the Obligations or any other obligations of the Borrower under the Notes, the Agreement, any other Loan Document (including this Guaranty Agreement) or any other document, instrument or agreement evidencing or securing any of the Obligations or any property subject thereto.

Section 2.03. Insolvency Laws and Savings Clause.

(a) Anything in this Guaranty Agreement to the contrary notwithstanding, the maximum liability of the Guarantor hereunder shall in no event exceed the amount of the unpaid Obligations for which the Guarantor can be lawfully liable under applicable federal and state laws relating to the insolvency of debtors as determined by a final order of a court of competent jurisdiction.

(b) The Guarantor agrees that the obligations owing by the Borrower may at any time and from time to time exceed the maximum amount of the liability of the Guarantor under this Guaranty Agreement without impairing the liability of the Guarantor under this Guaranty Agreement or affecting the rights and remedies of the Bank under this Guaranty Agreement, under any Loan Document or under any other document, instrument or agreement or securing any of the Obligations.

Section 2.04. Discharge; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Guaranty Agreement shall remain in full force and effect until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred. If at any time any payment (or part thereof) of any of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations under this Guaranty Agreement with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05. Right of Set-off. Upon any or all of the Obligations becoming due and payable (whether at the stated maturity, by acceleration or otherwise), Bank is hereby irrevocably authorized by the Guarantor at any time and from time to time, without notice to the Guarantor, any such notice being hereby waived by the Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Guarantor, or any part thereof in such amounts, not to exceed the amount then due, as the Bank, as the case may be, may elect, whether or not the Bank have made any demand for payment and although such liabilities may be contingent or unmatured. The Bank shall notify the Guarantor of any such set-off made by the Bank and the application made by the Bank of the proceeds thereof; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

Section 2.06. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Bank, the Guarantor shall not be entitled to be subrogated to any of the rights of the Bank against the Borrower or against any collateral security or guaranty or right of offset held by the Bank for the payment of the Obligations, nor shall the Guarantor seek any contribution or reimbursement from the Borrower in respect of any payments (or any parts thereof) made by the Guarantor hereunder until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred. The Guarantor hereby irrevocably, unconditionally and absolutely waives and agrees not to exercise or claim any rights which it may acquire or claim by way of subrogation, contribution, reimbursement or indemnity with respect to any payments made or performance by the Guarantor hereunder or under any other Loan Document or any other documents, instrument or agreement evidencing or securing any of the Obligations until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

Section 2.07. Waiver. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person. The Guarantor also waives any notice of the creation, incurrence, renewal, extension or accrual of any of the Obligations of the Borrower to the Bank. The Guarantor also waives presentment and any notices with respect to any evidence of any of the Obligations of the Borrower to the Bank and, until the Bank shall have been paid in full, any right the undersigned might otherwise have to the marshalling of any assets of the Borrower. Without limiting the generality of the foregoing, the Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to any of the Obligations.

Section 2.08. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower with respect to the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.

Section 2.09. Assignment or Transfer; Waiver. The Guarantor covenants and agrees that: (a) this Guaranty Agreement shall continue to be binding and in full force and effect notwithstanding (i) any transfer or assignment by the Borrower of the obligations under the Agreement, the Notes, the other Loan Documents or any other documents, instrument or agreement evidencing or securing any of the Obligations to any Person or (ii) any transfer or assignment of the benefit of this Guaranty Agreement to any Person; and (b) it shall waive each and all of its rights (whether legal, equitable, statutory or otherwise) as surety which may at any time be inconsistent with this Guaranty Agreement or in any way restrict or prejudicially affect the rights, remedies or recourse of the Bank hereunder.

Section 2.10. Payments; Application of Moneys. The Guarantor hereby agrees that all payments hereunder will be paid to the Bank without set-off or counterclaim in Dollars at the office of the Bank at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania. Any amounts received by the Bank from the Guarantor shall be deemed to reduce the obligations of the Guarantor hereunder only as provided herein and, in any case, only to the extent of the amounts actually received by the Bank after deduction of all costs and expenses of and related to obtaining payment thereof.

Section 2.11. Manner of Dealing. The Bank, without notice to the Guarantor, shall have the right to deal in any manner each shall see fit with any of the Obligations of the Borrower to the Bank and with any security or guaranty for the Obligations, and, without limiting the foregoing, may accept partial payments on account of any Obligations and may grant extensions or renewals of all or any part of any of the Obligations, and may, at any time and from time to time, release all or any part of the security or guaranty for, and demand or receive additional security or guaranty for, any of the Obligations.

Section 2.12. Release of Other Guarantors; Release of Collateral.

(a) The Bank, may, without notice to the Guarantor, and without prejudice to this Guaranty Agreement, release and discharge from liability any other guarantor of, or surety for, the payment of any of the Obligations and the Guarantor agrees to remain bound hereby notwithstanding.

(b) The Bank, may, without notice to the Guarantor, and without prejudice to this Guaranty Agreement, release and discharge any collateral granted or assigned to the Bank or any of them to secure the payment of any of the Obligations and the Guarantor agrees to remain bound hereby notwithstanding.

Section 2.13. Additional Default Under Agreement. The Guarantor hereby acknowledges and agrees that any violation by it of the terms, conditions, representations, warranties, covenants and agreements herein set forth shall constitute an Event of Default under the terms of the Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Bank as follows.

Section 3.01. Organization and Qualification. The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware; the Guarantor has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct; and the Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except for those jurisdictions where the Guarantor’s non-qualification would not cause there to be a Material Adverse Change.

Section 3.02. Subsidiaries. The Guarantor does not own directly or indirectly any capital stock of any other Person, is not a partner (general or limited) of any partnership, is not a party to any joint venture and does not own (beneficially or of record) any equity interest or similar interest in any other Person.

Section 3.03. Power and Authority. The Guarantor has full power to enter into, execute, deliver, carry out and perform this Guaranty Agreement and any other Loan Documents to which it is a party, to guarantee the Obligations as herein set forth, to incur the Indebtedness contemplated by this Guaranty Agreement and any other Loan Documents to which it is a party and to perform its obligations under this Guaranty Agreement and any other Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary partnership proceedings on its part.

Section 3.04. Validity and Binding Effect. This Guaranty Agreement has been and each Loan Document to be executed and delivered by the Guarantor, when executed and delivered by the Guarantor, will have been, duly and validly executed and delivered by the Guarantor. This Guaranty Agreement, each of the other Loan Documents executed and delivered by the Guarantor pursuant to the provisions hereof and each of the other Loan Documents executed and delivered by the Guarantor will constitute legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, except to the extent that enforceability of this Guaranty Agreement or any of such Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 3.05. No Conflict. Neither the execution and delivery by the Guarantor of this Guaranty Agreement or any other Loan Documents to which the Guarantor is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Guarantor will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, by-laws or other organizational documents of the Guarantor or (ii) any Governmental Rule or any agreement or instrument or order, writ, judgment, injunction or decree to which the Guarantor is a party or by which it is bound or to which it is subject, which conflict, default or breach would cause a Material Adverse Change, or (b) result in the creation or enforcement of any Encumbrance whatsoever upon any property (now owned or hereafter acquired) of the Guarantor (other than the Permitted Encumbrances).

Section 3.06. Litigation. Except for the litigation set forth on Schedule 4.10 to the Agreement, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Guarantor, threatened against the Guarantor, at law or in equity, before any Governmental Authority, which individually or in the aggregate, if adversely determined, could be reasonably expected to result in any Material Adverse Change. The Guarantor is not in violation of any order, writ, injunction or decree of any Governmental Authority which could reasonably be expected to result in any Material Adverse Change.

Section 3.07. Margin Stock; Section 20 Subsidiaries. The Guarantor does not engage or intend to engage principally, or as one of its important activities, in the business of incurring Indebtedness or extending credit to others for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulations T, U and X). No part of the proceeds of any loan made by the Borrower or any other Person to the Guarantor has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund or retire Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Guarantor does not intend to hold margin stock. The Guarantor does not intend to use any portion of the proceeds of any loan made by the Borrower or any other Person to the Guarantor, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

Section 3.08. Full Disclosure. Neither this Guaranty Agreement nor any other Loan Documents to which the Guarantor is a party, nor any certificate, statement, agreement or other documents furnished to the Bank in connection herewith or therewith, contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Guarantor which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Guarantor, which has not been set forth in this Guaranty Agreement or the Loan Documents to which the Guarantor is party or in the certificates, statements, agreements or other documents furnished in writing to the Bank prior to or at the date hereof in connection with the transactions contemplated hereby and thereby.

Section 3.09. Consents and Approvals. Except for the filing of Security Documents to which the Guarantor is a party with the appropriate Governmental Authority, no order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty Agreement or any of the Loan Documents to which the Guarantor is a party or (ii) the legality, binding effect or enforceability of this Guaranty Agreement or any of the Loan Documents to which the Guarantor is a party.

Section 3.10. Compliance with Instruments. The Guarantor is not in violation of (i) any term of its articles or certificate of incorporation, by-laws or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

Section 3.11. Compliance with Laws. The Guarantor is in compliance in all material respects with all applicable Governmental Rules (other than Environmental Laws, which are addressed in Section 4.20 of the Agreement) in all jurisdictions in which the Guarantor, is presently or will be doing business except where the failure to do so would not, individually or in the aggregate, constitute a Material Adverse Change.

Section 3.12. Investment Company; Public Utility Holding Company. The Guarantor is not an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended from time to time, and shall not become such an “investment company” or under such “control.” The Guarantor is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning the Public Utility Holding Company Act of 1935, as amended from time to time. The Guarantor is not subject to any Governmental Rule of any Governmental Authority (in each case whether United States federal, state or local, or other) having jurisdiction over the Guarantor, which purports to restrict or regulate its ability to borrow money, or to extend or obtain credit, or to guarantee the repayment of the Obligations pursuant hereto.

Section 3.13. Title to Properties. The Guarantor has good title to, or a valid leasehold interest in, all of its real and personal property, except to the extent the failure to have such title or leasehold interests is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, and none of such property is subject to any Encumbrance except Permitted Encumbrances.

Section 3.14. Insurance. There are in full force and effect for the benefit of the Guarantor insurance policies and bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Guarantor in accordance with prudent business practice in the industry of the Guarantor. No notice has been given or claim made and to the knowledge of the Guarantor, no grounds exist, to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

Section 3.15. Employment Matters. The Guarantor is in compliance with all labor contracts and all applicable federal, state and local labor and employment laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the labor contracts or current or, to the knowledge of the Guarantor, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Guarantor which in any case would constitute a Material Adverse Change. All payments due from the Guarantor on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Change if not paid have been paid or accrued as a liability on the books of the Guarantor.

Section 3.16. Solvency. After giving effect to the incurrence of the Indebtedness pursuant to this Guaranty Agreement and to the transactions contemplated by this Guaranty Agreement, the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations, and the payment of all estimated legal and other fees related hereto and thereto, the Guarantor is Solvent as of and on the Closing Date and at all times thereafter.

Section 3.17. Burdensome Restrictions. No contract, lease, agreement or other instrument to which the Guarantor is a party or is bound and no provision of applicable law or governmental regulation could reasonably be expected to have a Material Adverse Change.

Section 3.18. No Material Adverse Change. No event has occurred since December 31, 2004 and is continuing which has had or could reasonably be expected to have a Material Adverse Change.

Section 3.19. Fair Consideration. The statements set forth in the recitals hereto are true and correct. Without limiting the generality of the foregoing, the Guarantor acknowledges and agrees that the full and punctual guarantee of the Obligations, as determined in accordance with the terms and provisions hereof, accurately represents and does not exceed the fair value of the consideration received and to be received by the Guarantor from the Borrower for the incurrence of the Guarantor’s obligations under this Guaranty Agreement.

Section 3.20. Review of Documents. The Guarantor hereby represents and warrants that it has reviewed the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations and, after consultation with legal counsel, acknowledges and consents to the terms of each.

Section 3.21. Violations of Anti-Terrorism Laws. The Guarantor is not in violation of any Anti-Terrorism Law; and the Guarantor has not engaged in, or conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.22. Trading with the Enemy. The Guarantor has not engaged in any business or activity prohibited by the Trading with the Enemy Act.

Section 3.23. Executive Order No. 13224. The Guarantor is not a Blocked Person. The Guarantor does not conduct any business with, or engage in making or receiving any contribution of funds, goods or services to or for the benefit of, any Blocked Person; and the Guarantor does not deal in, or otherwise engage in, any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 3.24. No Conditions Precedent. There are no conditions precedent to the effectiveness of this Guaranty Agreement.

ARTICLE IV

INDEMNIFICATION

Section 4.01. Indemnification by Guarantor. The Guarantor hereby agrees to indemnify the Bank, and the directors, officers, employees, attorneys, agents and Affiliates or all of the foregoing (each of the foregoing an “Indemnified Person”) against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Person (except those caused by such Indemnified Person’s gross negligence or willful misconduct) arising out of or resulting from (i) any breach by the Guarantor of its obligations hereunder, or (ii) any investigation or litigation relating to the foregoing. The indemnity set forth in this Section 4.01 shall be in addition to any other obligations or liabilities of the Guarantor to the Bank, or at common law or otherwise. The provisions of this Section 4.01 shall survive the payment of the Obligations and the termination of this Agreement and the other Loan Documents.

ARTICLE V

MISCELLANEOUS

Section 5.01. Notices. All notices required to be delivered to the Guarantor pursuant to this Guaranty Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service with all charges prepaid, telex, telegram, or telecopier or by the United States certified mail, postage prepaid:

Dunkirk Specialty Steel, LLC

c/o Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15107

Attention: Richard M. Ubinger

Telecopier: 412-257-7640

All notices required to be delivered to the Bank pursuant to this Guaranty Agreement shall be delivered in accordance with the preceding sentence to the notice address for the Bank set forth in Section 9.04 of the Agreement. All notices delivered under this Section 5.01 shall be effective three (3) days after mailing, the date of telecopier transmission or when received, whichever is earlier. The Guarantor and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto.

Section 5.02. No Waiver. No failure or delay by the Bank in exercising any right, power or privilege under this Guaranty Agreement, the Agreement, the Notes, any other Loan Document or any other documents, instrument or agreement evidencing or securing any of the Obligations shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.03. Amendments and Waivers. Any provision of this Guaranty Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Guarantor and Bank. Any such amendment or waiver which complies with the provisions of this Section 5.03 shall be limited to the matters set forth in amendment or waiver.

Section 5.04. CONSENT TO JURISDICTION AND VENUE. THE GUARANTOR AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY AGREEMENT SHALL BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA SITTING IN PITTSBURGH, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND FURTHER AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE GUARANTOR AT THE GUARANTOR’S ADDRESS DESIGNATED PURSUANT HERETO, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. FURTHER, THE GUARANTOR HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA SITTING IN PITTSBURGH, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT THE GUARANTOR IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURTS LACK PROPER VENUE OR ANY CLAIM THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE GUARANTOR SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER SUCH COURT AGAINST THE GUARANTOR BY THE BANK CONCERNING THIS GUARANTY AGREEMENT OR ANY PAYMENT TO THE BANK. THE GUARANTOR HEREBY ACKNOWLEDGES AND AGREES THAT THE EXCLUSIVE CHOICE OF FORUM CONTAINED IN THIS SECTION 5.04 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

Section 5.05. Severability. Whenever possible each provision of this Guaranty Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Guaranty Agreement, or any part of such provision, shall be prohibited by or invalid under applicable law, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty Agreement.

Section 5.06. Successors and Assigns. All of the provisions of this Guaranty Agreement shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Bank and their respective successors and assigns.

Section 5.07. Gender, Number. Whenever required by the context of this Guaranty Agreement, the singular shall include the plural, and vice versa, and the masculine and feminine genders shall include the neuter gender and vice versa.

Section 5.08. Headings. The headings of the articles and sections of this Guaranty Agreement are inserted for convenience only and shall not affect the construction hereof or be taken into consideration in the interpretation hereof or be deemed to constitute a part hereof.

Section 5.09. Counterparts. This Guaranty Agreement may be executed in as many counterparts as shall be convenient, each of which when executed by the Guarantor shall be regarded as an original. All such counterparts shall constitute but one and the same instrument. In proving this Guaranty Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Guaranty Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Guaranty Agreement.

Section 5.10. Collection Costs. The Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by the Bank in the enforcement of this Guaranty Agreement.

Section 5.11. Integration. This Guaranty Agreement constitutes the entire agreement between the parties relating to the guarantee of the Obligations by the Guarantor and this Guaranty Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

Section 5.12. GOVERNING LAW. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 5.13. Survival. All representations, warranties, covenants and agreements of the Guarantor contained herein or in the other Loan Documents or made in writing in connection herewith shall survive the execution and delivery of this Guaranty Agreement and the issuance of the Notes and the Letters of Credit and shall continue in full force and effect in until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred, notwithstanding that at any time or from time to time prior thereto the Borrower may be free from any Obligations. The obligations of the Guarantor under Sections 2.04, 4.01, 5.10 and 5.14 shall survive the termination of this Guaranty Agreement and the discharge of the other obligations of the Guarantor hereunder, and any other Loan Documents to which the Guarantor is a party, and shall also survive the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation.

Section 5.14. Taxes and Fees. The Guarantor shall pay any and all stamp, document, transfer and recording taxes, filing fees and similar impositions payable or hereafter determined by the Bank to be payable in connection with this Guaranty Agreement and the other Loan Documents to which the Guarantor is a party. The Guarantor agrees to save the Bank harmless from and against any and all present and future claims or liabilities with respect to, or resulting from, any delay in paying or failure to pay any such taxes or similar impositions.

Section 5.15. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE GUARANTOR, THE BANK OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING OUT OF THIS GUARANTY AGREEMENT.

Section 5.16. POWER TO CONFESS JUDGMENT The Guarantor hereby empowers any attorney of any court of record within the Commonwealth of Pennsylvania, after the occurrence of any Event of Default, to appear for the Guarantor and, with or without complaint filed, confess judgment, or a series of judgments, against the Guarantor in favor of the Bank or any holder hereof for the entire outstanding balance of the Obligations guaranteed hereby, together with costs of suit and an attorney’s commission of the greater of 5% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Guaranty Agreement or a copy verified by affidavit shall be a sufficient warrant. The Guarantor hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, with intent to be legally bound hereby, and with the further intention that this Guaranty Agreement shall constitute a sealed instrument, the Guarantor has caused this Guaranty Agreement to be duly executed by its authorized officer(s) as of the date first above written.

WITNESS/ATTEST:		DUNKIRK SPECIALTY STEEL, LLC, a Delaware limited liability company

By:		By:		(SEAL)
Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Executive Officer and Secretary	Title:	Executive Officer and Assistant Secretary

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this Guaranty Agreement, together with all amendments, extensions, renewals, substitutions and replacements hereto or hereof is hereinafter referred to as this “Guaranty”) dated as of February 27, 2009 is made by USAP HOLDINGS, INC., a Delaware corporation (the “Guarantor”), in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS:

WHEREAS, UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (as more fully defined in the Agreement referred to below, the “Borrower”), will enter into that certain Credit Agreement dated as of February 27, 2009 (the Credit Agreement, together with all amendments, extensions, renewals, substitutions and replacements thereto or thereof, the “Agreement”) with the Bank; and

WHEREAS, pursuant to the Agreement (a) the Bank has agreed to make available to the Borrower a Revolving Credit Commitment and to make Revolving Credit Loans to the Borrower in a maximum aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) which Indebtedness will be evidenced by a Revolving Credit Note dated February 27, 2009, in the face principal amount of $15,000,000 (such Revolving Credit Note, together with all amendments, extensions, renewals, substitutions and replacements thereto or thereof from time to time (including without limitation any replacement notes issued pursuant to the Agreement), herein referred to as the “Revolving Credit Note”) executed by the Borrower in favor of the Bank, (b) the Bank has agreed to make available to the Borrower a term loan facility in an aggregate principal amount not to exceed Twelve Million Dollars ($12,000,000), which Indebtedness will be evidenced by that certain Term Note dated February 27, 2009, in the face principal amount of $12,000,000 (such Term Note, together with all amendments, extensions, renewals, substitutions and replacements thereto and thereof, the “Term Note”; and the Revolving Credit Note and the Term Note are herein referred to collectively as the “Notes”; and the term “Note” shall mean any of the Notes) executed by the Borrower in favor of the Bank, and (c) the Bank agrees to make available to the Borrower a letter of credit subfacility pursuant to which the Bank will issue Letters of Credit with a Stated Amount in a maximum aggregate principal amount not to exceed Two Million Dollars ($2,000,000); and

WHEREAS, the Guarantor is a wholly-owned Subsidiary of the Borrower and under the terms of the Agreement the Borrower may borrow amounts available under the Agreement for its general corporate purposes, including, without limitation, making advances to the Guarantor, and may obtain one or more Letters of Credit under the terms of the Agreement for the business purposes of the Borrower, including without limitation, Letters of Credit to support the obligations of the Guarantor; and

WHEREAS, the execution and delivery of this Guaranty Agreement by the Guarantor is a condition to the willingness of the Bank to enter into the Agreement, to make Loans to the Borrower, to permit the Borrower to make advances to the Guarantor and to make available the letter of credit subfacility to support the obligations of the Borrower and its Subsidiaries, including the Guarantor; and

WHEREAS, the Borrower and the Guarantor are engaged in related businesses, and the ability of the Borrower to borrow and obtain letters of credit from time to time under the Agreement is expected to be of direct and indirect material benefit to the Guarantor; and

WHEREAS, the Guarantor has determined, reasonably and in good faith, that (a) the Guarantor will receive a material benefit from being a guarantor and surety for the payment and performance of the Obligations, (b) the Guarantor has adequate capital to conduct its business as presently conducted and as proposed to be conducted, (c) it will be able to meet its obligations hereunder and in respect of its existing and future Indebtedness and liabilities (contingent or otherwise) as and when the same shall become due and payable, including those under this Guaranty, and (d) it is otherwise Solvent; and

WHEREAS, the Guarantor has determined that the execution and delivery of this Guaranty Agreement is in furtherance of its business purposes and in its best interests, having regard to all relevant facts and circumstances.

NOW, THEREFORE, in consideration of the premises (each of which is incorporated herein by reference), other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, and with the intent of being legally bound hereby, the Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein as defined terms and not defined herein which are defined in the Agreement shall have the meanings given them in the Agreement.

ARTICLE II

GUARANTY

Section 2.01. Guaranty. (a) The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Bank, and becomes surety for, the complete, due and punctual payment of the Obligations, and for the complete, due and punctual performance by the Borrower of each of Obligations and each of the other terms and provisions of the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations as and when the same shall become due (whether at maturity, by acceleration or otherwise) according to the terms thereof. This is a guaranty of payment and not a guaranty of collection. In case of failure by the Borrower punctually to pay the Obligations guaranteed hereby, the Guarantor hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by acceleration or otherwise, and as if such payment was made by the Borrower. The Bank shall not be required, as a condition of the liability of the Guarantor, to make any demand upon, or to pursue any of the rights of the Bank against, the Borrower, or to pursue any rights which may be available to the Bank, with respect to any other Person who may be liable for the payment of any of the Obligations to the Bank. This Guaranty Agreement shall remain in full force and effect until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

(b) The Guarantor agrees that whenever, at any time or from time to time, it shall make any payment to the Bank on account of the liability of the Guarantor hereunder, it will notify the Bank in writing that such payment is made under this Guaranty Agreement for such purpose.

(c) No payment or payments made by the Borrower, the Guarantor, any other guarantor or any other Person or received or collected by the Bank from the Borrower, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations (in accordance with the terms and provisions hereof) or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

Section 2.02. Obligations Absolute and Unconditional. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty Agreement; all dealings between the Borrower or the Guarantor, on the one hand, and the Bank on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty Agreement; and the Guarantor waives any and all notice of and proof of reliance by the Bank upon this Guaranty Agreement or acceptance of this Guaranty Agreement. The obligations of the Guarantor under this Guaranty Agreement shall be continuing, unconditional, irrevocable and absolute and shall be independent of any obligations of the Borrower and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any of the following matters and no right or remedy of the Bank shall be in any way prejudiced or adversely affected by any of the following matters (whether or not the Bank shall make any reservation of rights against, give or attempt to give any notice to, or request or obtain any further assent of the Guarantor with respect to any of the following matters):

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations or any other obligation of the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(b) any modification or amendment of or supplement to the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(c) any modification, amendment, waiver, release, compromise, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any of the Obligations or any other obligation of the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(d) any change in the corporate or other existence, structure or ownership of the Guarantor or the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets (irrespective of any release or deferral of the liability of the Guarantor to pay all or any part Obligations or any of the Borrower’s other obligations under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations pursuant to any such insolvency, bankruptcy or other similar proceeding);

(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, Bank or any other Person, whether or not arising in connection with this Guaranty Agreement, the Obligations, the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(f) any invalidity or unenforceability relating to or against the Borrower for any reason of the Agreement, the Notes or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the Obligations or any other amount payable by the Borrower under the Notes, the Agreement, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(g) any invalidity or unenforceability relating to or against the Borrower for any reason of its obligations and liabilities under the Agreement, the Notes, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations;

(h) any other act or failure to act or delay of any kind by the Borrower, Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Guaranty Agreement;

(i) the existence of, or any execution on or attachment of, or any failure by the Bank (voluntarily or otherwise) to resort to, any other security or any other rights held or hereafter held or to be held by the Bank to secure any or all of the Obligations or other obligations of the Borrower under the Agreement, the Notes, any other Loan Document or any other document, instrument or agreement evidencing or securing any of the Obligations or any judgment obtained by the Bank;

(j) any demand for payment of any of the Obligations is rescinded by the Bank and any of the Obligations continued; or

(k) the refusal or failure (whether intentional, negligent or otherwise) of the Bank or any agent of the Bank to protect, secure, perfect, continue, maintain or insure any Encumbrance at any time held by it as security for the Obligations or any other obligations of the Borrower under the Notes, the Agreement, any other Loan Document (including this Guaranty Agreement) or any other document, instrument or agreement evidencing or securing any of the Obligations or any property subject thereto.

Section 2.03. Insolvency Laws and Savings Clause.

(a) Anything in this Guaranty Agreement to the contrary notwithstanding, the maximum liability of the Guarantor hereunder shall in no event exceed the amount of the unpaid Obligations for which the Guarantor can be lawfully liable under applicable federal and state laws relating to the insolvency of debtors as determined by a final order of a court of competent jurisdiction.

(b) The Guarantor agrees that the obligations owing by the Borrower may at any time and from time to time exceed the maximum amount of the liability of the Guarantor under this Guaranty Agreement without impairing the liability of the Guarantor under this Guaranty Agreement or affecting the rights and remedies of the Bank under this Guaranty Agreement, under any Loan Document or under any other document, instrument or agreement or securing any of the Obligations.

Section 2.04. Discharge; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Guaranty Agreement shall remain in full force and effect until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred. If at any time any payment (or part thereof) of any of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations under this Guaranty Agreement with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05. Right of Set-off. Upon any or all of the Obligations becoming due and payable (whether at the stated maturity, by acceleration or otherwise), Bank is hereby irrevocably authorized by the Guarantor at any time and from time to time, without notice to the Guarantor, any such notice being hereby waived by the Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Guarantor, or any part thereof in such amounts, not to exceed the amount then due, as the Bank, as the case may be, may elect, whether or not the Bank have made any demand for payment and although such liabilities may be contingent or unmatured. The Bank shall notify the Guarantor of any such set-off made by the Bank and the application made by the Bank of the proceeds thereof; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

Section 2.06. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Bank, the Guarantor shall not be entitled to be subrogated to any of the rights of the Bank against the Borrower or against any collateral security or guaranty or right of offset held by the Bank for the payment of the Obligations, nor shall the Guarantor seek any contribution or reimbursement from the Borrower in respect of any payments (or any parts thereof) made by the Guarantor hereunder until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred. The Guarantor hereby irrevocably, unconditionally and absolutely waives and agrees not to exercise or claim any rights which it may acquire or claim by way of subrogation, contribution, reimbursement or indemnity with respect to any payments made or performance by the Guarantor hereunder or under any other Loan Document or any other documents, instrument or agreement evidencing or securing any of the Obligations until the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation has occurred.

Section 2.07. Waiver. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person. The Guarantor also waives any notice of the creation, incurrence, renewal, extension or accrual of any of the Obligations of the Borrower to the Bank. The Guarantor also waives presentment and any notices with respect to any evidence of any of the Obligations of the Borrower to the Bank and, until the Bank shall have been paid in full, any right the undersigned might otherwise have to the marshalling of any assets of the Borrower. Without limiting the generality of the foregoing, the Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to any of the Obligations.

Section 2.08. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower with respect to the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Bank.

Section 2.09. Assignment or Transfer; Waiver. The Guarantor covenants and agrees that: (a) this Guaranty Agreement shall continue to be binding and in full force and effect notwithstanding (i) any transfer or assignment by the Borrower of the obligations under the Agreement, the Notes, the other Loan Documents or any other documents, instrument or agreement evidencing or securing any of the Obligations to any Person or (ii) any transfer or assignment of the benefit of this Guaranty Agreement to any Person; and (b) it shall waive each and all of its rights (whether legal, equitable, statutory or otherwise) as surety which may at any time be inconsistent with this Guaranty Agreement or in any way restrict or prejudicially affect the rights, remedies or recourse of the Bank hereunder.

Section 2.10. Payments; Application of Moneys. The Guarantor hereby agrees that all payments hereunder will be paid to the Bank without set-off or counterclaim in Dollars at the office of the Bank at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania. Any amounts received by the Bank from the Guarantor shall be deemed to reduce the obligations of the Guarantor hereunder only as provided herein and, in any case, only to the extent of the amounts actually received by the Bank after deduction of all costs and expenses of and related to obtaining payment thereof.

Section 2.11. Manner of Dealing. The Bank, without notice to the Guarantor, shall have the right to deal in any manner each shall see fit with any of the Obligations of the Borrower to the Bank and with any security or guaranty for the Obligations, and, without limiting the foregoing, may accept partial payments on account of any Obligations and may grant extensions or renewals of all or any part of any of the Obligations, and may, at any time and from time to time, release all or any part of the security or guaranty for, and demand or receive additional security or guaranty for, any of the Obligations.

Section 2.12. Release of Other Guarantors; Release of Collateral.

(a) The Bank, may, without notice to the Guarantor, and without prejudice to this Guaranty Agreement, release and discharge from liability any other guarantor of, or surety for, the payment of any of the Obligations and the Guarantor agrees to remain bound hereby notwithstanding.

(b) The Bank, may, without notice to the Guarantor, and without prejudice to this Guaranty Agreement, release and discharge any collateral granted or assigned to the Bank or any of them to secure the payment of any of the Obligations and the Guarantor agrees to remain bound hereby notwithstanding.

Section 2.13. Additional Default Under Agreement. The Guarantor hereby acknowledges and agrees that any violation by it of the terms, conditions, representations, warranties, covenants and agreements herein set forth shall constitute an Event of Default under the terms of the Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Bank as follows.

Section 3.01. Organization and Qualification. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware; the Guarantor has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct; and the Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except for those jurisdictions where the Guarantor’s non-qualification would not cause there to be a Material Adverse Change.

Section 3.02. Subsidiaries. The Guarantor does not own directly or indirectly any capital stock of any other Person, is not a partner (general or limited) of any partnership, is not a party to any joint venture and does not own (beneficially or of record) any equity interest or similar interest in any other Person.

Section 3.03. Power and Authority. The Guarantor has full power to enter into, execute, deliver, carry out and perform this Guaranty Agreement and any other Loan Documents to which it is a party, to guarantee the Obligations as herein set forth, to incur the Indebtedness contemplated by this Guaranty Agreement and any other Loan Documents to which it is a party and to perform its obligations under this Guaranty Agreement and any other Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary partnership proceedings on its part.

Section 3.04. Validity and Binding Effect. This Guaranty Agreement has been and each Loan Document to be executed and delivered by the Guarantor, when executed and delivered by the Guarantor, will have been, duly and validly executed and delivered by the Guarantor. This Guaranty Agreement, each of the other Loan Documents executed and delivered by the Guarantor pursuant to the provisions hereof and each of the other Loan Documents executed and delivered by the Guarantor will constitute legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, except to the extent that enforceability of this Guaranty Agreement or any of such Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 3.05. No Conflict. Neither the execution and delivery by the Guarantor of this Guaranty Agreement or any other Loan Documents to which the Guarantor is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof by the Guarantor will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, by-laws or other organizational documents of the Guarantor or (ii) any Governmental Rule or any agreement or instrument or order, writ, judgment, injunction or decree to which the Guarantor is a party or by which it is bound or to which it is subject, which conflict, default or breach would cause a Material Adverse Change, or (b) result in the creation or enforcement of any Encumbrance whatsoever upon any property (now owned or hereafter acquired) of the Guarantor (other than the Permitted Encumbrances).

Section 3.06. Litigation. Except for the litigation set forth on Schedule 4.10 to the Agreement, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Guarantor, threatened against the Guarantor, at law or in equity, before any

Governmental Authority, which individually or in the aggregate, if adversely determined, could be reasonably expected to result in any Material Adverse Change. The Guarantor is not in violation of any order, writ, injunction or decree of any Governmental Authority which could reasonably be expected to result in any Material Adverse Change.

Section 3.07. Margin Stock; Section 20 Subsidiaries. The Guarantor does not engage or intend to engage principally, or as one of its important activities, in the business of incurring Indebtedness or extending credit to others for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulations T, U and X). No part of the proceeds of any loan made by the Borrower or any other Person to the Guarantor has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund or retire Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Guarantor does not intend to hold margin stock. The Guarantor does not intend to use any portion of the proceeds of any loan made by the Borrower or any other Person to the Guarantor, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

Section 3.08. Full Disclosure. Neither this Guaranty Agreement nor any other Loan Documents to which the Guarantor is a party, nor any certificate, statement, agreement or other documents furnished to the Bank in connection herewith or therewith, contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Guarantor which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Guarantor, which has not been set forth in this Guaranty Agreement or the Loan Documents to which the Guarantor is party or in the certificates, statements, agreements or other documents furnished in writing to the Bank prior to or at the date hereof in connection with the transactions contemplated hereby and thereby.

Section 3.09. Consents and Approvals. Except for the filing of Security Documents to which the Guarantor is a party with the appropriate Governmental Authority, no order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with any Governmental Authority, or the exemption by any such Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty Agreement or any of the Loan Documents to which the Guarantor is a party or (ii) the legality, binding effect or enforceability of this Guaranty Agreement or any of the Loan Documents to which the Guarantor is a party.

Section 3.10. Compliance with Instruments. The Guarantor is not in violation of (i) any term of its articles or certificate of incorporation, by-laws or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

Section 3.11. Compliance with Laws. The Guarantor is in compliance in all material respects with all applicable Governmental Rules (other than Environmental Laws, which are addressed in Section 4.20 of the Agreement) in all jurisdictions in which the Guarantor, is presently or will be doing business except where the failure to do so would not, individually or in the aggregate, constitute a Material Adverse Change.

Section 3.12. Investment Company; Public Utility Holding Company. The Guarantor is not an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended from time to time, and shall not become such an “investment company” or under such “control.” The Guarantor is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning the Public Utility Holding Company Act of 1935, as amended from time to time. The Guarantor is not subject to any Governmental Rule of any Governmental Authority (in each case whether United States federal, state or local, or other) having jurisdiction over the Guarantor, which purports to restrict or regulate its ability to borrow money, or to extend or obtain credit, or to guarantee the repayment of the Obligations pursuant hereto.

Section 3.13. Title to Properties. The Guarantor has good title to, or a valid leasehold interest in, all of its real and personal property, except to the extent the failure to have such title or leasehold interests is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, and none of such property is subject to any Encumbrance except Permitted Encumbrances.

Section 3.14. Insurance. There are in full force and effect for the benefit of the Guarantor insurance policies and bonds providing adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Guarantor in accordance with prudent business practice in the industry of the Guarantor. No notice has been given or claim made and to the knowledge of the Guarantor, no grounds exist, to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

Section 3.15. Employment Matters. The Guarantor is in compliance with all labor contracts and all applicable federal, state and local labor and employment laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the labor contracts or current or, to the knowledge of the Guarantor, threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Guarantor which in any case would constitute a Material Adverse Change. All payments due from the Guarantor on account of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Change if not paid have been paid or accrued as a liability on the books of the Guarantor.

Section 3.16. Solvency. After giving effect to the incurrence of the Indebtedness pursuant to this Guaranty Agreement and to the transactions contemplated by this Guaranty Agreement, the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations, and the payment of all estimated legal and other fees related hereto and thereto, the Guarantor is Solvent as of and on the Closing Date and at all times thereafter.

Section 3.17. Burdensome Restrictions. No contract, lease, agreement or other instrument to which the Guarantor is a party or is bound and no provision of applicable law or governmental regulation could reasonably be expected to have a Material Adverse Change.

Section 3.18. No Material Adverse Change. No event has occurred since December 31, 2004 and is continuing which has had or could reasonably be expected to have a Material Adverse Change.

Section 3.19. Fair Consideration. The statements set forth in the recitals hereto are true and correct. Without limiting the generality of the foregoing, the Guarantor acknowledges and agrees that the full and punctual guarantee of the Obligations, as determined in accordance with the terms and provisions hereof, accurately represents and does not exceed the fair value of the consideration received and to be received by the Guarantor from the Borrower for the incurrence of the Guarantor’s obligations under this Guaranty Agreement.

Section 3.20. Review of Documents. The Guarantor hereby represents and warrants that it has reviewed the Agreement, the Notes, the other Loan Documents and the other documents, instruments and agreements evidencing or securing any of the Obligations and, after consultation with legal counsel, acknowledges and consents to the terms of each.

Section 3.21. Violations of Anti-Terrorism Laws. The Guarantor is not in violation of any Anti-Terrorism Law; and the Guarantor has not engaged in, or conspired to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.22. Trading with the Enemy. The Guarantor has not engaged in any business or activity prohibited by the Trading with the Enemy Act.

Section 3.23. Executive Order No. 13224. The Guarantor is not a Blocked Person. The Guarantor does not conduct any business with, or engage in making or receiving any contribution of funds, goods or services to or for the benefit of, any Blocked Person; and the Guarantor does not deal in, or otherwise engage in, any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Section 3.24. No Conditions Precedent. There are no conditions precedent to the effectiveness of this Guaranty Agreement.

ARTICLE IV

INDEMNIFICATION

Section 4.01. Indemnification by Guarantor. The Guarantor hereby agrees to indemnify the Bank, and the directors, officers, employees, attorneys, agents and Affiliates or all of the foregoing (each of the foregoing an “Indemnified Person”) against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Person (except those caused by such Indemnified Person’s gross negligence or willful misconduct) arising out of or resulting from (i) any breach by the Guarantor of its obligations hereunder, or (ii) any investigation or litigation relating to the foregoing. The indemnity set forth in this Section 4.01 shall be in addition to any other obligations or liabilities of the Guarantor to the Bank, or at common law or otherwise. The provisions of this Section 4.01 shall survive the payment of the Obligations and the termination of this Agreement and the other Loan Documents.

ARTICLE V

MISCELLANEOUS

Section 5.01. Notices. All notices required to be delivered to the Guarantor pursuant to this Guaranty Agreement shall be in writing and shall be sent to the following address, by hand delivery, recognized national overnight courier service with all charges prepaid, telex, telegram, or telecopier or by the United States certified mail, postage prepaid:

USAP Holdings, Inc.

c/o Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15107

Attention: Richard M. Ubinger

Telecopier: 412-257-7640

All notices required to be delivered to the Bank pursuant to this Guaranty Agreement shall be delivered in accordance with the preceding sentence to the notice address for the Bank set forth in Section 9.04 of the Agreement. All notices delivered under this Section 5.01 shall be effective three (3) days after mailing, the date of telecopier transmission or when received, whichever is earlier. The Guarantor and the Bank may each change the address for service of notice upon it by a notice in writing to the other party hereto.

Section 5.02. No Waiver. No failure or delay by the Bank in exercising any right, power or privilege under this Guaranty Agreement, the Agreement, the Notes, any other Loan Document or any other documents, instrument or agreement evidencing or securing any of the Obligations shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.03. Amendments and Waivers. Any provision of this Guaranty Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Guarantor and Bank. Any such amendment or waiver which complies with the provisions of this Section 5.03 shall be limited to the matters set forth in amendment or waiver.

Section 5.04. CONSENT TO JURISDICTION AND VENUE. THE GUARANTOR AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY AGREEMENT SHALL BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA SITTING IN PITTSBURGH, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND FURTHER AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE GUARANTOR AT THE GUARANTOR’S ADDRESS DESIGNATED PURSUANT HERETO, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. FURTHER, THE GUARANTOR HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA SITTING IN PITTSBURGH, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT THE GUARANTOR IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURTS LACK PROPER VENUE OR ANY CLAIM THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER THE GUARANTOR SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER SUCH COURT AGAINST THE GUARANTOR BY THE BANK CONCERNING THIS GUARANTY AGREEMENT OR ANY PAYMENT TO THE BANK. THE GUARANTOR HEREBY ACKNOWLEDGES AND AGREES THAT THE EXCLUSIVE CHOICE OF FORUM CONTAINED IN THIS SECTION 5.04 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

Section 5.05. Severability. Whenever possible each provision of this Guaranty Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Guaranty Agreement, or any part of such provision, shall be prohibited by or invalid under applicable law, such provision or part thereof shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty Agreement.

Section 5.06. Successors and Assigns. All of the provisions of this Guaranty Agreement shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Bank and their respective successors and assigns.

Section 5.07. Gender, Number. Whenever required by the context of this Guaranty Agreement, the singular shall include the plural, and vice versa, and the masculine and feminine genders shall include the neuter gender and vice versa.

Section 5.08. Headings. The headings of the articles and sections of this Guaranty Agreement are inserted for convenience only and shall not affect the construction hereof or be taken into consideration in the interpretation hereof or be deemed to constitute a part hereof.

Section 5.09. Counterparts. This Guaranty Agreement may be executed in as many counterparts as shall be convenient, each of which when executed by the Guarantor shall be regarded as an original. All such counterparts shall constitute but one and the same instrument. In proving this Guaranty Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Guaranty Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Guaranty Agreement.

Section 5.10. Collection Costs. The Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by the Bank in the enforcement of this Guaranty Agreement.

Section 5.11. Integration. This Guaranty Agreement constitutes the entire agreement between the parties relating to the guarantee of the Obligations by the Guarantor and this Guaranty Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

Section 5.12. GOVERNING LAW. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 5.13. Survival. All representations, warranties, covenants and agreements of the Guarantor contained herein or in the other Loan Documents or made in writing in connection herewith shall survive the execution and delivery of this Guaranty Agreement and the issuance of the Notes and the Letters of Credit and shall continue in full force and effect in until the payment in full of all Obligations, the termination of all lending commitments of the Bank to the Borrower and the surrender of all Letters of Credit for cancellation has occurred, notwithstanding that at any time or from time to time prior thereto the Borrower may be free from any Obligations. The obligations of the Guarantor under Sections 2.04, 4.01, 5.10 and 5.14 shall survive the termination of this Guaranty Agreement and the discharge of the other obligations of the Guarantor hereunder, and any other Loan Documents to which the Guarantor is a party, and shall also survive the payment in full of all Obligations, the termination of all lending commitments to the Borrower and the surrender of all Letters of Credit for cancellation.

Section 5.14. Taxes and Fees. The Guarantor shall pay any and all stamp, document, transfer and recording taxes, filing fees and similar impositions payable or hereafter determined by the Bank to be payable in connection with this Guaranty Agreement and the other Loan Documents to which the Guarantor is a party. The Guarantor agrees to save the Bank harmless from and against any and all present and future claims or liabilities with respect to, or resulting from, any delay in paying or failure to pay any such taxes or similar impositions.

Section 5.15. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE GUARANTOR, THE BANK OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING OUT OF THIS GUARANTY AGREEMENT.

Section 5.16. POWER TO CONFESS JUDGMENT The Guarantor hereby empowers any attorney of any court of record within the Commonwealth of Pennsylvania, after the occurrence of any Event of Default, to appear for the Guarantor and, with or without complaint filed, confess judgment, or a series of judgments, against the Guarantor in favor of the Bank or any holder hereof for the entire outstanding balance of the Obligations guaranteed hereby, together with costs of suit and an attorney’s commission of the greater of 5% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Guaranty Agreement or a copy verified by affidavit shall be a sufficient warrant. The Guarantor hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, with intent to be legally bound hereby, and with the further intention that this Guaranty Agreement shall constitute a sealed instrument, the Guarantor has caused this Guaranty Agreement to be duly executed by its authorized officer(s) as of the date first above written.

WITNESS/ATTEST:	USAP HOLDINGS, INC., a Delaware
corporation

By:	By:	(SEAL)

Name:	Paul A. McGrath	Name:	Richard M. Ubinger
Title:	Vice President and Corporate Secretary	Title:	Vice President and Treasurer

EXHIBIT E

SUBORDINATION AGREEMENT

SEE ATTACHED

SUBORDINATION AND STAND-BY AGREEMENT

THIS SUBORDINATION AGREEMENT (together with all amendments, supplements, renewals, replacements or other modifications thereto or thereof, “Agreement”) made as of February 27, 2009, among PNC BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”), UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (the “Debtor”) and USAP HOLDINGS, INC., a Delaware corporation (the “Creditor”).

RECITALS

To induce the Bank to extend or continue financial accommodation, credit all loans, advances, debts, liabilities and obligations, present or future, to the Debtor under and pursuant to that certain Credit Agreement (together with all amendments, supplements, renewals, replacements or other modifications thereto or thereof, referred to herein as the “Credit Agreement”) between the Bank and the Debtor dated as of February 27, 2009, and the notes and other loan documents provided in connection with the Credit Agreement (collectively the “Senior Obligations”) and in consideration of such financial accommodation and credit,

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Subordination. Except as set forth in Section 2 hereof, until all the Senior Obligations have been fully paid, (a) the Creditor shall not demand or receive from the Debtor any part of the loans, advances, debts, liabilities and obligations of any kind or nature now owing by the Debtor to the Creditor or that may hereafter be due and payable to the Creditor by the Debtor as evidenced by that certain Note of the Debtor in the original principal amount of $60,000,000 or any replacement thereof or substitute therefor (the “Subordinated Note”) and (b) the Debtor shall not make payment on the Subordinated Note. The Debtor shall not grant or give a security interest in any of the Debtor’s property to the Creditor to secure its obligations under the Subordinated Note. The Creditor waives all notice of the acceptance of this Agreement by the Bank, or of the creation, renewal, extension, or accrual of the Senior Obligations, or of the reliance of the Bank upon this Agreement.

2. Payments on Subordinated Note.

a. Interest. The Debtor may make scheduled payments of interest, when due, on the Subordinated Note in accordance with the terms of the Subordinated Note and the Creditor may receive such interest payments so long as no Event of Default as that term is defined in the Credit Agreement (a “Senior Event of Default”) or condition, event, omission or act, which with the giving of notice, the passage of time or both, would constitute an Event of Default (“Potential Default”) exists at the time of such payment or would result from such payment.

b. Principal. The Debtor may not make any payment of principal on the Subordinated Note without the express prior written consent to the Bank, unless the Senior Obligations are indefeasibly paid in full and the Revolving Credit Commitment terminated.

Notwithstanding the foregoing, if the Debtor shall make any payment to the Creditor prohibited by the foregoing provisions of this Section 2, then in such event such payment shall be received and held in trust for the Bank and shall be paid over and delivered forthwith to the Bank, to the extent necessary to pay all such Senior Obligations in full.

3. Standby Limitation. Notwithstanding any breach or default by the Debtor under the Subordinated Note, the Creditor shall not at any time or in any manner accelerate the Subordinated Note or proceed in any way to enforce any claims it has or may have against the Debtor without the express prior written consent of the Bank unless or until the Senior Obligations are indefeasibly paid in full and the Revolving Credit Commitment terminated.

4. Subordinated Note. The Creditor shall cause a conspicuous legend to be placed on the Subordinated Note to the following effect:

“This Note and the indebtedness evidenced thereby is subordinate and junior to the Senior Obligations, to the extent and in the manner set forth in the Subordination and Stand-By Agreement dated as of February 27, 2009 by Universal Stainless & Alloy Products, Inc., and the payee of this Note in favor of PNC Bank, National Association.”

The Creditor shall deliver to the Bank a photocopy of the original executed Subordinated Note as marked with the above legend at the Closing.

5. Payment Over of Proceeds Upon Dissolution. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Debtor or to its assets, (ii) any liquidation, dissolution or other winding up of the Debtor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Debtor, then and in any such event:

(x) the holder of Senior Obligations shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Obligations, before the Creditor is entitled to receive any payment on account of the Subordinated Note; and

(y) any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Bank would be entitled, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Debtor being subordinated to the payment of the Senior Obligations shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holder of Senior Obligations to the extent necessary to pay all such Senior Obligations in full, after giving effect to any concurrent payment or distribution to the Bank; and

(z) in the event that, notwithstanding the foregoing, the Creditor shall have received any such payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Debtor being subordinated to the payment of the Senior Obligations before all Senior Obligations are paid in full, then and in such event such payment or distribution shall be received and held in trust for the Bank and shall be paid over or delivered forthwith to the Bank to the extent necessary to pay all such Senior Obligations in full after giving effect to any concurrent payment or distribution to the Bank.

The Bank may, in its discretion, file a proof of claim for or collect the Creditor’s claim to the extent of the unpaid Senior Obligations first for the benefit of the Bank and then for the benefit of the Creditor (but without creating any duty or liability to the Creditor other than to remit to the Creditor distributions, if any, actually received in such proceedings after the Senior Obligations have been satisfied in full) directly from the receiver, trustee, liquidation or representative of the Debtor’s estate in such proceeding.

Upon any payment or distribution of assets of the Debtor referred to in this Section 5, the Bank shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Bank for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Obligations and other Indebtedness of the Debtor, the amount thereof or payable thereon and the amount or amounts paid or distributed thereon.

6. Modifications. Without notice to or further assent by the Creditor, the liability of the Debtor or any other party, the Senior Obligations may from time to time, in whole or in part, be renewed, extended, modified, waived, accelerated, altered, compromised, or released by the Bank, and collateral or liens for any such Senior Obligations may be increased, released, substituted, exchanged, sold, or surrendered by the Bank, and the Bank may exercise or refrain from exercising any of its other rights under the Senior Obligations all without affecting the obligations of the Creditor and Debtor under this Agreement. The Borrower and the Creditor shall not amend or otherwise modify the Subordinated Note without the express prior written consent of the Bank.

7. Representations and Covenants. The Creditor and the Debtor represent and covenant that there is no defense, offset or counterclaim to any amount now due to the Creditor from the Debtor as evidenced by any of the Subordinated Note and that, at no time until all the Senior Obligations incurred under and pursuant to the Credit Agreement have been fully paid, will there be any defense, offset or counterclaim to any amount owing to the Creditor from the Debtor as evidenced by any of the Subordinated Note. The Creditor shall not, without the written consent of the Bank, dispose of any claims or demands of the Creditor against the Debtor with respect to any of the Subordinated Obligations. Any such disposition, if made, shall be subject to the terms of this Agreement.

8. Books. The Debtor will tender to the Bank upon demand and from time to time a statement of the account of the Creditor with the Debtor, and will give the Bank access from time to time to the books of the Debtor in order that the Bank may make a full examination of the state of accounts of the Creditor with the Debtor.

9. Default. In the event of a breach by either the Creditor or the Debtor of any of the terms of this Agreement, all of the Senior Obligations, at the Bank’s option, without notice to or demand upon either the Creditor or the Debtor, may become immediately due and payable.

10. Waiver. No waiver shall be deemed to have been made by the Bank of any of its rights hereunder unless such waiver is in writing, signed by the Bank, and then only with respect to the specific instance involved, and shall in no way impair or offset the rights of the Bank, or the obligations of the Debtor and of the Creditor, in any other respect or at any other time. No executory agreement shall be effective to modify this Agreement unless such executory agreement is in writing and signed by the Bank.

11. Successors. The terms Debtor and Creditor as used in this Agreement shall include the entities named herein, and any successor person, association, partnership, or corporation to which all or substantially all of the business or assets of the Debtor or Creditor shall be transferred.

12. Benefit. This Agreement shall be binding upon the Debtor and the Creditor, and their respective legal representatives, successors, and assigns, and shall inure to the benefit of the Bank and its successors and assigns. The Creditor agrees that it will not make any assertion, claim or argument in any action, suit or proceeding of any nature whatsoever in any way challenging the priority, validity or effectiveness of the liens and security interests granted to the Bank.

13. Notices. Any notice or other thing required or desired to be served, given or delivered hereunder shall be in writing and shall be sent to the following address by hand delivery, telex, telegram, telecopier or other means of electronic data communication or by United States Mail first class postage prepaid:

(a) If to the Bank:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Louis McLinden, Vice President
Telecopier: (412) 705-3232

(b) If to the Debtor at:

Universal Stainless & Alloy Products, Inc.
600 Mayer Street
Bridgeville, Pennsylvania 15107
Attention: Richard M. Ubinger
Telecopier: (412) 257-7640

(c) If to the Creditor at:

USAP Holdings, Inc.
300 Delaware Avenue
Suite 520
Wilmington, Delaware 19801
Attention:
Telecopier:

or to such other address as any party may hereafter designate for itself by written notice to the other parties in the manner herein prescribed. Any notice sent pursuant hereto shall be effective 3 days after mailing or when received, whichever is earlier.

14. Further Assurances. The parties hereto agree to execute and deliver all such other instruments and take all such other action as any party hereto may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement. Upon a written request of the Bank, the Creditor will acknowledge, ratify and affirm its undertakings herein set forth.

15. Replacement Financing; Assignment of Subordinated Debt.

(a) The provisions hereof shall inure to the benefit of any financial institution obtained by the Debtor or the Bank to provide replacement working capital or other financing for the Debtor in place of the Bank, regardless of whether any such replacement lender provides its own financing or succeeds to the Bank’s financing by assignment. If requested by such replacement lender, the Creditor shall execute with such replacement lender a subordination agreement substantially similar to this Agreement.

(b) The Creditor also agrees that as a prior condition of any assignment of any of its interests under the Subordinated Note and any related documents, the Creditor shall require the assignee to acknowledge this Agreement and agree, in writing, to be bound by the terms and conditions hereof.

16. Financing of Fiduciary. In the event of a bankruptcy, reorganization, other insolvency or court proceeding for the Debtor commences, the Bank shall have the option (in its sole and absolute discretion) to continue to provide financing (on terms acceptable to the Bank) of the trustee, other fiduciary, or of the Debtor as a debtor-in-possession, if the Bank deems such financing to be in its best interests. The subordination and lien priority provisions of this Agreement shall continue to apply to all advances made during the pendency of such court proceedings, so that the Bank shall have a prior lien on all collateral, created before or during such court proceeding, to secure all Senior Obligations, whether created before or during such court proceeding. The Creditor hereby waives any right it may have to object to financing by the Bank during the pendency of such court proceeding and the Creditor’s consent to such financing shall not be required regardless of whether the court supervising such proceeding approves, grants or allows adequate protection to the Creditor.

17. Severability. Whenever possible each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidly, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18. Indemnification of Bank. The Creditor agrees to indemnify and to hold the Bank and its officers, directors, agents and employees harmless for any and all losses, damages, liabilities, expenses and obligations, including attorneys’ fees and expenses, as they arise, relating to the action of the Creditor taken contrary to this Agreement.

19. Governing Law. This Agreement shall be a contract made under and governed by the laws of the Commonwealth of Pennsylvania, excluding its conflict of las rules. Each of the Debtor and the Creditor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where the Bank’s office indicated above is located, and consents that all service of process be sent by nationally reorganized overnight courier service directed to it at its address set forth herein and service so made will be deemed to be completed on the Business Day after deposit with such courier; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Debtor or the Creditor individually, against any security or against any property of the Debtor within any other county, state or other foreign or domestic jurisdiction. The parties hereto agree that the venue provided above is the most convenient forum for each of the parties. Each of the Debtor and the Creditor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

20. Definitions. All terms used herein which are not defined herein but which are defined in the Credit Agreement shall have the respective meanings herein ascribed to them in the Credit Agreement.

21. Section Headings. The section headings herein are for convenience only and shall not affect the interpretation of any of the provisions hereof.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed, shall be regarded as an original, and all such counterparts shall constitute but one and the same instrument.

23. Waiver of Jury Trial. EACH OF THE DEBTOR, THE CREDITOR AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE DEBTOR, THE CREDITOR AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

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IN WITNESS WHEREOF, the parties have signed this Agreement with intent to be legally bound hereby.

PNC BANK, NATIONAL ASSOCIATION

By
Name:	Louis McLinden
Title:	Vice President

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By
Name:	Richard M. Ubinger
Title:	Vice President Finance, Chief Financial
Officer and Treasurer

USAP HOLDINGS, INC.

By
Name:	Richard M. Ubinger
Title:	Vice President and Treasurer

SCHEDULE 1.1a

GOVERNMENTAL LOANS

Lender	Loan No.	Original Principal	Interest Rate	Maturity Date	Balance at 02/28/09
PA Economic Rev Fund (BID)	02400003	$400,000	6.00%	03/01/16	$196,168.50
PA Economic Rev Fund (EDS)	02400006	$200,000	5.00%	05/01/11	$38,894.91
NY Job Development Auth	500001030	$1,349,000	5.00%	02/01/12	$518,134.18
NY Job Development Auth	597706000	$660,000	5.00%	02/01/12	$252,043.90
Albany County Bus Dev Corp	687706001	$440,000	5.00%	02/01/12	$168,263.73
Chautauqua County Ind Dev Agency	690006020	$551,000	5.00%	02/01/12	$272,793.47
TOTALS		$3,600,000			$1,446,298.69

SCHEDULE 1.1b

OWNED PROPERTIES

BRIDGEVILLE:

1.	That certain parcel of land situate in Collier Township and Scott Township, Allegheny County, Pennsylvania, containing an area of 2,286,219.14 square feet or 52.484 acres, and being more particularly bounded and described in that certain deed from AK Steel Corporation to Universal Stainless & Alloy Products, Inc., dated May 20, 2003 and recorded in Office of the Recorder of Deeds in said Allegheny County in Deed Book Volume 11752 at Page 271 (the “AK Steel Deed”).

2.	That certain parcel of land situate in the Borough of Bridgeville and Upper St. Clair Township, Allegheny County, Pennsylvania, containing an area of 295,436.72 square feet or 6.782 acres, and being more particularly bounded and described in the AK Steel Deed.

3.	That certain parcel of land situate in Collier Township, Allegheny County, Pennsylvania, containing an area of 10,048.35 square feet or 0.231 acres, and being more particularly bounded and described in the AK Steel Deed.

4.	That certain parcel of land situate in Collier Township, Allegheny County, Pennsylvania containing an area of 7.21 acres, and being more particularly bounded and described in the AK Steel Deed.

5.	That certain parcel of land situate in Collier Township, Allegheny County, Pennsylvania, containing an area of 1.428 acres, being more particularly bounded and described in the AK Steel Deed.

TITUSVILLE:

That certain parcel of land situate in the City of Titusville, County of Crawford, Pennsylvania, containing an area of 10.17 acres, and being more particularly bounded and described in that certain deed from Armco Inc. to Universal Stainless & Alloy Products, Inc., dated June 2, 1995 and recorded in the Office of the Recorder of Deeds in said Crawford County in Deed Book Volume 269 at Page 558.

DUNKIRK (Property owned by Dunkirk Specialty Steel, LLC, wholly owned subsidiary of Universal Stainless & Alloy Products, Inc.):

That certain parcel of land situate in the City of Dunkirk, County of Chautauqua, State of New York, containing an area of 79.01 acres, more or less, and being more particularly bounded and described in that certain deed from New York Job Development Corp. to Dunkirk Acquisition, LLC (now known as Dunkirk Specialty Steel, LLC) dated February 12, 2002 and recorded in the Chautauqua County Clerk’s office in Deed Book 02487 at Page 0312.

LEASED PROPERTIES

HOLDINGS:

Shared lease space at 300 Delaware Avenue Suite 1704, Wilmington, DE 19801.

SCHEDULE 4.2

OPTIONS, WARRANTS, ETC.

As of the date hereof, the Borrower has issued options to purchase 494,550 shares of the Borrower’s common stock to certain outside directors and key employees.

SCHEDULE 4.10

LITIGATION

NONE

SCHEDULE 4.12

LABOR MATTERS

The Borrower is a party to a Collective Bargaining Agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local Union 9531 regarding its Bridgeville facility which was effective on October 7, 2008 and expires on August 31, 2013.

The Borrower is also a party to a Collective Bargaining Agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local Union 7312-03 regarding its Titusville facility which was effective on October 1, 2005 and expires on September 30, 2010.

Dunkirk is a party to a Collective Bargaining Agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of Local Union 2693-01 regarding the Dunkirk facility which was effective on November 1, 2007 and expires on October 31, 2012.

SCHEDULE 4.13a

REAL ESTATE MATTERS - BORROWER

NONE

SCHEDULE 4.13b

REAL ESTATE MATTERS - SUBSIDIARIES

NONE

SCHEDULE 4.15

INTELLECTUAL PROPERTY

Trade Names:

A. Universal Stainless & Alloy Products

B. Dunkirk Specialty Steel

SCHEDULE 4.16

INSURANCE

Type of Insurance	Policy Period	Insurance Company	Policy Number
Aircraft Products Liability	10/1/08-10/1/09	AIG Aviation	FP185539404
Automobile	10/1/08-10/1/09	Liberty Mutual Group	AS7-181-053816-038
Boiler & Machinery	10/1/08-10/1/09	Liberty Mutual Group	Included in Property Insurance
Commercial Crime	10/1/08-10/1/09	Liberty Mutual Group	YC1-181-053816-048
Directors & Officers	10/1/08-10/1/09	National Union Fire Ins Co. of Pitts.	13092918
Employment Practices Liability	10/1/08-10/1/09	American Home Assurance Co.	3858036
Fiduciary	10/1/08-10/1/09	National Union Fire Ins Co. of Pitts.	13093002
Flood Insurance	11/15/08-11/15/09	NFIP-through Liberty Mutual Group	FF2-181-053813-131
General Liability	10/1/08-10/1/09	Liberty Mutual Group	TB7-181-053816-028
Property Insurance	10/1/08-10/1/09	Liberty Mutual Group	YU2-K8L-053816-118
Umbrella ($5 M primary)	10/1/08-10/1/09	Liberty Mutual Group	TH2-681-053816-168
Excess Umbrella ($35 M Excess)	10/1/08-10/1/09	Fireman’s Fund Insurance Co.	SHX00081362709
Workers Compensation	10/1/08-10/1/09	Liberty Mutual Group	WC2-181-053816-178

SCHEDULE 4.19

PLANS AND BENEFIT ARRANGEMENTS

The following plans are offered to the Borrower’s full-time employees:

1.	Universal Stainless & Alloy Products, Inc.
Salaried Employees 401(k) Plan

2.	Universal Stainless & Allow Products, Inc.
Hourly Employees 401(k) Plan

3.	Steelworkers Pension Fund

4.	Medical Plans (with respect to both the Borrower’s Bridgeville and Titusville facilities):
Highmark BC/BS medical and prescription copay, United Concordia Dental and Davis Vision

Dunkirk Specialty Steel: Highmark BC/BS medical and prescription copay, Delta Dental

5.	Life Insurance
(i)	Hourly Employees: Per Labor Agreement
(ii)	Salaried Employees: One times annual salary

6.	Sickness & Accident Insurance
(i)	Hourly Employees: Per Labor Agreement

7.	Profit-sharing Plans

8.	Employee Stock Purchase Plan

9.	Long Term Disability Plan / Optional Life Insurance
(i)	Salaried Employees: Long Term Disability – Per Agreement with Aetna Insurance Group
(ii)	Salaried Employees: Optional Life Insurance – Per Agreement with Aetna Insurance Group

SCHEDULE 4.20

ENVIRONMENTAL MATTERS

Re: Section 4.20(A) and 4.20(G)(ii)

To the best of Borrower’s knowledge, there are no pending or threatened environmental claims against the Borrower or the property leased or owned by Borrower and there is no condition or occurrence that would form the basis of an environmental claim or cause the property to be restricted on ownership under any environmental law.

Re: Section 4.20(C) (Storage Tanks)

Above ground storage tanks at facilities of Borrower and its Subsidiaries are listed below:

Bridgeville:

A. one (1) 150 gallon gasoline tank

B. one (1) 1,000 gallon diesel fuel tank

C. one (1) 300 gallon diesel fuel tank

D. one (1) waste oil tank which is empty and unused

Titusville:

A. one (1) 500 gallon gasoline tank

B. one (1) 300 gallon diesel fuel tank

Dunkirk:

A. two (2) 250,000 gallon waste acid storage tanks

B. one (1) 13,000 gallon bulk Nitric acid storage tank

C. one (1) 13,000 gallon bulk Nitric acid storage tank

D. one (1) 13,000 gallon spent Sulphuric acid storage tank

E. one (1) 13,000 gallon bulk Sulphuric acid storage tank

F. one (1) 1,250 gallon bulk Sodium Hydroxide storage tank

G. one (1) 10,000 gallon diesel fuel tank

H. one (1) 1,000 gallon diesel fuel tank

I. one (1) 6,000 gallon Liquid Nitrogen bulk storage tank

J. nine (9) 3,000 cf. high pressure (3000 psi) hydrogen gas tanks

K. one (1) 6,000 gallon lime slurry storage tank

SCHEDULE 4.26

MATERIAL CONTRACTS; BURDENSOME RESTRICTIONS

NONE

SCHEDULE 4.29

JURISDICTIONS

1.	Universal Stainless & Alloy Products, Inc.
600 Mayer Street
Bridgeville, PA 15017

2.	Universal Stainless & Alloy Products, Inc.
121 Caldwell Street
Titusville, PA 16354

3.	Dunkirk Specialty Steel, LLC
830 Brigham Road
Dunkirk, NY 14048

4.	USAP Holdings, Inc.
300 Delaware Avenue
Suite 1704
Wilmington, Delaware 19801

SCHEDULE 4.30

BANK ACCOUNTS

PNC BANK, N.A.

CASH DISBURSMENTS ACCT 10 1980 8688

PNC BANK, N.A.

LOCKBOX ACCT 10 0134 8476

PNC BANK, N.A.

PAYROLL ACTIVITY ACCT 10 0134 8492

PNC BANK, N.A.

MONEY MARKET ACCT 10 0242 2543

PNC BANK – DELAWARE

USAP HOLDING DELAWARE MONEY MARKET

MONEY MARKET ACCT 47-47-002-3008564

PNC BANK – DELAWARE

USAP HOLDING DELAWARE CHECKING ACCOUNT

CHECKING ACCT 579515945

PNC BANK, N.A.

PNC EMPLOYEE STOCK PURCHASE

ACCT 1004404402

SCHEDULE 6.1

PERMITTED INDEBTEDNESS RE: 6.1(ii)

NONE

SCHEDULE 6.3

PERMITTED ENCUMBRANCES

1.	UCC-1 Financing Statement in favor of Daewoo Heavy Industries America Corporation filed with Delaware Secretary of State on 03/29/05, File No. 51048983. The Permitted Encumbrance is limited to the equipment shown on the Equipment Schedule attached to such financing statement.

2.	UCC-1 Financing Statement in favor of Behringer Saws, Inc. filed with Pennsylvania Secretary of State on 06/25/04, File No. 20040682666. The Permitted Encumbrance is limited to the equipment shown on the Equipment Schedule attached to such financing statement.

3.	UCC-1 Financing Statement in favor of Daewoo Heavy Industries America Corporation filed with Delaware Secretary of State on 04/12/05, File No. 51176222. The Permitted Encumbrance is limited to the equipment shown on the Equipment Schedule attached to such financing statement.

4.	UCC-1 Financing Statement in favor of Department of Community and Economic Development/BID filed with Delaware Secretary of State on 11/28/05, File No. 53724284. The Permitted Encumbrance is limited to the equipment shown on the Equipment Schedule attached to such financing statement.

5	UCC-1 Financing Statement in favor of PA Department of Commerce - BID filed with Allegheny County, PA on 03/21/96, File No. 52464. The Permitted Encumbrance is limited to the equipment shown on the Equipment Schedule attached to such financing statement.